As filed with the Securities and Exchange Commission on June 26, 2000
                                             Registration No. 333-
=====================================================================
                            UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549
                            ____________
                              FORM S-4
                       REGISTRATION STATEMENT
                                Under
                     The Securities Act of 1933
                            ____________
                         CERNER CORPORATION
       (Exact name of registrant as specified in its charter)
                            ____________
            DELAWARE            7373                   43-1196944
       (State or other   (Primary Standard        (I.R.S. Employer
     jurisdiction of     Classification Code      Identification No.)
     incorporation or    Number)
     organization)
                       ______________________
                       2800 Rockcreek Parkway
                    Kansas City, Missouri  64117
                           (816) 221-1024
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ____________
                          MARC G. NAUGHTON
             Vice President and Chief Financial Officer
                       2800 Rockcreek Parkway
                    Kansas City, Missouri  64117
                           (816) 221-1024
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 Copies to:
          CRAIG L.  EVANS, ESQ.              THOMAS A. LITZ, ESQ.
      Stinson, Mag & Fizzell, P.C.           Thompson Coburn LLP
     1201 Walnut Street, Suite 2800           One Firstar Center
       Kansas City, Missouri 64106        St. Louis, Missouri  63101
             (816) 842-8600                     (314) 552-6000
       Facsimile:  (816) 691-3495         Facsimile:  (314) 552-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the merger (as described herein) have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ____ If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

                             CALCULATION OF REGISTRATION FEE
=============================================================================================================
                                               |               |                |              |
                                               |               |    Proposed    |   Proposed   |
                                               |   Amount      |    Maximum     |   Maximum    |  Amount of
    Title of Each Class of                     |    to be      | Offering Price |  Aggregate   | Registration
Securities to be Registered (1)                | Registered (2)|    Per Unit    |Offering Price|    Fee (3)
-----------------------------------------------|---------------|----------------|--------------|-------------
                                               |               |                |              |
Common Stock, par value $0.01 per share........|   663,310     |       N/A      | $16,142,523  |   $4,261,63
=============================================================================================================


(1) Includes associated Rights (the "Rights") to purchase one one-thousandth of a share of Cerner Series A Preferred Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates representing Cerner Common Stock and will be transferred only with such shares of Cerner Common Stock.
(2) This Registration Statement relates to Common Stock, par value $0.01 per share ("Cerner Common Stock"), of Cerner Corporation ("Cerner") issuable to holders of Common Stock, par value $.10 per share ("CITATION Common Stock"), of CITATION Computer Systems, Inc. ("CITATION") in the proposed merger of CITATION into Cerner Performance Logistics, Inc., a wholly-owned subsidiary of Cerner. The amount of Cerner Common Stock to be registered has been determined by multiplying the exchange ratio (0.1695 shares of Cerner Common Stock for each share of CITATION Common Stock) by 3,913,339, the maximum number of shares of CITATION Common Stock convertible into shares of Cerner Common Stock in the merger (the "Maximum Number of CITATION Common Shares").
(3) The registration fee was calculated pursuant to Rule 457(f) as .0264% of $16,142,523(the average high and low price of CITATION Common Stock on the Nasdaq National Market System on June 23, 2000 ($4.125) multiplied by the Maximum Number of CITATION Common Shares).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=========================================================================

[Logo of Cerner]                     [Logo of CITATION Computer Systems, Inc.]

    PROSPECTUS OF                             PROXY STATEMENT OF
 CERNER CORPORATION                   CITATION COMPUTER SYSTEMS, INC.

            MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

       To the Shareholders of CITATION Computer Systems, Inc.

  The boards of directors of Cerner Corporation and CITATION Computer Systems, Inc. have approved a merger agreement that would result in Cerner's acquiring CITATION. The merger offers CITATION shareholders the opportunity to become shareholders of Cerner, a larger organization. CITATION believes the combination of these two companies will result in an opportunity to create substantially more shareholder value than could be achieved by CITATION individually.

  If CITATION completes the merger, CITATION shareholders will receive $5.10 in cash per share with respect to ten percent of their shares and 0.1695 shares of Cerner common stock per share with respect to ninety percent of their shares. For example, in the merger, a person who holds 100 shares of CITATION common stock will receive $51.00 in cash (10 shares multiplied by $5.10), 15 shares of Cerner common stock (90 shares multiplied by 0.1695) and an amount of cash in lieu of the remaining 0.255 shares equal to the value of such fractional share.

  CITATION cannot complete the merger unless the shareholders of CITATION approve it. CITATION will hold a meeting of its shareholders to vote on the merger. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your proxy card or not instructing your broker how to vote shares held for you in "street name" will have the same effect as voting those shares against the merger.

The date, time and place of the meeting is:

___________________, 2000, 10:00 a.m. local time
8000 Forsyth Boulevard, 15th Floor
Clayton, Missouri

  This document provides you with detailed information about the proposed merger. CITATION encourages you to read this entire document carefully.

   [/s/ Neal L. Patterson]          [/s/ J. Robert Copper]
   Neal L. Patterson                J. Robert Copper
   Chairman of the Board and        Chairman of the Board and
   Chief Executive Officer          Chief Executive Officer
   Cerner Corporation               CITATION Computer Systems, Inc.

  Cerner's common stock is quoted on the Nasdaq National Market under the symbol "CERN."

  For a discussion of certain risk factors which you should consider in evaluating the merger, see "Risk Factors" beginning on page ____.

_____________________________________________________________________
Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of the Cerner common stock to be issued in the merger or determined whether this document is truthful or complete. Any representation to the contrary is a criminal offense.
_____________________________________________________________________

This proxy statement/prospectus is dated _______, 2000, and is being first mailed to shareholders on or about _______, 2000.

                           [CITATION Logo]
                          -----------------

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
               To be held on ___________________, 2000
                          _________________

To the shareholders of CITATION Computer Systems, Inc.:


     A special meeting of shareholders of CITATION Computer Systems, Inc., a Missouri corporation, will be held at 8000 Forsyth Boulevard, 15th Floor, Clayton, Missouri on ___________________, 2000,
commencing at 10:00 a.m., local time, to consider and act upon:

1. A proposal to adopt the Agreement and Plan of Merger, by and among Cerner Corporation, Cerner Performance Logistics, Inc., and CITATION, dated as of May 15, 2000, which is described in this proxy statement/prospectus, and the transactions contemplated thereby. Under the merger agreement:

        CITATION will merge with and into Cerner Performance
        Logistics, Inc., a wholly owned subsidiary of Cerner
        Corporation; and

        ninety percent of the shares of CITATION common stock held by each shareholder will each be converted into 0.1695 shares of Cerner common stock and ten percent of the shares of CITATION common stock held by each shareholder will each be converted into the right to receive $5.10 in cash.

2.   Such other business as may properly come before the meeting.


     These proposals and other related matters are more fully described in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached to the proxy statement/prospectus as Appendix A.

     Only holders of record of common stock of CITATION at the close of business on ______________, 2000 are entitled to notice of and to vote at the meeting.

     The board of directors of CITATION has approved the merger agreement, declared its advisability and recommends that you vote FOR adoption of the merger agreement and the transactions contemplated thereby.

     Your vote is important. Please date, sign and return the accompanying proxy card promptly in the enclosed envelope, whether or not you intend to be present at the meeting. Sending in your proxy now will not interfere with your right to attend the meeting or to vote your shares personally at the meeting if you wish to do so. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares. You should follow the directions provided by them regarding how to instruct them to vote your shares.

     You may revoke your proxy with respect to any proposal at any time prior to the completion of the voting on such proposal at the meeting, by following the procedures set forth in the accompanying proxy statement/prospectus.

                                   By Order of the Board of Directors


                                   /s/ Richard D. Neece
                                   ----------------------------------
                                   Richard D. Neece
                                   Secretary
Chesterfield, Missouri
_______________________, 2000

                          TABLE OF CONTENTS

                                                                 Page
                                                                 ----

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER
  MEETING.........................................................
SUMMARY...........................................................
SUMMARY FINANCIAL INFORMATION.....................................
  Cerner Summary Historical Consolidated Financial Information....
  CITATION Summary Historical Consolidated Financial Information..
COMPARATIVE PER SHARE DATA........................................
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION.................
RISK FACTORS......................................................
CITATION SPECIAL MEETING..........................................
  Date, Time and Place............................................
  Matters to be Considered........................................
  Record Date; Stock Entitled to Vote; Quorum.....................
  Vote Required...................................................
  Security Ownership of Management................................
  Voting of Proxies...............................................
THE MERGER........................................................
  General.........................................................
  Exchange of CITATION Shares.....................................
  Stock Options...................................................
  Exchange of Stock Certificates..................................
  Background of the Merger........................................
  Cerner's Reasons for the Merger.................................
  Recommendation of the CITATION Board and Reasons for the Merger.
  Opinion of CITATION's Financial Advisor.........................
  Federal Securities Laws Consequences and Restrictions on Resales
     by Affiliates................................................
  Shareholders Agreement..........................................
  Fees and Expenses of the Merger.................................
  Accounting Treatment............................................
  Federal Income Tax Consequences.................................
  Interests of Certain Persons in the Merger......................
  Dissenters' Rights..............................................
  Conditions to the Merger........................................
  Regulatory Approval.............................................
  Conduct of Business Pending the Merger..........................
  No Solicitation.................................................
  Waiver and Amendment............................................
  Termination of the Merger Agreement.............................
  Nasdaq National Market Listing..................................
  Effective Time..................................................
INFORMATION REGARDING CITATION....................................
CITATION'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.............................
COMPARATIVE RIGHTS OF SHAREHOLDERS................................
EXPERTS...........................................................
LEGAL MATTERS.....................................................
FUTURE SHAREHOLDER PROPOSALS......................................
WHERE YOU CAN FIND MORE INFORMATION...............................
INDEX TO FINANCIAL STATEMENTS OF CITATION AND SUBSIDIARIES........  F-1

APPENDIX A--Agreement and Plan of Merger
APPENDIX B--Opinion of CITATION Financial Advisor
APPENDIX C--Shareholders Agreement
APPENDIX D--Section 351.455, R.S.Mo. Concerning Dissenters'Rights

                        QUESTIONS AND ANSWERS
            ABOUT THE MERGER AND THE SHAREHOLDER MEETING

Q:  Why are the two companies proposing to merge?

A: We believe the proposed merger is in the best interests of both of the companies and their respective shareholders. The board of directors of Cerner believes that the merger will result in an addition to Cerner's significant laboratory client base that primarily consists of larger hospitals, health systems and independent laboratories. The board of directors of CITATION believes the merger provides significant value to CITATION shareholders and enables them to participate in the opportunities for growth offered by Cerner.

    You should review the reasons for the merger described in greater detail at pages _______ through _______.

Q:  When and where is the special meeting?

A: The CITATION special meeting is scheduled to take place on ____________, 2000, at 10:00 a.m. local time, at 8000 Forsyth
    Boulevard, Clayton, Missouri.

Q:  When do you expect the merger to be completed?

A: We expect to complete the merger promptly after receiving shareholder approval at the special meeting.

Q:  What do I need to do now?

A: You should carefully read and consider the information contained in this document. Then, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If the card does not specify a choice it will be voted "FOR" the merger and the transactions contemplated thereby.

Q:  What if I don't vote or I abstain from voting?

A: If you do not vote or you abstain from voting, the effect will be a vote against the merger and the transactions contemplated thereby.

Q: If my shares are held by my broker in "street name," will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares, which will have the effect of a "NO" vote on the merger and the transactions contemplated thereby.

Q:  May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to CITATION Computer Systems, Inc., at 424 South Woods Mill Road, Suite 200, Chesterfield, Missouri 63017, Attention: Richard D. Neece, Secretary, on or prior to ____________________, 2000.
    Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must request a ballot and vote the ballot at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  Should I send in my stock certificate now?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates for certificates of Cerner common stock and the cash consideration.

Q: Who can I call with questions about the special meeting or the merger?

A:  You can contact Richard D. Neece, President, of CITATION, at (314)
    579-7900.

     This document incorporates important business and financial information about Cerner and CITATION from documents filed with the SEC that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http:\\www.sec.gov. Reports and other information relating to Cerner and CITATION are also available at the offices of the Nasdaq National Market. See "Where You Can Find More Information" on page _____.

     Cerner will provide you with copies of the documents relating to Cerner, without charge, upon written or oral request to:

                         Cerner Corporation
                       2800 Rockcreek Parkway
                    Kansas City, Missouri  64117
                           (816) 221-1024
                      Attention:  Randy D. Sims

     CITATION will provide you with copies of the documents relating to CITATION, without charge, upon written or oral request to:

                   CITATION Computer Systems, Inc.
                424 South Woods Mill Road, Suite 200
                    Chesterfield, Missouri  63017
                           (314) 579-7900
                    Attention:  Maureen Gallagher

     In order to receive timely delivery of the documents in advance of the special meeting of shareholders, you should make your request no later than _______________________, 2000.

____________________________________________________________________


                               SUMMARY

     This Summary, together with the preceding Question and Answer section, highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms of the merger and related transactions, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page _____.

                            The Companies

Cerner Corporation
2800 Rockcreek Parkway
Kansas City, Missouri  64117
(816) 221-1024

Cerner, a Delaware corporation incorporated in 1980, is a leading supplier of clinical and management information and knowledge systems to healthcare organizations worldwide. Cerner's mission is to connect the appropriate persons, knowledge and resources at the appropriate time and location to achieve the optimal health outcome.

CITATION Computer Systems, Inc.
424 South Woods Mill Road
Suite 200
Chesterfield, Missouri  63017
(314) 579-7900

CITATION designs, develops, markets and supports patient-centered clinical information systems for hospitals, clinics, physicians' groups and emerging Integrated Delivery Networks. CITATION offers a comprehensive suite of clinical products using open client/server architecture that meets a broad range of the information systems needs of the healthcare industry. These products integrate patient care processes within the enterprise.

                             The Merger

  We have attached a copy of the Agreement and Plan of Merger to this document as Appendix A. We encourage you to read this merger agreement as it is the legal document that governs the merger.

Our Reasons for the Merger  (see pages _____ through _____)

  We are proposing to merge because we believe that:

  by combining the companies we can create a stronger company that will provide benefits to both our shareholders and customers; and

  the merger will strengthen the combined company's position as a competitor in the healthcare information management industry, which is rapidly changing and growing more competitive.

CITATION's Board of Directors Unanimously Recommends that CITATION's Shareholders Approve the Merger and Related Transactions (see pages __ through __)

  The CITATION board of directors believes that the merger and the transactions contemplated thereby are fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

What CITATION's Shareholders Will Receive (see pages _____ through
_____)

  If we complete the merger, you will receive for ninety percent of your shares of CITATION common stock 0.1695 shares of Cerner common stock for each such share. You will receive for ten percent of your shares of CITATION common stock $5.10 in cash per share. Cerner will not issue any fractional shares in the merger. Instead, you will receive cash for any fractional share of Cerner common stock owed to you. The amount of cash you will receive for any such fractional shares will be calculated based on an average of Cerner's stock closing sales price for the twenty trading days preceding the third trading day before the effective time of the merger. For example:

  If you currently own 100 shares of CITATION common stock and the average of the closing sale prices of Cerner common stock during such twenty-day period is $25.00, then after the merger, you will receive a check in the amount of $57.38, which represents $51.00 (ten shares multiplied by $5.10) plus $6.38 (0.255 fractional share amount multiplied by $25.00) and fifteen shares of Cerner common stock (ninety shares multiplied by 0.1695).

  Following the merger, you will be entitled to exchange your shares of CITATION common stock for shares of Cerner common stock and the cash consideration by sending your CITATION common stock shares certificate and the form that we will send to you to the exchange agent, UMB Bank, n.a., which will then exchange them for shares of Cerner common stock and the cash consideration. For more information on how this exchange procedure works, see

                                  -3-
______________________________________________________________________

_______________________________________________________________________

"The Merger - Exchange of Stock Certificates" on page _____.

  Because the number of shares of Cerner common stock that you will receive in the merger is fixed, the value of the shares of Cerner common stock that you will receive in the merger will change if the price of Cerner common stock changes. We encourage you to check for a recent quote of Cerner common stock.

Federal Income Tax Consequences (see pages ___ through ___)

     We expect that you generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of shares of CITATION common stock for shares of Cerner common stock. You may, however, have to recognize income or gain in connection with the cash received in exchange for your shares of CITATION common stock. This tax treatment may not apply to all CITATION shareholders. Determining the actual tax consequences of the merger to you can be complicated. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you. We will not be obligated to complete the merger unless we receive legal opinions, dated the closing date, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Dissenter's Rights (see pages ____ through ____)

  You have the right under Missouri law to dissent and obtain payment in cash of the fair value of your CITATION common stock as of the day prior to the CITATION shareholders' meeting. To exercise dissenter's rights, you must:

  deliver a written objection to CITATION prior to or at the shareholders' meeting;

  not vote in favor of the merger agreement; and

  deliver to the combined company within twenty days after the merger a written demand for payment of the fair value of your CITATION common stock.

Opinion of CITATION's Financial Advisor (see pages ___ through ___)

  In deciding to approve the merger, the CITATION board considered the opinion from its financial advisor, A.G. Edwards & Sons, Inc., as to the fairness, from a financial point of view, of the shares of Cerner common stock and cash to be exchanged for the CITATION common stock. A copy of this opinion is attached as Appendix B to this proxy statement/prospectus.

Conditions to the Merger (see pages ____ through ____)

  The completion of the merger depends upon the satisfaction of a number of conditions, including the following:

  approval by CITATION's shareholders;

  the continued accuracy of each company's representations and warranties and compliance by each company with its agreements contained in the merger agreement;

  receipt of a legal opinion from Cerner's and CITATION's respective counsel as to the tax consequences of the merger;

  receipt of any required regulatory approvals;

  there being no legal action or court order that prohibits the merger; and

  there having not been a material adverse change in the financial condition or assets of either Cerner or CITATION.

Termination of the Merger Agreement (see pages ____ through ____)

  We can agree to terminate the merger agreement without completing the merger even if CITATION's shareholders have approved it. Also, either of us can terminate the merger agreement on our own without completing the merger under various circumstances, including:

  if the merger has not been consummated by December 30, 2000;

  if there is any law that makes consummation of the merger illegal or otherwise prohibited;

  if the CITATION shareholders do not approve the merger on or before December 30, 2000; or

  if the other company has materially breached its representations, warranties or obligations under the merger agreement.

  In addition, Cerner may decide not to complete the merger if (a) CITATION's board of directors changes, in a

                                  -4-
_______________________________________________________________________

_______________________________________________________________________
manner adverse to Cerner,
its recommendation that CITATION's shareholders approve the merger,
(b) CITATION has entered into an agreement to be acquired by another party or if the CITATION board or committee of the board approves such a transaction to be acquired, or (c) a tender offer or exchange offer for the common stock of CITATION has been commenced and CITATION has not sent to its shareholders, within ten business days after the commencement of such tender or exchange offer, a statement that CITATION recommends rejection of such tender or exchange offer. Similarly, CITATION may decide not to complete the merger if it receives an acquisition proposal from another party that the CITATION board believes is superior to the merger.

Termination Fees and Expenses (see page ____)

  CITATION is required to pay Cerner a termination fee of $600,000 if:

  CITATION terminates the merger agreement or modifies or withdraws its recommendation of the merger and merger agreement because it received an acquisition proposal from another party that the CITATION board believes is superior to the merger; or

  Either party terminates the merger agreement because the CITATION shareholders did not approve the merger agreement on or before December 30, 2000, and the closing price of Cerner common stock is greater than $24.00 per share on at least ten of the twenty days prior to the date of the CITATION shareholder meeting.

Stock Options (see page ___)

  Upon completion of the merger, each option to acquire CITATION common stock that is outstanding and unexercised immediately before completing the merger will become an option to purchase Cerner common stock. The number of shares of Cerner common stock subject to such stock options, as well as the exercise price of those stock options, will be adjusted to account for the exchange ratio in the merger. Additionally, certain stock options held by CITATION directors contain provisions that cause the options to become fully vested upon a change in control. Therefore, those options will vest as a result of the merger. The options will continue to be governed by the terms of the CITATION stock option plans and the agreements under which such options were granted.

We May Amend the Terms of the Merger and Waive Rights Under the
Merger Agreement (see page _____)

  We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the CITATION shareholders approve the merger agreement, they must approve any amendment or waiver that would require such approval under any applicable law.

CITATION Officers and Directors Have Some Interests in the Merger
That Are Different From or in Addition to Their Interests as
Shareholders (see page _____)

  CITATION directors and officers have interests in the merger in addition to their interest as shareholders of CITATION. These interests exist because of employment and/or other agreements that CITATION officers have entered into with CITATION or Cerner and rights that CITATION officers and directors have under certain benefit and compensation plans maintained by CITATION.

     Following the merger, the combined company will indemnify, and provide directors and officers insurance for, the officers and directors of CITATION for events occurring before the merger, including events that are related to the merger. Also, upon completion of the merger, Mr. J. Robert Copper and Mr. Richard D. Neece will become employees of Cerner under the terms of employment agreements.

     The CITATION board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

Comparative Market Price Information (see page _____)

  The shares of Cerner and CITATION common stock trade on the Nasdaq National Market under the symbols "CERN" and "CITA," respectively.

  The following table lists the closing prices of Cerner common stock and CITATION common stock, and the equivalent per share value of a share of CITATION common stock, on May 15, 2000, the last trading day before we announced the merger, and on ________, 2000. The "equivalent per share value of CITATION common stock" at the specified dates represents the closing price of a share of Cerner common stock on that date multiplied by the exchange ratio of 0.1695.


  ____________________________________________________________
 |               |          |             |  Equivalent Per   |
 |               | Cerner   |  CITATION   |  Share Value of   |
 |               | Common   |   Common    |    CITATION       |
 |               | Stock    |   Stock     |   Common Stock    |
 |_______________|__________|_____________|___________________|
 |               |          |             |                   |
 |May 15, 2000   |  $25.13  |    $3.00    |    $4.26          |
 |_______________|__________|_____________|___________________|
 |____________   |  $       |    $        |    $              |
 |_______________|__________|_____________|___________________|


  The market price of Cerner common stock will change prior to the merger, while the exchange ratio is fixed. As a result, the value of the Cerner stock that you will receive may fluctuate before and after the merger. You should

                                   -5-
_______________________________________________________________________

_______________________________________________________________________

obtain current stock price quotations for Cerner common stock and CITATION common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Forward-Looking Statements May Prove Inaccurate (see page _____)

  This proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Cerner and CITATION. Also, any statements preceded by, followed by or that include the words "believes," "expect, " "anticipates," "estimates" or similar expressions, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. The actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                               -6-
_____________________________________________________________________

_____________________________________________________________________

                    SUMMARY FINANCIAL INFORMATION

     We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Cerner and CITATION and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations". These items for CITATION are contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page ____ and in the CITATION consolidated financial statements beginning on page F-1. These items for Cerner are contained in its annual, quarterly and other reports that Cerner has filed with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page ____.

    Cerner Summary Historical Consolidated Financial Information

     The historical consolidated financial information for Cerner reflects the following items which you should consider in making period-to-period comparisons. We derived the information below from the audited consolidated financial statements of Cerner for its fiscal years 1999, 1998, 1997, 1996 and 1995, and from the unaudited consolidated financial statements for the three months ended April 1, 2000 and April 3, 1999. The unaudited information contains all adjustments, consisting of normal recurring accruals that Cerner considers necessary for a fair presentation of its financial position and results of operations as of such dates and for these periods. The results for the three months ended April 1, 2000 are not necessarily indicative of the results to be expected for the full year ending January ___, 2001.


                            Three Months
                               Ended,                                   Fiscal Year Ended
                          ---------------        ------------------------------------------------------------

                          April 1,  April 3,    January 1,  January 2,  January 3,  December 28,  December 30,
                          2000 (1)    1999      2000 (2)(3)  1999 (4)      1998         1996         1995
                          --------    ----      -----------  --------      ----         ----         ----
                                               (In thousands, except per share data)

Statements of Earnings Data:

Revenues................  $87,107   $86,743     $340,197    $330,902    $245,057     $189,107     $186,901
Operating earnings......    4,935     4,874        3,698      33,530      22,170       10,601       37,265

Earnings before income taxes and
 extraordinary item.....    3,986     4,543          302      33,268      24,484       12,902       37,220

Extraordinary item-early
 extinguishment of debt.        -         -       (1,395)          -           -            -	         -
Net earnings(loss)......    2,392     2,817       (1,211)     20,589      15,148        8,251       22,521
Earnings per share before
 extraordinary item:
  Basic.................     $.07      $.08         $.01        $.63        $.46         $.25         $.75
  Diluted...............      .07       .08          .01         .61         .45          .25          .72
Earnings (loss) per share:
  Basic.................      .07       .08         (.04)        .63         .46          .25          .75
  Diluted...............      .07       .08         (.04)        .61         .45          .25          .72
Weighted average shares
 outstanding:
  Basic.................   33,778    33,559       33,623      32,825      32,881       32,729       29,845
  Diluted...............   34,697    33,923       33,916      33,667      33,668       33,620       31,448



                         April 1,  April 3,  January 1,  January 2,  January 3,  December 28,  December 30,
                          2000      1999       2000        1999        1998         1996           1995
                          ----      ----       ----        ----        ----         ----           ----

Balance Sheet Data:
Working capital......... $170,246  $120,745  $170,053    $118,681    $156,808    $171,204       $174,064
Total assets............  727,856   428,764   660,891     436,485     331,781     314,753        303,945
Long-term debt, net.....  100,000    25,000   100,000      25,000      30,026      30,000         30,104
Stockholders' equity....  419,335   274,428   378,937     271,143     233,747     230,735        221,374


_______________________________________

(1)  See "Recent Developments" on page _____.

(2) Includes a non-recurring charge of $5.8 million, net of $3.6 million tax benefit, related to the cost in excess of revenues of completing fixed fee implementation contracts. The tax-effected impact of non-recurring charges on diluted earnings per share was ($.17) for 1999.

(3) Includes a non-recurring charge of $.9 million, net of $.5 million tax benefit, related to the accrual of branch restructuring costs. The tax-effected impact of non-recurring charges on diluted earnings per share was ($.03) for 1999.

(4) Includes a non-recurring, acquisition-related charge of $3.1 million, net of $1.9 million tax benefit. The tax-effected impact of non-recurring charges on diluted earnings per share was ($.09) for 1998.

   CITATION Summary Historical Consolidated Financial Information

     The historical consolidated financial information for CITATION reflects the following items which you should consider in making period-to-period comparisons. We derived the information below from the audited consolidated financial statements of CITATION for its fiscal years 2000, 1999, 1998, 1997 and 1996.


                                                             Fiscal Year Ended March 31,
                                                -----------------------------------------------------
                                                   2000(1)   1999(1)   1998(1)   1997(2)(3)  1996(4)
                                                  -------    -------   -------   ----------  -------
                              (In thousands, except per share data)

Statement of Earnings Data:
Revenues........................................   $14,996   $16,128   $16,640   $22,005     $25,051
Gross profit....................................     7,702     8,084     8,340    11,355      13,981
Research and development expenses...............     2,500     2,369     3,199     3,268       1,672
Selling and administrative expenses.............     4,829     5,207     6,686     8,515       8,711
Restructuring costs and other
  non-recurring charges.........................         -         -       832     4,299           -
Office consolidation and relocation
 expenses.......................................         -         -         -         -       1,380
Loss on sale of financial system business.......         -       663         -         -           -
Operating income (loss).........................       373      (155)   (2,377)   (4,727)      2,218
Other income(expense)-net.......................       (58)     (514)     (290)     (553)         95
Income (loss) before taxes......................       315      (669)   (2,667)   (5,280)      2,313
Net income(loss)................................       189      (415)   (1,653)   (3,274)      1,412
Earnings (loss) per share - basic and diluted...   $   .05   $  (.11)  $  (.43)  $  (.87)    $   .38
Weighted average shares outstanding
         Basic..................................     3,858     3,823     3,807     3,773       3,727
         Diluted................................     3,889     3,823     3,807     3,773       3,751



                                                         March 31,
                                   --------------------------------------------------
                                      2000      1999      1998      1997     1996
                                      ----      ----      ----      ----     ----

Balance Sheet Data:
Working capital..................   $ 4,115   $ 3,796   $ 2,940   $ 5,152   $ 7,908
Total assets.....................    12,071    13,878    14,312    17,338    21,257
Long-term debt...................       622     1,491     1,379     2,401       450
Shareholders' equity.............     8,083     7,818     8,147     9,809    12,614


__________________________________________
(1) See notes 2, 3, and 5 to the Consolidated Financial Statements for information on fiscal year 2000, 1999 and 1998 charges.
(2) During fiscal 1997, CITATION sold its United Kingdom operation and recorded a pretax charge of $4.3 million.
(3) During fiscal 1997, CITATION recorded a pretax charge of $.5 million for costs related to a proposed Secondary Offering of shares of common stock, which was not completed.
(4) During fiscal 1996, CITATION consolidated its operations into its St. Louis, Missouri headquarters and recorded a pretax charge of $1.4 million for related costs.

                                     -9-
______________________________________________________________________

______________________________________________________________________

                     COMPARATIVE PER SHARE DATA

     This table should be read in conjunction with the historical consolidated financial statements and notes thereto for Cerner and the historical consolidated financial statements for CITATION incorporated by reference and contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Cerner and CITATION presented as though they were one company for all periods shown. The acquisition of CITATION will be accounted for as a purchase. The purchase price of $17 million using Cerner's stock price as of June 2, 2000, has been allocated to the assets and liabilities based on their estimated fair values with the resulting amount of goodwill of $9 million. Such allocations are preliminary and are subject to final determination. Cerner anticipates that a portion of the purchase price will be allocated to in process research and development, but is unable to reliably estimate the amount at this time, such amount, if any, will be charged to earnings of the then current period. The goodwill is to be amortized over a period of seven years. Such allocations are preliminary and are subject to final determination. All amounts are unaudited.



                                              Three Months Ended     Year Ended
                                                 April 1, 2000     January 1, 2000
                                                 -------------     ---------------

Book value per common share (at period end).......  $12.41              $11.23
Basic earnings (loss) per share...................     .07                (.04)
Diluted earnings (loss) per share.................     .07                (.04)
Cash dividends declared per share.................       -                   -




                                               Three Months Ended      Year Ended
CITATION-Historical                              March 31, 2000     December 31, 1999
                                                 --------------     -----------------

Book value per common share(at period end).......    $2.08                $2.12
Basic earnings (loss) per share..................     (.03)                (.09)
Diluted earnings (loss) per share................     (.03)                (.09)
Cash dividends declared per share................        -                    -




                                               Three Months Ended     Year Ended
                                                 April 1, 2000      January 1, 2000
                                                 -------------      ---------------

Cerner-Pro Forma
Book value per common share (at period end).......  $12.61            $11.47
Basic earnings (loss) per share...................     .06              (.08)
Diluted earnings (loss) per share.................     .06              (.08)
Cash dividends declared per share.................       -                 -



                                              Three Months Ended      Year Ended
                                                March 31, 2000     December 31, 1999
                                                --------------     -----------------

CITATION-Equivalent Pro Forma
Book value per common share(at period end).......    $2.14            $1.94
Basic earnings (loss) per share..................      .01             (.01)
Diluted earnings (loss) per share................      .01             (.01)
Cash dividends declared per share................        -                -


The CITATION equivalent pro forma per share amounts were calculated by multiplying the Cerner pro forma per share amounts by the exchange ratio of 0.1695. The equivalent pro forma amounts take into consideration only those shares of Citation (90%) that will be exchanged for Cerner stock. For the 10% of shares exchanged for cash, Citation shareholders will receive 0.51 per share.

                                 -10-
_____________________________________________________________________

_____________________________________________________________________

          COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

     The shares of Cerner common stock are listed for trading under the symbol "CERN" on the Nasdaq National Market. The following table sets forth the quarterly high and low sales prices of Cerner common stock as reported on the Nasdaq National Market based on published financial sources. During the periods covered by the following table, Cerner has paid no cash dividends to holders of Cerner common stock.


                                                Cerner Common Stock
                                               ----------------------
                                                 High          Low
                                               --------      --------

Fiscal Year Ended January 2, 1999
  First quarter...........................     $24  9/16     $19 1/16
  Second quarter..........................      29  15/16     20 7/8
  Third quarter...........................      31  7/16      22
  Fourth quarter..........................      27  1/16      20 1/2




Fiscal Year Ended January 1, 2000
  First quarter...........................     $27  1/4     $12  7/8
  Second quarter..........................      23  1/2      12  1/2
  Third quarter...........................      19  15/16    14  1/4
  Fourth quarter..........................      20  3/4      12 15/16



Fiscal Year Ending December 31, 2000
  First quarter...........................     $40 7/8      $17 7/8
  Second quarter (through June _____, 2000)


      On May 15, 2000, the last full trading day prior to the public announcement of the merger, the reported closing price of Cerner common stock on the Nasdaq National Market was $25.13 per share. On ____________, 2000 (the latest practicable date prior to the printing of this proxy statement/prospectus), the reported closing price was $_________.

                               -11-
_____________________________________________________________________

_____________________________________________________________________

     The shares of CITATION common stock are listed for trading under the symbol "CITA" on the Nasdaq National Market. The following table sets forth the quarterly high and low sales prices of CITATION common stock as reported on the Nasdaq National Market based on published financial sources. During the periods covered by the following table, CITATION has paid no cash dividends to holders of CITATION common stock.

                                                CITATION Common Stock
                                              -----------------------
                                                  High         Low
                                               ----------   ---------
Fiscal Year Ended March 31, 1999
  First Quarter.......................           $9           $4
  Second Quarter......................            5            2 1/2
  Third Quarter.......................            3            1
  Fourth Quarter......................            4            1 1/2



Fiscal Year Ended March 31, 2000
  First Quarter.......................           $3           $1  1/4
  Second Quarter......................            3 1/2        1  1/2
  Third Quarter.......................            3            1  1/8
  Fourth Quarter......................            5 5/8        1  25/32


Fiscal Year Ending March 31, 2001
  First Quarter (through June ___, 2000)         $            $

      On May 15, 2000, the last full trading day prior to the public announcement of the merger, the reported closing price of CITATION common stock on the Nasdaq National Market was $3.00 per share. On __________, 2000 (the latest practicable date prior to the printing of this proxy statement/prospectus), the reported closing price was $_______.

                                -12-
_____________________________________________________________________

_____________________________________________________________________


                            RISK FACTORS

     You should carefully consider the following risk factors concerning Cerner in determining whether to vote to approve the merger and the transactions contemplated thereby. This proxy statement/prospectus contains forward-looking statements that involve risk and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this proxy statement/prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described below could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this proxy statement/prospectus. However, there could be other factors not listed below that may affect us. We may not update these risk factors or publicly announce revisions to forward-looking statements contained in this proxy statement/prospectus.

     Fixed  exchange  ratio  may  adversely  affect the value of your shares. If the merger is completed, you will receive a number of shares of Cerner common stock based on a fixed exchange ratio of
0.1695 shares of Cerner common stock for 0.9 of each share of CITATION common stock. Because the market value of the Cerner common stock may fluctuate, the value of the consideration you receive for your CITATION shares may also fluctuate. The market value of Cerner common stock could fluctuate depending upon any number of reasons, including those specific to Cerner and those that influence the trading prices of equity securities generally.

      Quarterly operating results may vary. Cerner's quarterly operating results have varied in the past and may continue to vary in future periods. Quarterly operating results may vary for a number of reasons including demand for Cerner's products and services, Cerner's long sales cycle, the long installation and implementation cycle for these large, complex and costly systems and other factors described herein. As a result of healthcare industry trends and the market for Cerner's HNA Millennium products, a large percentage of Cerner's revenues are generated by the sale and installation of large, complex and costly systems. The sales process for these systems is lengthy and involves a significant technical evaluation and commitment of capital and other resources by the customer. The sale may be subject to delays due to customers' internal budgets and procedures for approving large capital expenditures and by competing needs for other capital expenditures and deploying new technologies or personnel resources. Delays in the expected sale or installation of these large contracts may have a significant impact on Cerner's anticipated quarterly revenues and consequently its earnings, since a significant percentage of Cerner's expenses are relatively fixed.

      These large, complex and costly systems are installed and implemented over time periods ranging from approximately six months to three years and involve significant efforts both by Cerner and the client. In addition, implementation of Cerner's HNA Millennium products is a new and evolving process. Cerner recognizes license revenue upon the completion of standard milestone conditions and the amount of revenue recognized in any quarter depends upon Cerner's and the clients' ability to meet these project milestones. Delays in meeting these milestone conditions or modification of the contract relating to one or more of these systems could result in a shift of revenue recognition from one quarter to another and could have a material adverse effect on results of operations for a particular quarter. In addition, support payments by clients for Cerner's products do not commence until the product is in use.

     Cerner's revenues from system sales historically have been lower in the first quarter of the year and greater in the fourth quarter of the year.

      Cerner's stock price may be volatile. The trading price of Cerner's common stock may be volatile. The market for Cerner's common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates of securities analysts, governmental regulatory action, healthcare reform measures, client relationship developments and other factors, many of which are beyond Cerner's control.

      Furthermore, the stock market in general, and the market for software, healthcare and high technology companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Cerner's common stock, regardless of actual operating performance.

      Market risk may affect Cerner's investment holdings and results of operations. Cerner accounts for its investments in equity securities which have readily determinable fair values as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses reported, net of tax, as a separate component of accumulated other comprehensive income. Investments in the common stock of certain affiliates over which Cerner exerts significant influence are accounted for by the equity method.
Investments in other equity securities are reported at cost. All equity securities are reviewed by Cerner periodically for declines in fair value. If such declines are considered to be other than temporary, the cost basis of the individual security is written down to fair value as a new cost basis, and the amount of the write-down is charged against earnings.

      Included in Cerner's investments is the ownership of 13,149,259 shares (18.7% of the outstanding shares) of common stock, of CareInsite, Inc. ("CareInsite"), formerly known as Synetic Healthcare Communications, Inc., which had a cost basis of $81,804,000 and a carrying value of $307,364,000 at April 1, 2000. 12,437,500 of these shares were received in 1998 as consideration for the sale of license software, and an additional 711,759 shares were purchased in 1999. The value assigned to the shares acquired in 1998 was $70,000,000 and was based on a methodology which utilized both a comparable company and the expected underlying discounted future cash flows. On June 16, 1999, CareInsite underwent an initial public offering of common stock. The common stock of CareInsite is traded in the public market and listed on the Nasdaq National Market. The stock of CareInsite held by Cerner is not registered and is subject to certain lock-up provisions. A permanent impairment in the value of CareInsite common stock would result in a charge to earnings in either the then current or future periods. There would be no effect on cash flows because the revenue was earned through contractual rights granted in exchange for CareInsite stock. An increase in the value of the CareInsite stock would have no effect on reported earnings. Cerner has not engaged in equity swaps or other hedging techniques to manage the equity risk inherent in the CareInsite shares.

      Under Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115), Cerner is required to mark to market those shares which are classified as available-for-sale. As of April 1, 2000, Cerner has marked to market all 13,149,259 shares of CareInsite common stock, with a market value of $307,364,000, that are considered available-for-sale under SFAS No.115.

      If Cerner realizes certain performance metrics related to specified levels of physician usage, CareInsite will issue to Cerner
2,503,125  additional shares  of  common stock at a  price  of   $.01
per share ("Performance Shares"). The measurement date is February 15,
2001.  No   amounts  have   been   recognized   in  the  consolidated
financial  statements  for   the   Performance   Shares   due  to the
uncertainty of  the future events.

      Cerner was also granted, by CareInsite, 1,008,445 common stock warrants with an exercise price of $4.00 per share ("THINC Warrants"). The THINC Warrants were exercisable only in the event that The Health Information Network Connections, LLC ("THINC") exercised warrants granted to it by CareInsite at $4.00 per share. THINC was allowed to exercise its warrants 180 days after the initial public offering of CareInsite. On January 29, 2000 CareInsite
completed  an  acquisition of THINC.   As  part  of  that  agreement,
806,756 of the 1,008,445 THINC Warrants became immediately exercisable, with the remaining amount forfeited. The THINC Warrants expire in three years.

      On February 13, 2000 CareInsite entered into an agreement to merge with Healtheon/Web MD Corporation ("Web MD Merger Agreement"). As part of the Web MD Merger Agreement, Cerner will receive 1.3 shares of Healtheon/Web MD Corporation in exchange for each common share of CareInsite held by Cerner. In addition the Performance Shares will be adjusted at a rate of 1.3 shares of Healtheon/Web MD Corporation for each share of CareInsite. All physician users of systems of Healtheon/Web MD Corporation or its affiliates shall be included for purposes of determining the specified levels of physician usage. The THINC Warrants will also be adjusted at a rate of 1.3 shares of Healtheon/Web MD Corporation for each share of CareInsite. The proposed merger of CareInsite and Healtheon/Web MD Corporation ("Web MD Merger") is subject to shareholder and regulatory approval. There is no guarantee the Web MD Merger will close.

      Cerner has agreed under terms of the Web MD Merger Agreement to certain lock-up provisions, which differ from the terms of its lock-up provisions with CareInsite. The Web MD Merger is expected to close in the second or third quarter of 2000. If the Web MD Merger closes Cerner will record the Healtheon/Web MD Corporation shares received at their then fair value and recognize a gain on the disposition of the CareInsite shares. Based on proposed lock-up provisions, 50% of the Healtheon/Web MD Corporation shares would thereafter be considered available-for-sale and would be marked to market at each balance sheet date. The remainder would be carried at cost until the third quarter of 2000, at which time these remaining shares would be considered available-for-sale.

      Cerner also is exposed to market risk from changes in the value of marketable securities (which consist of money market and commercial paper). At April 1, 2000, marketable securities of Cerner were recorded at cost, which approximates fair value of approximately $94 million, with an overall average return of approximately 5% and an overall weighted maturity of less than 90 days. The marketable securities held by Cerner are not subject to price risk as a result of the short-term nature of the investments.

      Cerner is not exposed to material future earnings or cash flow exposures from changes in interest rates on long-term debt since 100% of its long-term debt is at a fixed rate. To date, Cerner has not entered into any derivative financial instruments to manage interest rate risk.

      Cerner conducts business in several foreign jurisdictions. However, the business transacted is in the local functional currency and Cerner does not currently have any material exposure to foreign currency transaction gains or losses. All other business transactions are in U.S. dollars. To date, Cerner has not entered into any derivative financial instrument to manage foreign currency risk and is currently not evaluating the future use of any such financial instruments.

      Changes in the healthcare industry may adversely affect Cerner. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-32) contains significant changes to Medicare and Medicaid and began to have its initial impact in 1998 due to limitations on reimbursement, resulting cost containment initiatives, and effects on pricing and demand for capital intensive systems. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in Cerner's products and services.

     Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for Cerner's products and services. As the healthcare industry consolidates, Cerner's customer base could be eroded, competition for customers could become more intense and the importance of acquiring each customer becomes greater.

     Significant competition may adversely affect Cerner. The market for healthcare information systems is intensely competitive, rapidly evolving and subject to rapid technological change. Cerner believes that the principal competitive factors in this market include the breadth and quality of system and product offerings, the stability of the information systems provider, the features and capabilities of the information systems, the ongoing support for the system, and the potential for enhancements and future compatible products.

       Certain of Cerner's competitors have greater financial, technical, product development, marketing and other resources than Cerner and some of its competitors offer products that it does not offer. Cerner's principal existing competitors include Shared Medical Systems Corporation, IDX Systems Corporation, McKesson HBOC, Inc. and Eclipsys Corporation, each of which offers a suite of products that compete with many of Cerner's products. There are other competitors that offer a more limited number of competing products.

      In addition, Cerner expects that major software information systems companies, large information technology consulting service providers and system integrators, Internet-based start-up companies and others specializing in the healthcare industry may offer competitive products or services. The pace of change in the healthcare information systems market is rapid and there are frequent new product introductions, product enhancements and evolving industry standards and requirements. As a result, Cerner's success will depend upon its ability to keep pace with technological change and to introduce, on a timely and cost-effective basis, new and enhanced products that satisfy changing customer requirements and achieve market acceptance.

      Proprietary technology may be subjected to infringement claims or may be infringed upon. Cerner relies upon a combination of trade secret, copyright and trademark laws, license agreements, confidentiality procedures, employee nondisclosure agreements and technical measures to maintain the trade secrecy of its proprietary information. Cerner has not historically filed patent applications or copyrights covering its software technology. As a result, Cerner may not be able to protect against misappropriation of its intellectual property.

      In addition, Cerner could be subject to intellectual property infringement claims as the number of competitors grows and the functionality of its products overlaps with competitive offerings. These claims, even if not meritorious, could be expensive to defend. If Cerner becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the products that contain the infringing intellectual property.

      Government regulation could increase the cost of Cerner's products. The United States Food and Drug Administration (the "FDA") has declared that software products intended for the maintenance of data used in making decisions regarding the suitability of blood donors and the release of blood or blood components for transfusion are medical devices under the Federal Food, Drug and Cosmetic Act ("Act") and amendments to the Act. As a consequence, Cerner is subject to extensive regulation by the FDA with regard to its blood bank software. If other Cerner products are deemed to be actively regulated medical devices by the FDA, Cerner could be subject to extensive requirements governing pre- and post-marketing requirements including premarket notification clearance prior to marketing. Complying with these FDA regulations would be time consuming and expensive. It is possible that the FDA may become more active in regulating computer software that is used in healthcare.

      Following an inspection by the FDA in March of 1998, Cerner received a Form FDA 483 (Notice of Inspectional Observations) alleging non-compliance with certain aspects of FDA's Quality System Regulation with respect to Cerner's PathNet HNAC Blood Bank Transfusion and Donor products (the "Blood Bank Products"). Cerner subsequently received a Warning Letter, dated April 29, 1998, as a result of the same inspection. Cerner responded promptly to the FDA and undertook a number of actions in response to the Form 483 and Warning Letter including an audit by a third party of Cerner's Blood Bank Products and improvements to Cerner's Quality System. A copy of the third party audit was submitted to the FDA in October of 1998 and, at the request of the FDA, additional information and clarification was submitted to the FDA in January of 1999.

      There can be no assurance, however, that Cerner's actions taken in response to the Form 483 and Warning Letter will be deemed adequate by the FDA or that additional actions on behalf of Cerner will not be required. In addition, Cerner remains subject to periodic FDA inspections and there can be no assurances that Cerner will not be required to undertake additional actions to comply with the Act and any other applicable regulatory requirements. Any failure by Cerner to comply with the Act and any other applicable regulatory requirements could have a material adverse effect on Cerner's ability to continue to manufacture and distribute its products. FDA has many enforcement tools including recalls, seizures, injunctions, civil fines and/or criminal prosecutions. Any of the foregoing would have a material adverse effect on Cerner's business, results of operations or financial condition.

     Product related liabilities could affect the financial condition of Cerner. Many of Cerner's products provide data for use by healthcare providers in providing care to patients. Although no such claims have been brought against Cerner to date regarding injuries related to the use of its products, such claims may be made in the future. Although Cerner maintains product liability insurance coverage in an amount that it believes is sufficient for its business, there can be no assurance that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. A successful claim brought against Cerner which is uninsured or under-insured could materially harm its business, results of operations or financial condition.

      System errors and warranties could cause Cerner to incur additional expense under certain contracts. Cerner's systems, particularly the HNA Millennium versions, are very complex. As with complex systems offered by others, Cerner's systems may contain errors, especially when first introduced. Although Cerner conducts extensive testing, it has discovered software errors in its products after their introduction. Cerner's systems are intended for use in collecting and displaying clinical information used in the diagnosis and treatment of patients. Therefore, users of Cerner products have a greater sensitivity to system errors than the market for software products generally. Cerner's agreements with its clients typically provide warranties against material errors and other matters. Failure of a client's system to meet these criteria could constitute a material breach under such contracts allowing the client to cancel the contract, or could require Cerner to incur additional expense in order to make the system meet these criteria. Cerner's contracts with its clients generally limit Cerner's liability arising from such claims but such limits may not be enforceable in certain jurisdictions.

     Anti-takeover defenses may delay or prevent the acquisition of Cerner. Cerner's charter, bylaws, shareholders' rights plan and certain provisions of Delaware law contain certain provisions that may have the effect of delaying or preventing an acquisition of
Cerner. Such provisions are intended to encourage any person interested in acquiring Cerner to negotiate with and obtain the approval of the Cerner board in connection with any such transaction. These provisions include (i) a board of directors that is staggered into three classes to serve staggered three-year terms, (ii) blank check preferred stock, (iii) supermajority voting provisions, (iv) inability of stockholders to act by written consent or call a special meeting, (v) limitations on the ability of stockholders to nominate directors or make proposals at stockholder meetings, and (vi) triggering the exercisability of stock purchase rights on a discriminatory basis, which may invoke extensive economic and voting dilution of a potential acquirer if its beneficial ownership of Cerner's common stock exceeds a specified threshold. Certain of these provisions may discourage a future acquisition of Cerner not approved by the Cerner board in which Cerner shareholders might receive a premium value for their shares.

	The  Year  2000 transition may impact the operations of Cerner.
As of the date of this proxy statement/prospectus, Cerner has not seen any adverse impact as a result of the Year 2000 transition on
any   of   its   systems  or  those  of  its  clients  or  suppliers.
Nonetheless, Cerner will continue to monitor the effect of the Year 2000 transition, and there can be no absolute assurance that Year 2000 issues will not materialize in the future and have a material adverse effect on Cerner, its products or its operations.

                       RECENT DEVELOPMENTS

     As of April 1, 2000 Cerner owned 50% of Health Network Ventures, Inc.("HNV"), a joint venture investment which is accounted for under the equity method.

     In April 2000 Cerner purchased the remaining 50% of the outstanding common stock of HNV for $8 million. The acquisition was accounted for using the purchase method. Subsequent to the acquisition, Cerner has determined that it will shut down the portion of the business focused on individual physician practice connectivity and transaction processing given that it is Cerner's strategy to use CareInsite to process transactions. As a result of this decision, Cerner will record a non-recurring charge in the second quarter of 2000 in the amount of $7 million related to an impairment of goodwill associated with the HNV purchase.

Cerner also purchased the assets of Mitch Cooper and Associates for $2 million in April 2000. Mitch Cooper & Associates is a supply chain re-engineering consulting practice. The acquisition was accounted for using the purchase method of accounting. The allocation of the purchase price to the estimated fair values of identified tangible and intangible assets acquired and liabilities assumed resulted in goodwill of $2 million. The goodwill is being amortized over five years.

                      CITATION SPECIAL MEETING

Date, Time and Place

      This proxy statement/prospectus is first being mailed by CITATION to its shareholders on or about ___________, 2000, and is accompanied by a form of proxy solicited by the board of directors of CITATION for use at the CITATION special meeting, to be held on ___________, 2000 at 10:00 a.m., local time, at 8000 Forsyth
Boulevard, 15th Floor, Clayton, Missouri, and at any adjournments or postponements of that meeting.

Matters to Be Considered

     At the CITATION special meeting, you will be asked to approve and adopt the merger agreement and the transactions contemplated by that agreement, including the merger, and to act on any other matters that may be properly submitted to a vote at the CITATION special meeting. You may also be asked to vote on a proposal to adjourn or postpone the CITATION special meeting. CITATION could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

     The CITATION board of directors has established the close of business on _______________ , 2000 as the date to determine those record holders of CITATION common stock entitled to notice of and to vote at the CITATION special meeting. On that date, there were ___ shares of CITATION common stock outstanding held by approximately ___ holders of record. A majority of the shares of CITATION issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at CITATION's special meeting in order for a quorum to be present for purposes of transacting business at the meeting. In the event that a quorum is not present at the meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of CITATION common stock on the record date are each entitled to one vote per share on each matter to be considered at CITATION's special meeting.

Vote Required

     The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CITATION common stock entitled to vote at the CITATION special meeting. Abstentions and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, the CITATION board of directors urges CITATION's shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope. Shareholders of Cerner are not required to approve the merger and the transactions contemplated thereby.

Security Ownership of Management

     As of the CITATION record date, directors and executive officers of CITATION owned or controlled approximately 1,133,290 shares of CITATION common stock, entitling them to exercise approximately 29.3% of the voting power of the CITATION common stock entitled to vote at the CITATION special meeting. Each of the directors and certain executive officers of CITATION have entered into a shareholders agreement with Cerner pursuant to which such shareholders agreed to vote all of their shares in favor of the merger and grant an option to Cerner to purchase all their shares under certain circumstances.

Voting of Proxies

     Submitting Proxies. CITATION shareholders may vote their shares in person by attending the special meeting or by proxy by completing the enclosed proxy card, including signature and date, and mailing it to us in the enclosed postage-paid envelope. IF A CITATION SHAREHOLDER SIGNS AND RETURNS A WRITTEN PROXY CARD WITHOUT INSTRUCTIONS, THE SHARES REPRESENTED BY THE PROXY WILL BE COUNTED AS A VOTE FOR THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.
       ---

     For CITATION shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder), not returning a proxy card or directing the record holder of their shares as to how to vote their shares will have the same effect as voting those shares against the merger.

     Revoking Proxies. CITATION shareholders of record may revoke their proxies at any time before their proxies are voted at the special meeting. Proxies may be revoked by (1) submitting a written revocation to the Corporate Secretary of CITATION, (2) duly executing another valid proxy bearing a later date or (3) attending the CITATION special meeting and voting in person. A shareholder's attendance at the CITATION special meeting will not by itself revoke a proxy, the shareholder must obtain a ballot and vote at the special meeting. CITATION shareholders of record should address any change or revocation to:

       CITATION Computer Systems, Inc.
       424 South Woods Mill Road, Suite 200
       Chesterfield, Missouri  63017
       Attention:  Richard D. Neece, Secretary

     General Information. Abstentions may be specified on the proposal. Shares of CITATION common stock represented at the special meeting for which proxies have been received, but with respect to which shareholders have abstained on any matter, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. An abstention or a broker non-vote will have the same effect as a vote against the merger and the transactions contemplated thereby.

     CITATION is not aware of any matters expected to be presented for consideration at the special meeting other than the merger agreement and the transactions contemplated thereby. If any other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authorization to use that discretion is withheld. However, no proxy having instructions to vote against the adoption of the merger agreement and the transactions contemplated thereby will be voted in favor of a motion to adjourn or postpone the meeting to another time or place.

     CITATION will bear the cost of the solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of CITATION, who will receive no compensation for their services other than their regular salaries, may also solicit proxies from shareholders by telephone, telecopy, telegram or in person. In addition, CITATION may engage brokerage houses and other custodians, nominees and fiduciaries to forward copies of these proxy materials to those persons for whom they hold shares, and in that event, incur additional costs.

     SHAREHOLDERS WHO SUBMIT PROXY CARDS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A letter of transmittal with instructions for the surrender of certificates representing shares of CITATION common stock will be mailed by Cerner's transfer agent to former CITATION shareholders shortly after the merger is completed.

                             THE MERGER

     The following description of the material information pertaining to the merger, including the material terms and provisions of the merger agreement and the related shareholders agreement, is qualified in its entirety by reference to the more detailed Appendices to this proxy statement/prospectus, including the merger agreement in Appendix A and the shareholders agreement in Appendix C. We urge you to read the Appendices in their entirety.

General

     CITATION is furnishing this document to its shareholders in connection with the solicitation of proxies by its board of directors for use at its special meeting of its shareholders.

     At the CITATION shareholders' meeting, holders of CITATION common stock will be asked to vote on the approval and adoption of the merger agreement and the transactions contemplated thereby. The number of shares needed to approve this proposal is at least two-thirds of the shares outstanding on ______________, 2000. Pursuant to the shareholders agreement, holders of 29.3% of the outstanding shares of CITATION common stock have agreed to vote their shares in favor of the merger agreement and the transactions contemplated thereby. The merger will not be completed unless the merger agreement and the transactions contemplated thereby are approved and adopted by the CITATION shareholders.

     The Cerner board of directors and the CITATION board of directors each have unanimously approved the merger agreement, which provides for the merger of CITATION with and into Cerner Performance Logistics, Inc., a wholly-owned subsidiary of Cerner. Cerner Performance Logistics, Inc. will be the surviving corporation in the merger, and its certificate of incorporation and bylaws will be the certificate of incorporation and bylaws of the combined company. Upon consummation of the merger, the shareholders of CITATION will become shareholders of Cerner and the separate corporate existence of CITATION will terminate. Each outstanding share of Cerner common stock will remain outstanding and unchanged as a result of the merger. The name of the surviving company will be Cerner Citation, Inc., which will be a wholly-owned subsidiary of Cerner.

Exchange of CITATION Shares

     If you are a record holder of CITATION common stock immediately prior to the effective time of the merger and the merger proposal is approved, ninety percent of your CITATION shares will each be converted into 0.1695 shares of Cerner common stock and ten percent of your CITATION shares will each be converted into the right to receive $5.10 cash.

     Because the exchange ratio is fixed and because the market price of Cerner common stock may fluctuate prior to the effective time of the merger, the value of the shares of Cerner common stock that holders of CITATION common stock will receive in the merger may increase or decrease prior to and following the merger.

     No fractional shares of Cerner common stock will be issued to any holder of CITATION common stock upon completion of the merger. For each fractional share that would otherwise be issued, Cerner will pay in cash an amount equal to the fraction multiplied by the average of the closing sale prices of Cerner common stock as reported on the Nasdaq National Market for the twenty consecutive trading days immediately preceding the third trading day prior to the closing date of the merger. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

     For a description of the differences between the rights of the holders of CITATION common stock and the holders of Cerner common stock, see "Comparative Rights of Shareholders" on page ____.

Stock Options

     Each outstanding option to acquire CITATION common stock granted under any CITATION stock option or incentive plans will be converted automatically at the effective time of the merger into an option to purchase Cerner common stock and will continue to be governed by the terms of the CITATION stock plan and related grant agreements under which it was granted, except that:

          the number of shares of Cerner common stock subject to the new Cerner stock option will be equal to the product of the number of shares of CITATION common stock subject to the CITATION stock option and the exchange ratio (0.1695), rounded to the nearest whole share, and the exercise price per share of Cerner common stock subject to the new Cerner stock option will be equal to the exercise price per share of CITATION common stock under the
          CITATION  stock  option  divided  by  the  exchange   ratio
          (0.1695), rounded to the nearest one-hundredth of a cent.

     In any event, stock options that are incentive stock options under the Internal Revenue Code of 1986, as amended, will be adjusted in the manner prescribed by the Internal Revenue Code.

Exchange of Stock Certificates

     At or prior to the completion of the merger, Cerner will deposit with UMB Bank, n.a. certificates representing the shares of Cerner common stock to be issued in connection with the merger, the cash in lieu of any fractional shares to be issued in the merger and cash in an amount equal to the cash portion of the merger consideration in exchange for outstanding shares of CITATION common stock. UMB Bank, n.a. will act as the exchange agent for the benefit of the holders of certificates of CITATION common stock.

     Promptly after the completion of the merger, a form of transmittal letter will be mailed by UMB Bank, n.a. to each CITATION shareholder. This transmittal letter will contain instructions for the surrender of certificates representing CITATION common stock in exchange for shares of Cerner common stock, cash consideration and any cash in lieu of fractional shares.

     You  should  not
                  --- return your CITATION common stock certificates with the enclosed proxy card, and you should not
                                             --- forward them to  the
exchange agent until you receive a letter of transmittal after completion of the merger.

     Until you surrender your CITATION stock certificates for exchange after completion of the merger, you will accrue but will not be paid any dividends or other distributions declared after the effective time of the merger with respect to Cerner common stock into which your shares have been converted. When you surrender your certificates, Cerner will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of CITATION of any shares of CITATION common stock. If certificates representing shares of CITATION common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for a certificate representing the applicable number of shares of Cerner common stock, the cash consideration and any cash in lieu of fractional shares.

     If a certificate of CITATION common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of
appropriate   evidence  as  to  that  loss,  theft
or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification and/or a bond.

Background of the Merger

      CITATION's board regularly has considered various alternatives for increasing shareholder value. For example, in January 1998, CITATION received an unsolicited expression of interest to pursue a business combination from a third party. In response to this development, the CITATION board engaged an investment banking firm to evaluate the offer and explore strategic alternatives. Pursuant to the advice of the investment banking firm, from March 1998 through June 1998 CITATION informally inquired whether selected strategic and financial parties would possibly have an interest in acquiring CITATION.

      In June 1998, CITATION sold its financial systems business and customer base to Sterling Systems of Downey, Idaho, in order to focus on its laboratory and clinical systems. The sale was the result of the strategic review undertaken by the investment banking firm.

      In June 1998, in furtherance of the results of the strategic review, CITATION announced that it was in discussions with MEDASYS Medical Systems about a possible business combination. MEDASYS was a leading provider of medical imaging systems in Europe with approximately 400 customers in the United States. In September 1998, CITATION entered into an agreement and plan of reorganization with MEDASYS. In December 1998, the parties terminated the agreement due to market conditions and worse than expected operating results of MEDASYS.

     CITATION's business consists of providing laboratory and related clinical healthcare information systems primarily to smaller hospitals and clinics. In June 1998, CITATION introduced a Windows NT based system which operated in a client/server environment and required substantial investments in programming. Although CITATION's Windows NT system has been well received, its board determined that existing market saturation and the consolidation taking place in its industry created inherent limitations on CITATION's ability to grow internally. Similarly, CITATION's board believes that the relatively small size of CITATION makes growth by acquisition very difficult.

       As CITATION was executing its business strategies, its management and board of directors came to realize that continued growth would require significant amounts of additional capital. CITATION's board further realized that accessing the additional capital required would be relatively expensive because of the lack of stock market interest in small-capitalization companies such as CITATION. As a result of this, from August 1999 through January 2000, CITATION explored with various third parties the possibility of business combinations or alliances. These efforts generated an interest by a party interested in a potential business combination.

      At a special board meeting on March 8, 2000, senior management briefed the CITATION board on the interest of a privately held third party from outside the United States in acquiring CITATION. That party initially expressed interest in purchasing the ownership of CITATION's principal shareholders at a premium to the market price. The CITATION board then directed CITATION's chairman and president to pursue discussions with the third party based upon an offer to all shareholders, which they did.

      During the period that the discussions with the third party were ongoing an investment banker with whom CITATION had consulted contacted Cerner and other potential acquirors. Of the persons contacted, only Cerner expressed an interest in pursuing a transaction. On March 22, 2000, the investment banker introduced CITATION to Cerner. On March 23, 2000, Cerner's president, laboratory enterprise managing director, vice president of finance and business development manager met with CITATION's chairman and president and agreed to proceed with discussions regarding Cerner's acquiring CITATION.

      Thereupon, CITATION entered into preliminary discussions with Cerner and continued discussions with the other party which had expressed interest in acquiring an ownership interest in CITATION.

      On March 27, 2000, Cerner's president, laboratory enterprise managing director, vice president of finance and business development manager came to St. Louis to review CITATION's products and product strategy.

      On March 29, 2000, Cerner presented management with a written proposal to acquire CITATION at a per share price of $4.00 if paid in Cerner stock or $4.50 if paid in cash.

      During this period, CITATION's chairman and president held various meetings and telephone conversations with representatives of Cerner, as well as representatives of the other interested party which eventually suggested that such other party was prepared to acquire the entire ownership interest of CITATION. Such third party made informal indications of the per share price such party would be willing to pay, which prices were approximately comparable to the prices discussed by Cerner. Such third party made no formal offers or binding commitments and indicated that a transaction would involve all cash, but also indicated a need to obtain necessary financing to consummate the transaction. During the negotiations, CITATION's management came to the conclusion that the other party's apparent resources made the likelihood of a transaction with it highly uncertain, leading management, in light of the unsuccessful transaction attempted in 1998 and its adverse effect on CITATION, to the conclusion that the Cerner proposal represented a superior transaction.

      On March 31, 2000, the CITATION board held another special meeting for the purpose of being updated as to the current status of the discussions with Cerner and the other party regarding possible business combinations. Management reviewed for the board the results of recent discussions and indicated that while discussions with the other party would continue, in its opinion there was not significant progress being made toward a transaction with that party that the board would consider acceptable. Management then reviewed the status of discussions with Cerner, including the written proposal  received from  Cerner  on March 29, 2000.
Management also reviewed its internal valuation models using several sets of assumptions to establish a basis for analyzing various approaches to valuation for purposes of a business combination transaction. Each director was presented with a packet of financial and business information relating to Cerner. Management indicated to the board that discussions thus far were very promising and asked the board for input as to how to negotiate certain financial terms, with a view to developing a proposed definitive agreement to be submitted to the board for approval at a later time. The board authorized management to:(1) solicitproposals from selected qualified investment bankers relating to the issuance of a fairness opinion on the terms of a possible business combination; and (2) proceed to negotiate the terms and conditions of a business combination with Cerner in accordance with guidelines specified by the board.

      On April 5, 2000, Cerner conducted a technical due diligence review at the offices of CITATION.

      On April 7, 2000, CITATION's chairman and president met with Cerner's president, laboratory enterprise managing director and vice president of finance at Cerner's offices to negotiate the merger terms and to discuss strategies post-merger.

      On April 13, 2000, Cerner presented CITATION management with a revised offer to acquire CITATION for consideration consisting of $5.25 per share for ten percent of the outstanding shares of CITATION common stock, and 0.164 shares of Cerner common stock per share for ninety percent of the outstanding shares of CITATION common stock.

     On April 14, 2000, CITATION's board held another special meeting for the purpose of considering the recent developments with respect to the interest expressed by Cerner. Management reported on the discussions and its recommendation regarding the process for determining whether a transaction could be negotiated which the board would recommend to shareholders for approval. Management also reported that it had engaged A.G. Edwards & Sons, Inc. to act as financial advisor for the purpose of giving their opinion as to the fairness of the potential transaction.

      On April 27, 2000, the president of CITATION and the vice president of finance of Cerner negotiated the final pricing for the transaction, which consisted of $5.10 per share for ten percent of the outstanding shares of CITATION common stock and 0.1695 shares of Cerner common stock per share for ninety percent of the outstanding shares of CITATION common stock.

      On May 1 and 2, 2000, Cerner representatives conducted legal, financial and operational due diligence at CITATION's offices.

      On May 8, 2000, counsel for Cerner circulated a preliminary draft of a merger agreement. CITATION objected to various aspects of the proposed agreement and requested several additional provisions, including provisions relating to termination if CITATION's board received a superior proposal that its counsel and financial advisor concluded was required to be pursued under the directors' fiduciary duties.

      The negotiations continued during the week of May 8, 2000. In addition, the parties negotiated an arrangement pursuant to which CITATION could terminate the merger agreement and pursue a superior proposal for a business
combination   with    a  party   other  than  Cerner under  specified
circumstances, upon the payment of a $600,000 termination fee. As part of the negotiated resolution and at Cerner's request, CITATION's directors and executive officers agreed to enter into a shareholders agreement, pursuant to which CITATION's directors and executive officers would agree, among other things, to vote the shares of CITATION's common stock beneficially owned by them in favor of the proposed merger and the transactions contemplated thereby and to grant an option to Cerner to sell their shares to Cerner for a
purchase  price  equal  to  the  proposed   merger consideration.

      On May 8, 2000, A.G. Edwards & Sons, Inc. met with Cerner's chief operating officer, chief financial officer and vice president of finance in connection with due diligence relating to their fairness opinion.

      On May 11, 2000, CITATION reviewed Cerner's publicly filed financial statements.

     On May 12, 2000, CITATION's counsel traveled to Cerner's offices in Kansas City, Missouri to undertake due diligence of Cerner. The due diligence review included on-site review of documents and financial information regarding Cerner.

      On  May  12, 2000, CITATION's board held a special  meeting  to consider the agreement and plan of merger and the transactions contemplated thereby, which had been negotiated by the parties' representatives. CITATION's management reviewed the development of the transaction since the preceding board meeting on April 14, 2000. A.G. Edwards representatives presented a financial analysis of the consideration to be received by CITATION's shareholders in the merger. A.G. Edwards orally advised CITATION's board that it was A.G. Edwards' opinion that the merger consideration payable in the merger was fair, from a financial point of view, to CITATION's shareholders and that A.G. Edwards' written opinion to that effect would be included in the proxy materials issued in connection with a shareholders meeting held to vote on the merger. CITATION's counsel reviewed the terms of the transaction documents, as well as the interests of individual directors in the transaction. Mr. Neece and Mr. Copper discussed with the directors the terms of their respective employment and consulting arrangements. Thereafter, the board discussed the advisability of the proposed merger, the merger agreement and the transactions contemplated thereby. At the conclusion of the discussion, CITATION's board voted unanimously to approve the merger, the merger agreement and the transactions contemplated thereby and to recommend that CITATION's shareholders vote for approval and adoption of the merger, the merger agreement and the transactions contemplated thereby. In addition, the board amended CITATION's 1999 Directors Stock Option Plan to remove the shareholder approval requirement for options granted under the plan, and to provide that all options will continue to be exercisable during their stated terms, notwithstanding that the optionees would cease being directors after the merger. The shareholder approval requirement had been included pursuant to the rules of the Nasdaq National Market and was to be solicited at the 2000 annual meeting of shareholders. In view of the proposed merger, the Nasdaq requirement will no longer be applicable.

      On May 10, 2000, the boards of directors of Cerner and Cerner Performance Logistics, Inc., and Cerner, acting as the sole shareholder of Cerner Performance Logistics, Inc., each approved the merger.

      Cerner representatives then were advised of CITATION's board's approval and the merger agreement and the shareholders agreement were executed by the parties after the close of trading on the Nasdaq National Market on May 15th. Shortly thereafter Cerner and CITATION separately announced the proposed merger.

Cerner's Reasons for the Merger

      Cerner's board of directors has unanimously determined that the merger is advisable and in the best interests of Cerner and its shareholders and has approved and adopted the merger, the merger agreement and the transactions contemplated thereby. In reaching the determination that the merger is advisable and in the best interests of Cerner and its shareholders, the Cerner board considered a number of factors, which included (but did not consist exclusively of) the following:

                The acquisition of CITATION is complementary to Cerner's existing laboratory client base that primarily consists of larger hospitals, health systems and independent laboratories and will allow Cerner to broaden its market presence in the lab industry, furthering Cerner's mission to improve healthcare efficiencies, patient safety and appropriate clinical decision-making;

                CITATION  clients will be provided an opportunity  to
     expand their automation of clinical processes throughout the entire healthcare organization through Cerner's HNA Millennium suite of products and through Cerner's application service provider business. This represents additional market opportunities for Cerner;

               Cerner should be able to reduce operating costs of the CITATION business by reducing CITATION's cost structure, for example eliminating CITATION's cost of being a stand-alone public company (e.g. costs of complying with the periodic
     reporting   requirements   of  the   Securities   and   Exchange
     Commission,   auditing  costs  and  duplicative   administrative
     resources);  and

               Cerner's existing knowledge of the laboratory business will allow Cerner to absorb CITATION in an efficient manner.

       The foregoing discussion of the information and factors discussed by the Cerner board is not meant to be exhaustive but includes all material factors considered by the Cerner board. The Cerner board did not find it practical to quantify, rank or otherwise attach any relative weight to the various factors. In addition, the Cerner board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including discussions with Cerner's management and legal and financial advisors. As a result of its consideration of the foregoing, the Cerner board determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Cerner and its shareholders and approved and adopted the merger, the merger agreement and the transactions contemplated thereby.

Recommendation of the CITATION Board and Reasons for the Merger

      CITATION's board of directors has unanimously determined that the merger is advisable and fair to and in the best interests of CITATION and its shareholders and has approved and adopted the merger, the merger agreement and the transactions contemplated thereby. Accordingly, the CITATION board unanimously recommends that shareholders vote "FOR" approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

      In reaching its determination that the merger is advisable and fair to and in the best interests of CITATION and its shareholders, the CITATION board considered a number of factors, which included (but did not consist exclusively of) the following:

               You will receive for ninety percent of your shares of CITATION common stock 0.1695 shares of Cerner common stock for each such share and $5.10 cash per share for ten percent of your shares of CITATION common stock. As reported by Nasdaq on May 15, 2000, prior to the announcement of the proposed merger, the last sale price for Cerner common stock was $25.125. The merger consideration represents, as of that date, a total per share price of approximately $4.54 per share for CITATION's stock, a substantial premium over the last sales price of $3.00 reported by Nasdaq on that same date;

               The CITATION board's knowledge of CITATION's business, operations, properties, assets, financial condition and operating results. Specifically, in order to achieve significant future growth in CITATION's business and operations, CITATION would need significant amounts of additional capital, which the CITATION board believes could be financed on more favorable terms by Cerner than by CITATION as an independent business. In this regard, the CITATION board considered the likelihood that continuation of the limited public float and the relatively small size of CITATION's business would result in greater cost of capital to finance CITATION's growth than would be the case as part of a much larger organization;

               CITATION's operating results will continue to be subject to risks of conditions or events outside CITATION's control, such as rapid changes in the healthcare industry, lower reimbursement policies, increasing government regulation, increasing pressure to
     reduce   costs  from  managed  care  operations  and  increasing
     consolidation in CITATION's industry. These uncertainties ultimately could have a material adverse effect upon CITATION's results of operations or financial condition and could negatively affect CITATION's future stock price;

               The proposed merger will not disrupt CITATION's business;

               The attractiveness of a transaction involving primarily stock offer consideration from Cerner relative to perceived opportunities and the feasibility of other possible strategic alternatives to enhance long-term shareholder value, including risks and uncertainties attendant to possible future acquisitions;

               That you will receive primarily Cerner stock pursuant to the merger agreement and the opportunity to participate in any growth in the business of the combined company;

               The payment of the cash portion of the merger consideration will be funded by Cerner out of funds on hand or financing which is readily available to it and, accordingly, the transaction is not subject to a financing contingency;

               The lack of competitive responses to inquiries made by or on behalf of CITATION to other healthcare information systems providers as to whether such parties would be interested in a business combination;

               The oral opinion of A.G. Edwards to the effect that, based upon and subject to certain assumptions, matters considered and limitations, the consideration to be received by you pursuant to the merger agreement is fair, from a financial point of view, to you; and

               The CITATION board's view that the terms of the merger agreement as reviewed by the CITATION board with its legal and financial advisors, are advisable and fair to and in the best interests of you and CITATION with the flexibility, under certain circumstances, to accept a proposal from a third party for a business combination with CITATION which the CITATION board determines to be superior to the merger agreement.

      The CITATION board also considered the following negative factors concerning the merger:

               The fact that you will receive primarily Cerner stock pursuant to the merger agreement will subject your investment to the risk of any decline in the business in the combined company; and

               The risk that the merger would not be completed in accordance with its terms or at all, and the disruption of CITATION's business if the merger is abandoned.

      The board also recognized that members of CITATION's board and executive officers have interests in the merger that are different from CITATION's other shareholders. See "- Interests of Certain Persons in the Merger."

       The foregoing discussion of the information and factors discussed by the CITATION board is not meant to be exhaustive but includes all material factors considered by the board. In view of the complexity and wide variety of information and factors considered, both positive and negative, the CITATION board did not find it practical to quantify, rank or otherwise attach any relative weight to the various factors. In addition, the CITATION board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but conducted an overall analysis of these factors, including thorough discussions with CITATION's management and legal and financial advisors. As a result of its consideration of the foregoing, the CITATION board determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of CITATION and its shareholders and approved and adopted the merger, the merger agreement and the transactions contemplated thereby.

Opinion of CITATION's Financial Advisor

     A.G. Edwards has provided to the CITATION board of directors a fairness opinion in connection with the proposed transaction to be effected pursuant to the merger agreement. A.G. Edwards was selected by the CITATION board to provide a fairness opinion based on A.G. Edwards' qualifications, expertise and reputation. At the meeting of the CITATION board on May 12, 2000, A.G. Edwards delivered its oral opinion. On May 15, 2000, A.G. Edwards delivered its written opinion to the board (such written opinion dated May 15, 2000, the "A.G. Edwards opinion") that, as of that date, based upon and subject to the various considerations set forth in the opinion, the consideration to be received in aggregate by the shareholders of CITATION pursuant to the merger agreement was fair, from a financial point of view, to the CITATION shareholders.

     The full text of the A.G. Edwards opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations of the scope of the review undertaken by A.G. Edwards in rendering such opinion, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The A.G. Edwards opinion was directed to the CITATION board and addresses only the fairness of the consideration from a financial point of view as of the date of the A.G. Edwards opinion, and does not constitute a recommendation to any shareholder of CITATION as to how to vote. The summary of the A.G. Edwards opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at the A.G. Edwards opinion, A.G. Edwards, among other things:

          reviewed the Agreement and Plan of Merger dated as of May 15, 2000 and related documents;

          reviewed certain historical financial statements and financial projections for CITATION and Cerner;

          discussed with CITATION's management the nature of the negotiations of the terms of the transaction;

          compared the relative value of the consideration to be received by CITATION's shareholders to the historical public market value relationship between CITATION and Cerner stock;

          held discussions with management of CITATION and Cerner regarding the past and current business operations, financial condition and future prospects of CITATION and Cerner, including information relating to the strategic, financial and operational benefits anticipated from the transaction;

          reviewed the industries in which CITATION and Cerner operate;

          reviewed CITATION's and Cerner's relative contributions to the historical and projected combined revenue, EBITDA, EBIT, net income and book value;

          reviewed the pro forma financial impact to CITATION's shareholders of the transaction giving effect to certain operating cost-savings as estimated by the management of CITATION and Cerner;

          compared certain financial information for CITATION and Cerner, including the valuation in the transaction, with similar information and stock market information for certain other companies, the securities of which are publicly traded;

          compared certain financial information for CITATION, including the valuation in the transaction, with similar information for certain recent selected business combinations in the healthcare information technology ("IT") sector;

          compared the premium above current market value that the consideration represents to that of other premiums received in other selected transactions which A.G. Edwards deemed similar; and

          completed such other studies and analyses that were considered appropriate.

     A.G. Edwards did not assume any responsibility for independent verification of any of the foregoing information and relied upon its being complete and accurate in all material respects. A.G. Edwards assumed that the financial projections and estimates of the financial strategic and operational benefits anticipated from the proposed transactions were reasonably prepared on the basis reflecting the best then currently available estimates and judgments of CITATION's and Cerner's managements as to the expected future financial performance of CITATION and Cerner, in each case, on a stand-alone basis and after giving effect to the proposed transactions. A.G. Edwards has not independently verified such information or assumptions nor does it express any opinion with respect thereto. A.G. Edwards did not perform an audit or make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of CITATION or Cerner, nor was A.G. Edwards furnished with any such appraisals. In addition, CITATION and Cerner informed A.G. Edwards, and A.G. Edwards assumed, that the proposed transaction will be accounted for as a purchase business combination in accordance with GAAP and will be consummated in accordance with the terms set forth in the merger agreement without any waiver of any material terms or conditions.

     In arriving at its opinion, A.G. Edwards was not authorized to solicit, and did not solicit interest from any third party with respect to an acquisition, business combination or other extraordinary transaction involving CITATION. A.G. Edwards did not participate directly in the negotiations or discussions with Cerner.

     The following is a summary of the material financial analyses performed by A.G. Edwards in arriving at the A.G. Edwards opinion, which were discussed with the CITATION board of directors at its meeting on May 12, 2000.

     Implied Relative Value Analysis

     A.G. Edwards reviewed the historical stock price performance of CITATION relative to the historical stock price performance of Cerner and compared these to the relative values implied by the transaction at a range of Cerner stock prices. Based on stock prices as of May 8, 2000 (CITATION - $2.88 and Cerner - $21.88), A.G. Edwards observed that the relative value ratio implied by the transaction was 5.7x. This compared favorably to the actual 7.6x relationship of the stocks as of the same date and variety of averages over a range of periods dating back to January 1, 1 997. The range of selected hypothetical Cerner share prices and the relative value ratio implied by the transaction were as follows:


          Hypothetical                           Implied Value Ratio
       Cerner Share Price                        (CITATION to Cerner)
       ------------------                        --------------------

             $24.88                                   5.1x
             $21.88                                   5.7x
             $17.88                                   6.5x



                         Historical Value Relationship
                         -----------------------------

                Average since January 1997             6.5x
                Average since July 1998                9.3x
                Average since January 1999             8.9x


     Relative Contribution Analysis

     A.G. Edwards reviewed the relative ownership of the holders of CITATION stock on a pro forma basis and found that CITATION shareholders would own approximately two percent of the outstanding
shares of Cerner following the transaction.       At the end of 1998,
Cerner licensed certain technology to CareInsite, an e-commerce healthcare company, in exchange for an approximately 19% equity
stake.       See "Recent Developments' on page ____.  On February 13,
2000, CareInsite agreed to a merger with Healtheon/WebMD that calls for each share of CareInsite to be exchanged for 1.3 shares of Healtheon/Web MD. In order to analyze the impact of Cerner's interest in CareInsite and its pending merger with Healtheon/WebMD on the pro forma ownership, A.G. Edwards assumed that Cerner sold the CareInsite stake at market value and applied the after-tax proceeds to a share repurchase at Cerner's stock price as of May 8, 2000. Under this scenario, the CITATION shareholders could own approximately four percent of the outstanding shares of Cerner.

     A.G.   Edwards  compared  the  above  projected  and  pro  forma
ownership percentage of CITATION shareholders to CITATION's contribution to the combined company's performance on a historical and projected basis for several different financial measures. The following table sets forth the material results of this analysis expressed as CITATION's percentage of the combined company expressed on a calendar year basis.

                                                    Net        Book
                   Net Sales    EBITDA     EBIT    Income      Value
                   ---------    ------     ----    ------      -----

         1999         4.8%       4.8%      4.2%     4.6%
         LTM          4.2%       4.3%      2.6%     3.1%        1.2%
         2000P        3.7%       1.9%     (0.1%)   (0.2%)
         2001P        4.0%       2.3%      1.4%     1.3%


     A.G. Edwards noted that the pro forma ownership stake of the CITATION shareholders was in-line with its projected contribution for 2000P and 2001P EBITDA and EBIT and net income for 2001P. The pro forma ownership stake for CITATION shareholders was above these measures as well as the company's contribution in terms of the last 12 months ("LTM") book value and 2000P EBIT and net income.

     Analysis of Selected Precedent Transactions

     A.G. Edwards compared publicly available financial statistics regarding eleven completed transactions since June 1997 involving the acquisition of small non-Internet Hospital-focused IT companies to the implied value of the transaction at Cerner share prices ranging from $14.88 to $27.88. In addition, A.G. Edwards analyzed a broader universe of forty-six healthcare IT transactions announced since August 1996. Transaction multiples used included the implied aggregate transaction value (the value paid for the relevant target company's equity on a fully diluted basis plus total debt less cash and cash equivalents) as a multiple of LTM sales, LTM EBITDA and LTM EBIT and the implied equity value as a multiple of LTM earnings and book value. The results of this comparison were as follows:


                                                         Comparable Precedent Transactions

                     Implied Multiples      Selected Small    Total Healthcare
                  At Cerner Share Prices     Non-Internet        IT-Since        Total Healthcare IT-
                 $17.88   $21.88   $24.88   Hospital Focused   December 1998       Since August 1996
                 ------   ------   ------   ----------------   -------------       -----------------
 Transactions                                      11               15                    46
 LTM Sales          .9x     1.1x     1.2x          1.2x            2.1x                  2.7x
                                               (.3x-4.1x)      (0.3x-7.1x)           (.3x-83.0x)
 LTM EBITDA        6.8x     8.0x     8.9x         15.7x           17.2x                 19.1x
                                              (3.0x-44.9x)    (10.8x-33.1x)         (3.0x-441.8x)
 LTM EBIT         34.1x    40.2x    44.8x         27.7x           32.7x                 28.6x
                                              (3.5x-30.3x)    (11.3x-53.2x)          (3.5x-53.2x)
 LTM Net Income   63.1x    75.0x    84.0x         25.4x           62.7x                 42.3x
                                              (9.7x-37.3x)    (37.3x-64.8x)          (3.8x-74.5x)
 Book Value        1.6x     1.9x     2.1x         17.8x            9.8x                  9.7x
                                              (1.5x-40.5x)     (1.5x-38.6x)          (1.5x-40.5x)


     A.G. Edwards noted the LTM sales multiples implied by the transaction value as of May 8, 2000 were in line with the sales multiples for the similar precedent transactions classified as Small Non-Internet Hospital Focused transactions. The other financial measures implied by the transaction were either in the range or above the median for this selected group also. In addition, A.G. Edwards noted that the sales and EBITDA multiples for transactions in the larger group of all Healthcare IT companies have declined since December 1998 relative to multiples received over the full period since August 1996.

     Discounted Cash Flow Analysis

     A.G. Edwards performed an analysis of the present value of CITATION's future tax-adjusted operating cash flows as projected by management, on a stand-alone basis, using discount rates ranging from 15.0% to 25.0% and terminal sales multiples ranging from 0.75x to 1.5x. Based on this analysis, A.G. Edwards calculated a range of per share prices for CITATION between $2.90 and $5.71 compared to the implied share price of $3.85 derived from the transaction value as of May 8, 2000.

     Pro Forma Financial Analysis

     A.G Edwards reviewed the projected 2000 and 2001 EPS accretion/dilution to the CITATION shareholders as a result of the transaction. The results were adjusted to reflect the same per share basis for comparison purposes. The results of this analysis were as follows:


                     CITATION                    CITATION
              Projected - Stand-Alone     Projected - Pro forma*     % of Accretion
              -----------------------     ---------------------      --------------

2000 EPS              ($0.01)                     $0.09                   NMF

2001 EPS               $0.12                      $0.17                   36.1%


     * Based on management projections and assumes no synergies. Goodwill amortization over 5 years.

     Premiums Paid Analysis

     A.G. Edwards reviewed a range of hypothetical premiums paid above public market in the transaction to several types of
transaction   premiums  over  the  past  three  years  according   to
Mergerstat,   a   nationally  recognized  source   of   mergers   and
acquisitions information. Based on a range of Cerner stock prices from $17.88 to $24.88, the implied premiums range from 12.6% to 49.7% over the $2.88 market price for CITATION stock as of May 8, 2000. This range of premiums is in line with the average of 30.7% for 1,722 deals between 1997 and 1999 where the premiums and price were disclosed, the average of 37.4% for 193 deals between 1997 and 1999 where the purchase price was below $25,000,000 and the average of 36.7% for 621 deals between 1997 and 1999 where the stock price was below $10.00 per share five days prior to announcement. The range, however, was slightly below the average premium of 49.9% for 184 deals between 1997 and 1999 involving Computer, Software, Supplies and Service companies.

     Public Company Trading Analysis

     A.G. Edwards compared certain financial information of CITATION and Cerner with that of the following CITATION comparable companies and Cerner comparable companies, respectively. Based on lines of business and financial profile, the comparable companies were deemed to be reasonably similar to CITATION and Cerner by A.G. Edwards. The comparable companies consist of two groups of healthcare IT companies:

     The CITATION comparable companies consisted of the following small to medium sized healthcare IT companies:

               Apache Medical Systems
               Creative Computer Applications, Inc.
               Dynamic Healthcare Technologies, Inc.
               Health Management Systems
               InfoCure Corporation
               Mediware Information Systems
               Quadramed Corporation
               Quality Systems
               SpaceLab Medical, Inc.
               Sunquest Info Systems

     The Cerner comparable companies consisted of the following medium to large healthcare IT companies:

               IDX Systems Corporation
               InfoCure Corporation
               National Data Corporation
               QuadramedCorporation
               SpaceLab Medical, Inc.
               Sunquest Info Systems

     In addition to the primary comparable companies listed above for Cerner, A.G. Edwards also reviewed the multiples and public market performance for Eclipsys Corporation, IMS Health, Inc. and Shared Medical Systems Corporation, which were pending acquisition targets as of the date of the A.G. Edwards opinion. On May 25, 2000, Eclipsys Corporation terminated its planned merger with Neoforma and entered into a strategic marketing and distribution agreement with Neoforma. On May 17, 2000, IMS Health restructured its pending merger with TriZetto such that the two companies will remain separate, independently traded companies and TriZetto will purchase IMS Health's Erisco Managed Care Technologies for 10.6 million shares of TriZetto stock.

     The financial information reviewed by A.G. Edwards included, among other things, each company's stock price as a multiple of the LTM and First Call Corporation or I/B/E/S estimates for LTM, current fiscal and next fiscal year EPS and each company's total market capitalization (market value of common equity plus total debt less cash and cash equivalents) as a multiple of LTM sales, EBITDA and EBIT. A.G. Edwards reviewed the multiples for CITATION for the fiscal year ended March 31, 2000 and the projected fiscal year ended March 31, 2001 based on the public market price for CITATION as of May 8, 2000 and at various transaction valuations implied by Cerner stock prices ranging from $14.88 to $27.88. A.G. Edwards reviewed the multiples for Cerner at the public market price for Cerner as of May 8, 2000 using both the consensus earnings estimates published by securities analysts and Cerner's internal budgeted numbers for earnings and the LTM results for all other financial measures. In addition to using Cerner's actual public market value for multiples, A.G. Edwards adjusted the actual public market value of Cerner's stake in CareInsite by deducting the after-tax value of the stake and applying a range of liquidity discounts from 0% to 30%. The following table sets forth the most substantive results of this analysis.


       Implied Multiples     Public Market as
      at Cerner Share Price   of May 8, 2000                Median
      ---------------------   --------------                ------

                                                Small       Med. to
                                                to Med.     Large
                                                Health            Acq.
              $17.88  $21.88   $24.88  CITATION  Cerner(a)  Healthcare(b)  Healthcare(c)   Targets(d)
              ------  ------   ------  --------  ---------  -------------  -------------   ----------
LTM Sales       .9x     1.1x     1.2x      .8x     1.2x         0.8x           1.1x           1.7x
                                                             (.3x-1.5x)     (.6x-1.4x)
LTM EBITDA     6.8x     8.0x     8.9x     6.1x     8.8x         6.5x           5.8x          11.0x
                                                            (2.7x-10.5x)    (3.3x-8.8x)
LTM EBIT      34.1x    40.2x    44.8x    30.4x    28.3x         9.7x           8.5x          14.7x
                                                            (4.2x-16.2x)    (4.4x-16.2x)
LTM Net                                                        15.6x          13.4x          23.5x
 Income       63.1x    75.0x    84.0x    54.9x    68.7x     (8.1x-28.7x)    (8.1x-28.7x)
Next Fiscal
 Year Net                                                      11.5x          13.5x
 Income      144.9x   172.2x   192.6x   143.8x    20.5x     (8.7x-29.8x)    (9.0x-29.8x)     17.5x


     (a)  Excludes the after-tax market value of Cerner's interest in  CareInsite  as  of  May 8, 2000  without  a  discount  for
          liquidity.   Cerner's  interest  in  CareInsite  includes  all
          performance shares and warrants.
     (b)  Small  to  Medium Healthcare IT consists of  AMSI,  CAP,
          DHTI, HMSY, INCX, MEDW, QMDC, QSII, SLMD and SUNQ.
     (c)  Medium  to  Large Healthcare IT consists of IDXC,  INCX,
          NDC, QMDC, SLMD and SUNQ.
     (d)  Acquisition Targets consists of ECLP, RX and SMS.

     A.G. Edwards observed that the CITATION multiples implied by the transaction value as of the date of the opinion (May 8, 2000) were above the median multiples for the comparable group of Small to Medium Healthcare IT companies. At the low end of the hypothetical Cerner price range ($14.88), the transaction multiples for LTM sales, LTM EBIT, LTM Net Income and Next Fiscal Year Net Income were also equal to or above the multiples for the comparable companies. In addition, A.G. Edwards noted that Cerner's multiple of LTM sales (excluding the CareInsite stake), which A.G. Edwards determined to be a significant measure, was consistent with the median of the comparable companies in the Medium to Large Healthcare IT group, as would be expected, and below the median for the acquisition targets.

     Other Considerations

     In addition to a review of the quantitative aspects of the transaction and the financial performance of CITATION and Cerner, A.G. Edwards noted several qualitative aspects about the transaction and the relative positions of the companies. In particular, A.G. Edwards noted that CITATION had been unsuccessful in attracting a successful buyer through a prior sales process and the company's stock price had been negatively impacted by a lack of research coverage, a small market capitalization and a limited public float. Conversely, A.G Edwards recognized that Cerner maintained a considerably larger market capitalization and was widely followed by research analysts. Cerner's growth prospects appear to be strong due to positive initial market acceptance for its HNA Millenniumr product. In addition, Cerner's stock price has been positively impacted by its investment in CareInsite and the fact that it will become a major shareholder in Healtheon/WebMD as a result of a pending merger between that company and CareInsite.

     The foregoing summary does not purport to be a complete description of all the analyses performed by A.G. Edwards in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering the A.G. Edwards opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the A.G. Edwards opinion. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CITATION or Cerner. The assumptions made and judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the A.G. Edwards opinion itself. No company, transaction or business used in such analyses as a comparison is identical to CITATION or Cerner or the proposed transactions, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public

<PAGE                           -31-

trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards'analysis of the fairness of the merger consideration, from a financial point of view, to the holders of CITATION shares and were conducted in connection with the delivery of A.G. Edwards' opinion.The analyses do not purport to be appraisals or to reflect the prices at which CITATION or Cerner might actually be sold.

     A.G. Edwards, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, CITATION, CITATION's directors and officers or its shareholders, or Cerner, Cerner's directors and officers or its shareholders, which in its opinion would affect its ability to render a fair and independent opinion in this matter.

     For its services in connection with the proposed transactions, A.G. Edwards will receive from CITATION a fee of $150,000 of which $75,000 was payable upon the delivery of A.G. Edwards' opinion with the remaining $75,000 payable upon the closing of the merger. CITATION has agreed to reimburse A.G. Edwards for its reasonable out-of-pocket expenses and to indemnify A.G. Edwards and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling A.G. Edwards or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to A.G. Edwards' engagement.

Federal  Securities Laws Consequences and Restrictions on Resales  by
Affiliates

     Shares of Cerner common stock to be issued to CITATION shareholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of CITATION. Any subsequent transfer of shares, however, by any person who is an affiliate of CITATION at the time the merger is submitted for a vote of the CITATION shareholders will, under existing law, require either:

          the further registration under the Securities Act of the Cerner common stock to be transferred,

          compliance  with  Rule 145 promulgated under the  Securities
          Act,    which   permits   limited   sales   under   certain
          circumstances, or

          the availability of another exemption from registration.

     An  "affiliate"  of  CITATION  is  a  person  who  directly,  or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, CITATION. These restrictions are expected to apply to the directors and executive officers of CITATION and the holders of ten percent or more of the outstanding CITATION common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a ten percent or greater beneficial or equity interest. Cerner will give stop transfer instructions to the transfer agent with respect to the shares of Cerner common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

     CITATION has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of CITATION, for purposes of Rule 145 under the Securities Act, to deliver to Cerner a written agreement intended to ensure compliance with the Securities Act.

Shareholders Agreement

     Contemporaneously with the execution of the merger agreement, six executive officers and directors of CITATION entered into a shareholders agreement with Cerner. The shareholders agreement requires such shareholders to vote all shares of CITATION held by them in favor of the approval of the merger agreement and the transactions contemplated thereby. In addition, such shareholders granted to Cerner an irrevocable proxy to vote their shares to approve the merger agreement and the transactions contemplated thereby and an option to purchase, under certain circumstances, all or a portion of their CITATION shares. There are a total of 1,133,290 shares of CITATION common stock held by such executive officers and directors that are subject to the shareholders agreement, which constitutes approximately 29.3% of the outstanding shares of CITATION common stock.

Fees and Expenses of the Merger

     Each party is responsible for its own expenses in connection with the merger.

Accounting Treatment

     The merger will be accounted for as a "purchase," as such term is used under GAAP, for accounting and financial reporting purposes. CITATION will be treated as the acquired corporation for such purposes. CITATION's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and will be recorded in Cerner's consolidated financial statements. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price, if any, will be recorded as an intangible asset and amortized against the consolidated earnings of Cerner over a period following completion of the merger. Cerner's consolidated financial statements will include the operations of the surviving company, Cerner Citation, Inc., after the effective time of the merger.

Federal Income Tax Consequences

           The following is a discussion of the material federal income tax consequences of the merger to the holders of CITATION common stock. The discussion is based on the Internal Revenue Code (the "Code"), Treasury regulations, rulings of the Internal Revenue Service (the "IRS") and court decisions as of the date of this proxy statement/prospectus. Those authorities may change, possibly retroactively, which could alter the tax consequences described below.

           This discussion assumes that the CITATION common stock is held as a capital asset. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to CITATION shareholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, insurance companies or mutual funds. In addition, this discussion does not discuss the consequences to shareholders who are subject to the alternative minimum tax provisions, acquired their shares in stock option or stock purchase plans or in other compensatory transactions, hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction or hold the CITATION common stock as "qualified small business stock."

           It is a condition to the obligation of Cerner and CITATION to complete the merger that the parties receive the opinions of their respective counsel, dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of section 368(a) of the Code. The opinions will be based upon the facts existing at the completion of the merger. In rendering their opinions, the counsel will require and rely upon representations contained in certificates of officers of CITATION, Cerner and others. The tax opinions will not bind the IRS nor stop the IRS from taking a contrary position.

            Based on the merger being  treated   as   a reorganization
for federal income tax purposes, the merger will have  the   following
U.S.   federal   income   tax consequences:

      an exchanging CITATION shareholder will recognize income or gain on the exchange of his or her CITATION stock
in  the  merger  in an amount equal to the  lesser  of   the
amount of cash received or the gain realized on such exchange. Any gain realized on any exchange will equal the excess of the fair market value of the Cerner common stock and cash received in the exchange over the tax basis of such exchanged CITATION common stock. Any gain recognized on the exchange by the exchanging CITATION shareholder likely will be treated as capital gain. However, any gain recognized will be treated as ordinary dividend income if, under
principles   similar  to  the  federal  income   tax   stock
redemption   provisions,  the  exchange  by   the   CITATION
shareholder would not qualify as a "sale or exchange."   The
dividend   characterization  is  not   likely   unless   the
exchanging CITATION shareholder actually or constructively owns an interest in Cerner. Any capital gain recognized will
be  long-term  capital  gain  if  the  exchanging   CITATION
shareholder held the exchanged stock for more than 12 months. An exchanging CITATION shareholder may not recognize any loss in the merger.

      the aggregate tax basis of the shares of Cerner common stock received by CITATION shareholders will equal the aggregate tax basis of the shares of CITATION common stock surrendered in exchange for such Cerner common stock (not including any basis attributable to fractional shares), reduced by the amount of any cash received in the exchange and increased by any income or gain recognized on the exchange.

      the holding period of a share of Cerner common stock received in the merger will include the holder's holding period in the CITATION common stock surrendered in the exchange for the Cerner common stock;

      a CITATION shareholder receiving cash for a fractional share will recognize gain or loss in an amount equal to the difference between the cash received for the fractional share and the basis allocable to such portion of the CITATION common stock attributable to the fractional share and such gain or loss likely will be capital gain or loss.

       a dissenting CITATION shareholder generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of such shares of CITATION common stock. Such capital gain or loss will be long-term capital gain or loss if the dissenting CITATION shareholder held the shares of CITATION for more than 12 months. However, the cash received may be treated as ordinary dividend income if the dissenting shareholder's cash receipt is not treated as a sale or exchange under the federal income tax stock redemption rules. The dividend characterization is not likely unless the CITATION shareholder actually and constructively owns a significant interest in Cerner.

      neither Cerner nor CITATION will recognize any gain or loss as a result of the merger.

           If the IRS successfully challenges the merger's status as a reorganization, CITATION's shareholders will have to recognize taxable gain or loss on the difference between the (1) sum of the fair market value of the Cerner common stock and the cash received in exchange for the CITATION common stock and (2) the tax basis of the CITATION common stock exchanged. This gain or loss generally will be treated as capital gain or loss. In that event, a shareholder's basis in the Cerner common stock received would equal its fair market value, and the shareholder would begin a new holding period.

           CITATION shareholders, other than certain exempt recipients, may be subject to backup withholding at a rate of 31% with respect to cash received pursuant to the merger, unless the CITATION shareholder either (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter or (2) otherwise
proves   that   the shareholder is exempt from backup withholding

           CITATION   shareholders   will   also   be required to file
certain   information  with  their  federal  income  tax  returns  and to retain certain records with regard  to  the merger.

           Tax matters are very complicated, and the tax consequences of the merger to each CITATION shareholder will depend on the facts of each shareholder's situation. CITATION shareholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.


Interests of Certain Persons in the Merger

      When you consider CITATION's board of directors' recommendation to vote for the merger, the merger agreement and the transactions contemplated thereby, you should be aware of interests which some of the CITATION's directors and executive officers have in the merger that are different from your interests as CITATION shareholders. CITATION's board was aware of these and other interests and specifically considered them before approving and adopting the merger, the merger agreement and the transactions contemplated thereby.

      Treatment of Stock Options. Under the terms of the merger agreement, each holder of outstanding options, whether or not such options are exercisable, will be converted into the right to receive that number of shares of Cerner common stock determined by multiplying the number of shares of CITATION common stock subject to
such   option  or  right
by the exchange ratio of 0.1695. A corresponding adjustment in the exercise price would also be effected. CITATION's directors and executive officers will receive this option treatment for all of their options. In addition, unvested options to acquire up to 60,000 shares of CITATION common stock outstanding under the CITATION 1999 Director Stock Option Plan, as amended, will, pursuant to their terms, become exercisable upon completion of the merger. All other outstanding stock options shall continue to vest in accordance with their terms.

      The following table sets forth information as to the options outstanding as of the date of this proxy statement/prospectus.

                                                Number of Options that
                                                 Vest Upon Completion
 Name               Number of Options Held           of the Merger
 ----               ----------------------           -------------

J. Robert Copper              205,000                      -

Richard D. Neece              135,000                      -

Fred L. Brown                  22,000                 20,000

Larry D. Marcus                15,000                 10,000

James F. O'Donnell             12,000                 10,000

David T. Pieroni               22,000                 20,000


      Director and Officer Indemnification and Insurance. The merger agreement provides that Cerner and the surviving corporation will indemnify and hold harmless each of CITATION's present directors and officers, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent that would have been permitted under Missouri law and CITATION's articles of incorporation or bylaws in effect on the date of the merger agreement (and Cerner and the surviving corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law and CITATION's articles of incorporation and bylaws, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Cerner and the surviving corporation shall not have any obligation to indemnify CITATION's officers or directors for any acts related to or arising out of the merger, the merger agreement or the transactions contemplated thereby if and to the extent such person's conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. In addition, the merger agreement provides that Cerner or the surviving corporation, to the extent available, will maintain in effect, for a period of five years after the merger, directors' and officers' liability insurance for the benefit of CITATION's directors and officers who are currently covered under CITATION's directors' and officers' liability insurance on terms not materially less favorable than the existing insurance coverage; provided, however, Cerner or the surviving corporation is not obligated to pay an annual premium in excess of 150% of the last annual premium paid by CITATION prior to the date of the merger agreement

      Copper Employment Agreement. J. Robert Copper has entered into an employment agreement with Cerner, effective as of closing, pursuant to which he will serve as Senior Advisor, Laboratory Systems. The term of the agreement is 20 months from the date of the merger, and Mr. Copper is obligated to serve on average two to three days a month in a consultative capacity to Cerner's laboratory leadership team. As consideration, Mr. Copper will receive a monthly salary of $10,000, reimbursement of travel expenses and health insurance and benefits. In addition, Mr. Copper has agreed to terminate his current change of control agreement, pursuant to which he would have been eligible to receive an amount equal to his annual salary as severance if an involuntary change in his employment occurred within 12 months after a CITATION change of control.

      Neece Employment Agreement. Richard D. Neece has entered into an employment agreement with Cerner, effective as of closing, pursuant to which he will serve as Vice President and Laboratory Operating Officer. As consideration, Mr. Neece will initially receive an annual salary of $150,000, an annual performance bonus of up to $75,000, options to purchase 1,900 shares of Cerner common stock at the price of Cerner stock at the time of grant and other benefits available to full-time employees of Cerner. In addition, Mr. Neece has agreed to terminate his current change of control agreement, pursuant to which he would have been eligible to receive an amount equal to his annual salary as severance if an involuntary change in his employment occurred within 12 months after a CITATION change of control.

Dissenters' Rights

     CITATION  shareholders  who follow the procedure  set  forth  in
Section 455 of The General and Business Corporation Law of Missouri will be entitled to receive payment in cash for their shares. The following summary of Section 455 is not intended to be a complete statement of the law and is qualified in its entirety by reference thereto, the full text of which is set forth as Appendix D hereto. CITATION shareholders receiving cash upon exercise of dissenters'
rights may recognize gain for federal income tax purposes. See "-Federal Income Tax Consequences" on page ____.

     A CITATION shareholder may assert dissenters' rights only by complying with all of the following requirements:

     a. The shareholder must deliver to CITATION prior to or at the special meeting a written objection to the merger agreement. Such objection should be delivered or mailed in time to arrive before the special meeting to CITATION
          Computer Systems, Inc, 424 South Woods Mill Road, Suite 200, Chesterfield, Missouri 63017, Attention: Corporate Secretary. Such a written objection must be made in addition to, and separate from, any proxy or other vote against adoption of the merger agreement. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to CITATION before the vote is taken. Unless a shareholder files the written objection as provided above, he or she will not have any dissenters' rights of appraisal.

     b. The shareholder must not vote in favor of adoption of the merger agreement; and

     c. The shareholder must deliver to the combined company within twenty days after the effective time of the merger a written demand for payment of the fair value of his or her shares of CITATION common stock as of the day prior to the date of the CITATION shareholders meeting. That demand must include a statement of the number of shares of CITATION common stock owned. The demand must be mailed or delivered to the combined company at Cerner Corporation, 2800 Rockcreek Parkway, Kansas City, Missouri 64117,
          Attention: Corporate Secretary. Any shareholder who fails to make a written demand for payment within the twenty-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Neither a vote against the merger agreement nor the written objection referred to in
          (a) satisfies the written demand requirement referred to in this clause (c).

     A beneficial owner of shares of CITATION common stock who is not the record owner may not assert dissenters' rights. If the shares of CITATION common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee or are held in "street name" by a brokerage firm or bank, the written demand asserting dissenters' rights must be executed by the fiduciary, nominee, broker or bank. If the shares of CITATION common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, he is acting as agent for the record owner.

     If within thirty days of the effective time of the merger, the value of a dissenting shareholder's shares of CITATION common stock is agreed upon between the shareholder and the combined company, the combined company will make payment to the shareholder within ninety days after the effective time, upon the shareholder's surrender of his or her certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in the combined company.

     If the dissenting shareholder and the combined company do not agree on the fair value of the shares within thirty days after the effective time of the merger, the dissenting shareholder may, within sixty days after the expiration of the thirty days, file a petition in any court of competent jurisdiction within Clay County, Missouri asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against the combined company for the amount of such fair value as of the day prior to the date on which such vote was taken adopting the merger agreement, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to the combined company of the CITATION certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in the combined company. Unless the dissenting shareholder will file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder will be conclusively presumed to have adopted and ratified the merger agreement, and will be bound by the terms thereof.

     The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 455 or if the merger agreement is terminated for any reason.

     CITATION shareholders considering demanding the purchase of their shares at fair market value should keep in mind that the fair value of their shares determined under Section 455 could be more, the same, or less than the merger consideration to which they are entitled pursuant to the merger if they do not demand the purchase of their shares at fair value.

     The summary set forth above does not purport to be a complete statement of the provisions of Section 455 relating to the rights of dissenting CITATION shareholders and is qualified in its entirety by reference to Section 455, which is included as Appendix D to this proxy statement/prospectus. CITATION shareholders intending to demand the purchase of their shares at fair value are urged to review carefully the provisions set forth in Appendix D and to consult with legal counsel so as to be in strict compliance therewith.

Conditions to the Merger

     Completion of the merger is subject to various conditions. While it is anticipated that all such conditions will be satisfied, there can be no assurance as to whether or when all of such conditions will be satisfied or, where permissible, waived. The respective obligations of Cerner and CITATION to complete the merger are subject to certain conditions set forth in the merger agreement, including the following:

       Approval of the merger agreement by the holders of at least two-thirds of all the outstanding shares of CITATION common stock;

       The   effectiveness  of  the  registration  statement  for  the
       shares of Cerner common stock to be issued in the merger;

       The   receipt   of   all   state   securities   or   blue   sky
       authorizations necessary to complete the merger;

       The approval by the Nasdaq National Market of the listing of the shares of Cerner common stock to be issued in the merger, subject to official notice of issuance;

       The   receipt   of   all  required  regulatory  approvals   and
       expiration of all related statutory waiting periods;

       The  absence of any order, decree or injunction of a  court  or
       agency   of   competent  jurisdiction  which   prohibits   the
       completion of the merger;

       The   absence   of  any  statute,  rule  or  regulation   which
       prohibits, restricts or makes illegal completion of the merger;

       The   accuracy   of  the  other  party's  representations   and
       warranties contained in the merger agreement as of the date specified therein, except, in the case of most of such representations and warranties, where a failure to be so accurate would not be reasonably likely to have a material adverse affect on the party making such representations and warranties, and the performance by the other party of its obligations contained in the merger agreement in all material respects;

       The receipt by each party of an opinion of its counsel substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

       The execution and delivery of employment agreements by and between each J. Robert Copper and Richard D. Neece and Cerner;

       The  receipt by each party of an opinion of the others  counsel
       as   to   certain  corporate  matters  regarding  Cerner   and
       CITATION;

       The absence of any material adverse change in the financial condition, results of operations or cash flows or assets, liabilities, business or prospects of Cerner or CITATION since March 31, 2000; and

       The receipt by Cerner of affiliate agreements from each affiliate of CITATION.

Regulatory Approval

     Pursuant to the Hart-Scott-Rodino Act, the merger may not be completed until after Cerner and CITATION have given certain information and materials to the Federal Trade Commission and a required waiting period has expired or has been terminated. Cerner and CITATION submitted notification and report forms on May 19, 2000. Early termination was granted May 31, 2000.

Conduct of Business Pending the Merger

     Until either the merger is completed or the merger agreement is terminated, CITATION has agreed to carry on its business in the ordinary course in substantially the same manner as it conducted prior to the execution of the merger agreement. CITATION has agreed to certain limitations on its ability to engage in material transactions. Among those limitations, CITATION, subject to certain exceptions, will not, without the prior consent of Cerner:

       Amend its articles of incorporation or bylaws;

       Split, combine or reclassify any shares of capital stock of CITATION or declare, set aside or pay any dividend;

       (1) Issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of CITATION capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such capital stock or any such convertible securities, other than certain shares issuable pursuant to the CITATION employee
       plans,   or  (2)  amend  in  any  respect  any  term  of   any
       outstanding security of CITATION;

       Other   than  in  the  ordinary  course  of  business   or   as
       contemplated by the capital expenditure budgets for CITATION, incur any capital expenditures or obligations or liabilities in excess of $75,000;

       Except in the ordinary course of business, acquire in one transaction or a series of related transactions (1) any assets having a fair market value in excess of $75,000, or
       (2) all or substantially all of the equity interests of any person or any business or division of any person having a fair market value in excess of $75,000;

       Sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (1) sales or licenses of finished goods or the performance of services in the ordinary
       course   of  business  consistent  with  past  practice,   (2)
       equipment and property no longer used in the operation of CITATION's business, and (3) assets related to discontinued operations of CITATION;

       (1) incur any indebtedness for borrowed money or guarantee any such indebtedness, (2) issue or sell any debt securities or warrants or rights to acquire any debt securities of
       CITATION,   (3)   make   any  loans,   advances   or   capital
       contributions to or investments in, any other person, or (4) guarantee any debt securities or indebtedness of others in any case in an amount in excess of $50,000, except, in each case, in the ordinary course of business consistent with past practice;

       (1) enter into any agreement or arrangement that limits or otherwise restricts CITATION or any of its affiliates or any successor thereto or that would, after the effective time of the merger, limit or restrict CITATION or the combined company, or any of their respective affiliates, from engaging or competing in any line of business or in any location, or
       (2) enter into, amend, modify or terminate any material contract, agreement or arrangement of CITATION or otherwise waive, release or assign any material rights, claims or benefits of CITATION thereunder; provided, however, CITATION may enter into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with CITATION's prior practice;

       (1) except as required by law or a pre-existing written agreement, or as consistent with past practice and routine
       raises   on   anniversary  dates,  increase  the   amount   of
       compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits,
       (2)   except  as  required  by  law,  a  preexisting   written
       agreement or a CITATION severance policy existing as of May 15, 2000, grant any severance or termination pay to any director, officer or employee of CITATION or, (3) adopt any additional employee benefit plan or, except in the ordinary
       course   of   business  consistent  with  past  practice   and
       containing   only  normal  and  customary  terms,   make   any
       contribution to any such existing plan or (4) except as may be required by law or a preexisting written agreement or employee benefit plan, or as contemplated by the merger agreement, enter into, amend in any respect, or accelerate the vesting under any CITATION employee plan, employment
       agreement,    option,   license   agreement   or    retirement
       agreements, or (5) hire any employee with an annual base salary in excess of $75,000;

       change  (1)  CITATION's  methods of  accounting  in  effect  at
       March 31, 2000 except as required by changes in GAAP, as concurred with by its independent public accountants, or (2) CITATION's fiscal year;

       (1) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of CITATION, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (a) recognized or disclosed in the CITATION financial statements (or the notes thereto) or (b) incurred since March 31, 2000 in the ordinary course of business consistent with past practice, or
       (2) make any material tax election or enter into any settlement or compromise of any tax liability other than in
       the   ordinary  course  of  business  consistent   with   past
       practices and containing only normal and customary terms;

       enter into any new material line of business; or

       except to the extent required to comply with its obligations under the merger agreement or required by law, CITATION shall
       not   amend   or   propose  to  so  amend  its   articles   of
       incorporation, bylaws or other governing documents.

No Solicitation

     CITATION has agreed that it will not nor shall it authorize its officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives to (a) solicit, initiate or knowingly facilitate or encourage the submission of any "acquisition proposal for CITATION," (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any acquisition proposal for CITATION, (c) grant any waiver or release under any standstill or similar agreement with respect to any class of CITATION capital stock or (d) enter into any agreement with respect to any acquisition proposal for CITATION. "Acquisition proposal for CITATION" means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of ten percent or more of the assets, or directly or indirectly acquires beneficial ownership of securities representing, or exchangeable for or convertible into, more than ten percent of the outstanding securities of any class of voting securities of CITATION or in which CITATION issues securities representing ten percent of the outstanding securities of any class of voting securities of CITATION, other than the transaction contemplated by the merger agreement.

     However, under the merger agreement, CITATION is permitted to furnish information to, and enter into negotiations with, a third party making a takeover proposal if:

          CITATION receives from such third party an unsolicited "superior proposal" of the type described below prior to
          the   approval   of  the  merger  agreement   by   CITATION
          shareholders;

          The CITATION board of directors concludes in good faith, after receiving advice from outside counsel and independent financial advisor, that CITATION must do so in order to comply with its fiduciary duties under applicable law; and

          Prior   to   doing  so,  CITATION  enters  into   reasonably
          customary confidentiality and standstill agreements with such third party.

     CITATION is required to notify Cerner immediately if any such negotiations are sought to be initiated or continued in respect of any such takeover proposal, together with all of the relevant details of the negotiations. CITATION also may communicate information about any takeover proposal to its shareholders if its board of directors determines, based on advice of outside counsel and financial advisor, that such communication is required under applicable law.

     "Superior proposal" means any bona fide written takeover proposal for all outstanding shares of CITATION common stock or all or substantially all of the assets of CITATION on terms which the board of directors of CITATION determines in its good faith judgment (based on a written opinion of CITATION's financial advisor) to be materially more favorable to CITATION and its shareholders than the merger (taking into account any changes to the financial and other contractual terms of the merger agreement proposed by Cerner in response to such proposal, the person making the proposal, any  legal  or  regulatory  considerations  and  all  other relevant financial and strategic considerations, including the timing of the consummation of such transactions) and for which financing, to the extent required,is then committed or which, in the good faith judgment of the board of directors of CITATION, is reasonably capable of being obtained by such third party.

Waiver and Amendment

     Prior to or at the effective time of the merger, any provision of the merger agreement, including, without limitation, the conditions to consummation of the merger, may be (a) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (b) amended at any time by written agreement of the parties, whether before or after approval of the merger agreement by the shareholders of CITATION. However, no such amendment or modification may be made after the CITATION shareholder approval without the further approval of such shareholders if required under any applicable law, rule or regulation.

Termination of the Merger Agreement

     The merger agreement and the merger may be terminated at any time prior to the completion of the merger:

               By mutual written consent of Cerner and CITATION;

               By Cerner or CITATION, if the merger has not been consummated by December 30, 2000, provided that the right to terminate shall not be available to any party whose breach of any provision of the merger agreement has resulted in the failure of the merger to occur on or before such date;

               By Cerner or CITATION, if there shall be any law that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any governmental entity having competent jurisdiction enjoining Cerner, CITATION or Cerner Performance Logistics, Inc. from consummating the merger is entered and such judgment, injunction, or order shall have become final and nonappealable;

               By Cerner or CITATION, if the CITATION shareholders do not approve the merger agreement on or before December 30, 2000;

               By Cerner or CITATION, if there has been a material breach of any of the representations, warranties, covenants or agreements of the other party in the merger agreement which shall constitute a failure of a condition to the completion of the merger which condition shall be incapable of being satisfied before December 30, 2000;

               By  Cerner,  if  there shall have occurred  an  adverse
               change   in   the   CITATION   board   of   directors'
               recommendation  that  its  shareholders  approve   the
               merger;

               By Cerner, if there shall have occurred a willful and material breach by CITATION or any of its officers, directors, employees, advisors or agents of CITATION's covenant not to solicit, participate in or negotiate an acquisition proposal;

               By   Cerner,   if   CITATION  fails  to   include   the
               recommendation of its board in favor of the adoption and approval of the merger agreement and the approval of the merger in this proxy statement/prospectus;

               By Cerner, if the board of directors of CITATION shall have approved, endorsed or recommended any competing or alternative acquisition proposal of CITATION;

               By   Cerner,  if  a  tender  offer  or  exchange  offer
               relating to the securities of CITATION shall have been commenced and CITATION shall not have sent to its shareholders, within ten business
		   days after the commencement of such tender or exchange offer, a statement disclosing that CITATION recommends rejection of such tender or exchange offer;

               By CITATION, if it receives a bona fide superior proposal as discussed above under "-No Solicitation" on page ____; or

               Automatically, if the merger is enjoined by a court of competent jurisdiction for a period extending beyond ninety days.

     Effect of Termination

     If the merger agreement is terminated, it will thereafter become void and there will be no liability on the part of Cerner or CITATION or their respective officers or directors, except that:

          Any such termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement;

          Certain provisions of the merger agreement, including those relating to confidential treatment of information will survive the termination; and

          Cerner and CITATION each will bear its own expenses in connection with the merger agreement and the transactions contemplated thereby, except as otherwise provided therein.

     CITATION has agreed to pay to Cerner upon demand a termination fee of $600,000 (a) if the merger agreement is terminated because the CITATION shareholders do not approve the merger agreement on or before December 30, 2000, and the closing price per share of Cerner common stock, as reported by the Nasdaq National Market, is greater than $24.00 on at least ten of the last twenty trading days immediately preceding the date for the CITATION shareholder meeting, or (b) if CITATION elects to accept an alternative acquisition proposal or to withdraw or modify its recommendation of the merger as a result of an alternative acquisition proposal.

Nasdaq National Market Listing

     The Cerner common stock is traded on the Nasdaq National Market. Cerner has agreed to use its reasonable best efforts to cause the shares of Cerner common stock to be issued in the merger to be listed on the Nasdaq National Market. It is a condition to completion of the merger that those shares be listed on the Nasdaq National Market, subject to official notice of issuance.

Effective Time

     It is presently anticipated that the effective time of the merger will occur sometime during the third quarter of 2000. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Cerner and CITATION will complete the merger. If the merger is not completed on or before December 30, 2000, either Cerner or CITATION may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants under the merger agreement.

                   INFORMATION REGARDING CITATION

Business

      CITATION designs, develops, markets and supports patient-centered clinical information systems for hospitals, clinics, physicians' groups and emerging Integrated Delivery Networks ("IDNs"). CITATION offers a comprehensive suite of clinical products using open client/server architecture that meets a broad range of the information systems needs of the healthcare industry. These products integrate patient care processes within the enterprise. CITATION's systems are modular, scaleable and allow clients to leverage their investments in existing systems. Individual components of CITATION's systems can function independently, giving clients the ability to build their system over time and to integrate existing software which is meeting their current needs. CITATION's systems are installed in approximately 300 institutions ranging in size from under 100 beds to over 1,000 beds. CITATION markets its products directly in the United States and Canada, as well as through distribution partners in Europe, India, Latin America and the Far East.

The Company

      CITATION was organized in 1979 as a Missouri corporation. CITATION's principal executive office is located at 424 South Woods Mill Road, Suite 200, Chesterfield, Missouri 63017 (a suburb of St. Louis) and its telephone number is (314) 579-7900.

      In June 1998, CITATION sold its suite of financial software products to allow it to focus on its clinical applications. The following description of the business excludes these products.

Industry Background

      The U.S. healthcare industry is undergoing rapid change. Historically, reimbursement for healthcare services has been based on a fee-for-service model of payment. With increasing pressure to reduce costs, managed care organizations and other payors are shifting the economic risk for the delivery of care to providers through alternative reimbursement models, including capitation and fixed fees. As a result, healthcare providers such as hospitals, multi-specialty physician groups, laboratories, pharmacies, home health services and nursing homes are integrating horizontally and vertically to create IDNs. IDNs are designed to serve all of the healthcare needs of regional populations while achieving economies of scale.

     In order to lower healthcare delivery costs while maintaining or improving the quality of patient care, providers need access to detailed clinical information to: (a) manage the patient care process throughout the IDN; (b) automate patient care documentation;
(c) compare care provider performance and clinical and cost outcomes both within the organization and to established norms; (d) monitor performance under managed care contracts; (e) monitor practice patterns of care providers; (f) measure the effectiveness of new technologies and therapeutics; and (g) support intra- and inter-facility communication. A comprehensive clinical healthcare information system must be able to assist both clinicians and
administrators   in  managing  patient  information  throughout   the
continuum of care.

       Certain information-intensive departments of healthcare organizations, such as laboratories, were early adopters of information systems in order to manage workflow and clinical data. However, as multiple legacy systems have become increasingly prominent on an enterprise-wide basis, the integration of these systems across the enterprise has become more difficult given the different architectures, platforms and operating systems of these information systems.

       Integration and accessibility to patient information are increasingly necessary for healthcare providers to operate efficiently and improve the quality of patient care. As the need for readily accessible information throughout the healthcare enterprise continues to grow, hospitals, providers and payors of all sizes are faced with the challenge of implementing healthcare information systems that are scalable, capable of working with existing information systems and flexible to adapt to changes in the healthcare marketplace. Also, such systems must be patient-centered, integrating all aspects of managing the healthcare process.

The CITATION Solution

      CITATION designs, develops, markets and supports products that address the healthcare industry's need for patient-centered, fully integrated clinical information systems. CITATION's principal products are designed using a modular, client/server approach, offering clients the ability to build their systems over time and to allow existing legacy applications to interoperate with CITATION's products.

Business Strategy

      CITATION's goal is to leverage its experience of more than 20 years with client/server application solutions to become a leading provider of clinical healthcare information systems. CITATION's strategy for achieving this goal includes the following elements:

      Leverage Existing Client Base. With an installed base of approximately 300 facilities, CITATION believes it has the potential to cross-sell additional products to its existing clients because many of those clients have not purchased all of CITATION's products. CITATION's products are modular in design and can be added over time as each client's needs expand and evolve.

      Expand Product Portfolio. CITATION plans to expand its product line to meet the evolving needs of its clients. CITATION continually evaluates its offerings to determine what additional products or enhancements are required by the healthcare information systems marketplace and CITATION develops and enhances products internally to meet clients' needs. If CITATION can purchase or license proven products at reasonable cost on its chosen technology base it will do so in order to avoid the time and expense involved in developing products.

      Expand Presence in the Asia Pacific and Latin America Markets. CITATION believes that a significant opportunity exists to expand the sales of its products in these international markets. Healthcare providers in a number of countries have not yet invested in sophisticated information systems, and increasingly they are seeking to purchase state-of-the art products, particularly clinical information systems. CITATION believes that its open, client/server architecture and modular, scalable systems provide a cost-effective solution to these markets. CITATION has entered several international markets through a combination of direct sales and distribution arrangements.

      Seek Opportunities with National Accounts. CITATION will continue to work with the current National Hospital Accounts to introduce C-RIS and C-COM for small facilities. CITATION will also target new groups for its complete line of products.

Products

      CITATION has developed a comprehensive suite of clinical products to manage information in the healthcare enterprise. A client can purchase a comprehensive system or can buy modules separately to match a user's individual needs. CITATION's systems address the information needs of care providers and hospital administrators by enabling joint access to clinical and cost information, thereby facilitating cost-containment, effective decision making and delivery of high quality care.

     CITATION's clinical suite of products currently consists of four primary components, each of which can operate independently or as part of a fully integrated system.

           C-COM captures and tracks comprehensive patient clinical information and routes that information among departments or systems in the healthcare organization, enabling providers to evaluate quality of care, productivity and cost-effectiveness of services. C-COM accepts orders from and displays the resulting information at any networked PC location where patient care is being delivered, such as a nursing station or even the bedside. C-COM also is Internet-enabled and supports hand-held, wireless
     technology.  C-COM  is available for Windows   and  Windows  NT
     client and server.

            C-LAB    provides  comprehensive  laboratory   automation
     solutions for clinics, single and multiple site hospitals and clinical and research laboratories. C-LAB automates order entry and dissemination of results and interfaces with care providers' systems. C-LAB sub-modules consist of General Lab, Microbiology, Anatomical Pathology and Blood Bank. The Blood Bank submodule is licensed by CITATION for use and implementation in C-LAB. C-LAB is available in DOS, Windows and Windows NT.

           C-RIS is a radiology management system providing patient tracking, transcription, radiology reporting, auto-fax capabilities, statistical reporting, film management and mammography management. C-RIS is available in Windows NT.

           NuCaMS is an order entry and patient care management system, which is designed to increase the productivity of nurses and other clinicians and to assist in the creation, and management of care plans and clinical pathways. NuCaMS documents variances against established care plans and clinical pathways, enabling care providers to focus on both improving the quality of care and controlling costs. This system enables the healthcare enterprise to allocate resources and schedule procedures and tests automatically. NuCaMS is available in DOS.

Services

       Client service is an important component of CITATION's operations. At March 31, 2000, CITATION employed 38 persons in client services. The client services team generally provides implementation, application and support, education and consulting services to CITATION's clients and primarily employs medical technologists and other healthcare professionals in supporting and implementing healthcare information systems. Instrument interface, network consulting, operating system and hardware support are provided by experts in each area. Additional client services are provided through computer-based training or formal instructor-led, CITATION-sponsored ongoing educational courses and seminars.

      In addition, CITATION provides comprehensive training for clients at its headquarters near St. Louis. Before CITATION's product  becomes  operational,  training  is  also  provided  at  the
client's  location.   CITATION provides additional  training  at  the
client's request for a fee. CITATION offers a maintenance program covering hardware replacement, software upgrades, and telephone consulting service. Depending on the type of system, CITATION offers service contracts for periods of one to five years. Customer support is available 24 hours a day.

      CITATION also offers its services to design and configure the architecture of a provider's systems, including networking, systems integration and data conversion. Further, CITATION provides advice on data analysis to assist care providers in evaluating their operations.

     Product Development

      CITATION is dedicated to providing state-of-the-art integrated clinical systems for healthcare. The cornerstone of CITATION's system is its long-standing commitment to client/server technology. CITATION's multi-tiered products are modular in nature, using an open architecture that is integratable with third party systems as well as other CITATION systems.

      CITATION's current product development efforts use object-oriented programming methodologies. This allows CITATION to develop applications based on reusable libraries of code that CITATION believes results in more cost-effective and rapid product development cycles. CITATION is a Microsoftr Solutions Provider and extensively employs Microsoftr toolsets and standards in its product development efforts. CITATION believes use of these standards and tools facilitates interfacing with other systems and products. CITATION also supports other industry standards such as HL/7, ASTM and the Novell Netware Network Operating System.

      CITATION plans to expand its clinical product line to meet the evolving needs of its clients. CITATION continually evaluates its offerings to determine what additional products or enhancements are required by the healthcare information systems marketplace. CITATION develops and enhances products internally to meet clients' needs, but if CITATION can purchase or license proven products at reasonable costs it will do so in order to avoid the resource time and expense involved in developing products. CITATION actively seeks out for acquisition and licensing other companies and products that fit into CITATION's overall product and technology plan. There is significant competition for suitable acquisition candidates and there can be no assurance that CITATION will be able to successfully acquire or license additional products.

      During the fiscal years ended March 31, 2000 and 1999, CITATION invested $3.4 million and $3.2 million, respectively, in research and development. At March 31, 2000, CITATION employed 32 persons in research and development. CITATION expects to continue to make significant investments in research and development, however, there can be no assurance that CITATION's financial and technological resources will permit it to develop or market new products successfully or respond effectively to technological changes.

Sales and Marketing

      CITATION markets its products in the United States and Canada through a direct sales force under the direction of CITATION's Executive Vice President of Sales and Marketing. At March 31, 2000, CITATION's sales force consisted of seven employees. In addition to CITATION's sales force employees, CITATION has a four-person marketing team that promotes CITATION's products, participates in trade shows and demonstrates CITATION's products. In addition, members of CITATION's development and client services departments provide pre-sales support for CITATION's direct sales force in making presentations to and preparing comprehensive proposals for potential customers.

       CITATION markets its products internationally through distribution alliances in the Far East and Latin America. CITATION has a strategic relationship with Medical Communications Pte. Ltd., formerly Microstate Separations Pte. Ltd. ("Microstate"), a healthcare information systems integrator based in Singapore. Microstate has purchased CITATION's systems for the Indonesian, Malaysian, Hong Kong and Singapore markets. In Latin America, CITATION has a strategic arrangement with Laboratories Para Laboratorios.

Regulation

      CITATION is subject to the general requirements of the Food and Drug Administration's regulations for Class I Medical Devices because it produces a suite of clinical software products. CITATION complies with these regulations and follows Medical Device Reporting guidelines as well.

      Additional legislation governing the dissemination of medical record information has been proposed. CITATION is unable to determine at this time the effect, if any, that these requirements may have on its business.

      In addition, the healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare providers. Many lawmakers have announced that they intend to propose programs to reform the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the regulatory environment in which CITATION's clients operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for CITATION's healthcare information systems. Even if healthcare providers do not curtail or defer investments, they may institute cost-containment measures in anticipation of regulatory reform or for other reasons. These measures may result in greater selectivity in the allocation of capital funds, which could have a material adverse effect on CITATION's ability to sell its healthcare information systems and services. CITATION cannot predict with any certainty what impact, if any, such legislative or market-driven reforms might have on its business and results of operations. There can be no assurance that such proposed changes, if adopted, would not have a material adverse effect on CITATION's business and results of operations.

Employees

      At March 31, 2000, CITATION employed 106 persons. Of these employees, 32 were involved in product development, 38 in client services, 11 in sales and marketing and 25 in general administration, clerical and finance. CITATION's employees are not represented by a labor union and CITATION's management believes that its relationships with its employees are good.

Backlog

      CITATION sells its products on a purchase order basis, with shipments of "turnkey" systems made shortly after receipt of executed purchase orders. As a result, the level of backlog at any particular time is not necessarily an indication of future results.

Properties

      CITATION's principal facilities consisting of approximately 32,000 square feet are located in Chesterfield, Missouri, a suburb of St. Louis. The lease expires in May 2004.

Legal Proceedings

      From time to time, CITATION is subject to litigation and claims in the ordinary course of business. CITATION currently is not a party to any pending legal proceedings, other than ordinary routine litigation incidental to its business.

           CITATION'S MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     Overview

     CITATION designs, develops, markets and supports clinical information systems for hospitals, clinics, physicians' groups and emerging Integrated Delivery Networks ("IDNs"). CITATION offers a comprehensive suite of products designed using open client/server architecture that meets a broad range of the information systems needs of the healthcare industry. These products integrate patient care processes within the enterprise and throughout the IDN. CITATION's systems are modular, scaleable and allow clients to leverage their investments in existing systems. Individual components of CITATION's systems can function independently, giving clients the ability to build their system over time and to integrate existing software. CITATION's clinical systems are installed in approximately 300 institutions ranging in size from less than 100 beds to more than 1,000 beds. CITATION markets its products directly in the United States and Canada, as well as through distribution partners in the Asia Pacific area and Latin America.

     In May 2000, CITATION announced that it had entered a definitive agreement for a business combination with Cerner. Under terms of the agreement, CITATION shareholders will receive 0.1695 shares of Cerner stock for 90% of CITATION stock and $5.10 in cash for 10% of CITATION stock, resulting in the issuance of 598,000 shares of Cerner stock for 90% of CITATION and payment of approximately $2 million for the remaining 10% of the Company. The transaction, which as to the stock portion will be tax-free to CITATION shareholders and which will be accounted for as a purchase by Cerner, is expected to close in the third quarter this calendar year pending CITATION shareholder approval and regulatory approval.

     CITATION generates revenues from the sale of information systems and services. System sales consist of software licenses, related hardware, installation and training, and the sale of third-party software. Hardware revenues are generated from sales of third-party manufactured hardware typically sold in conjunction with CITATION's software. Service revenue includes maintenance and support services.

      Revenue from systems sales is recognized upon shipment  to  the
client.   Revenue  related to the installation is recognized  as  the work is performed. Service revenue is recognized ratably over the term of the contract period.

     Cost of products and services sold includes cost of system sales and cost of service revenue. Cost of system sales includes cost of hardware sold, installation and training expenses and software amortization costs. Cost of service revenue includes all client service expenses plus an allocation of certain other overhead expenses.

      Research and development expenses include salaries and expenses related to development and documentation of software systems and are reduced by capitalized software development costs. Software development costs are expensed until such time as technological feasibility is established and are capitalized in compliance with Statement of Financial Accounting Standards No. 86.

     Sales and marketing expenses include salaries, commissions, advertising, trade show costs and user group costs related to the sale and marketing of CITATION's systems. General and administrative expenses include salaries and expenses for corporate administration, finance, legal, and human resources, as well as profit-sharing, bonuses and insurance.

Other Non-recurring Charges, Including Sale of the Financial Software Line of Business.

      In June 1998, CITATION sold the financial software line of business, including its accounts receivable, patient billing, general ledger, accounts payable, fixed assets, inventory control, medical records abstracting and registration software modules to Sterling Systems based in Downey, Idaho. This line of business accounted for approximately $1.8 million of revenue and contributed a pretax loss of $0.2 million in fiscal 1998. Revenues from this line of business in fiscal 1999 were $0.3 million through the date of its sale. The transaction resulted in an aggregate pretax loss of $0.7 million and an after tax loss of approximately $0.4 million, or $0.11 per share. The loss included the write-off of approximately $0.5 million of capitalized software development costs associated with this software and an additional charge of $0.6 million based on management's estimates of the collectibility of certain accounts receivable
related   to   its  former  financial  software  line  of   business.
Approximately $0.4 million of the sales price for this line of business is reflected in other accounts receivable on the March 31, 2000 Consolidated Balance Sheet; payment thereof is expected in fiscal year 2001.

      Also in June 1998, CITATION announced it was in discussions about a possible business combination with MEDASYS Digital Systems,
S.A., a French Company with U.S. offices in Miami and Chicago. On December 9, 1998, CITATION and MEDASYS Digital Systems, S.A. agreed to terminate a previously announced Agreement and Plan of Reorganization to combine the two companies. The companies entered into a joint marketing agreement with respect to clinical information systems in the fourth quarter of fiscal 1999. During the fourth quarter of fiscal 1999, CITATION recorded a non-operating charge of $0.5 million relative to costs associated with the efforts to achieve a business combination with MEDASYS.

     In the fourth quarter of fiscal 1998 CITATION recorded non-recurring pretax charges of approximately $1.0 million related to customer matters regarding discontinued products ($0.8 million) and for non-operating costs related to the strategic review of alternatives following an unsolicited expression of interest in the Company ($0.2 million). See Note 5 of the Notes to Consolidated Financial Statements beginning on page F-1.

Fourth Quarter Fiscal 2000 Results

      CITATION reported a net loss for the fourth quarter of fiscal 2000 of $0.1 million, or $0.03 per share. The results from the fourth quarter were negatively impacted by reduced spending by potential customers due to their recent large information systems expenditures related to the Y2K upgrades. Revenues and gross profit for the fourth quarter were $2.6 million and $1.5 million, respectively.

Results of Operations

     The following table sets forth, for the period indicated, certain items from the Company's Consolidated Statement of Operations expressed as a percentage of total revenues.


                                                                                  Year Ended March 31,
                                                                                -----------------------
                                                                                2000      1999     1998
                                                                                ----      ----     ----
Revenues:
System sales..................................................................   55.9%     53.8%    49.4%
Service revenue...............................................................   44.1      46.2     50.6
                                                                                -----     -----    -----
Total revenues................................................................  100.0     100.0    100.0

Cost of products and services sold............................................
Cost of system sales..........................................................   37.9      37.9     37.6
Cost of service revenue.......................................................   10.7      12.0     12.3
                                                                                -----     -----    -----
Total cost of products and services sold......................................   48.6      49.9     49.9

Gross profit..................................................................   51.4      50.1     50.1

Research and development......................................................   16.7      14.7     19.2
Selling and administrative....................................................   32.2      32.3     40.2
Loss on sale of financial systems business and other non-recurring charges....     --       4.1      5.0
                                                                                -----     -----    -----
Total operating expense.......................................................   48.9      51.1     64.4
                                                                                -----     -----    -----
Operating income (loss).......................................................    2.5      (1.0)   (14.3)
Other income (expense)........................................................
Interest income...............................................................    0.2       0.4      0.5
Interest expense..............................................................   (0.7)     (0.8)    (1.0)
Other, net....................................................................    0.1      (2.8)    (1.2)
                                                                                -----     -----    -----

Income (loss) before taxes....................................................    2.1      (4.2)   (16.0)
Provision (benefit) for income taxes..........................................    0.8      (1.6)    (6.1)
                                                                                -----     -----    -----
Net income (loss).............................................................    1.3%     (2.6)%   (9.9)%
                                                                                =====     =====    =====


Comparison of Fiscal Year Ended March 31, 2000 to Fiscal Year Ended March 31, 1999.

Revenue

     Total revenues decreased 7.5% to $15.0 million in fiscal 2000 from $16.1 million in fiscal 1999, which reflected a 3.2% decrease in system sales and a 12.9% decrease in service revenue. Fiscal 1999 included $0.3 million of revenues from the financial software line of business, which was sold in June 1998.

     Clinical system sales remained at $8.4 million in both fiscal 2000 and 1999. This reflected the caution shown by potential customers in the aftermath of the Y2K upgrades. Clinical system sales represented 55.9% and 51.9% of total revenues in fiscal years 2000 and 1999, respectively.

      Service revenue decreased to $6.6 million in fiscal 2000 from $7.5 million in fiscal 1999. The 11.4% decrease primarily reflected the lack of growth in new system sales and the reduction in renewals of service contracts from existing customers. Service revenue represented 44.1% and 46.2% of total revenues in fiscal years 2000 and 1999, respectively.

Cost of Products and Services Sold and Gross Profit

      For fiscal 2000 and 1999, total cost of products and services sold were $7.3 million and $8.0 million, respectively, representing a 9.3% decrease in fiscal 2000. The total cost of products and services sold as a percentage of total revenues was 48.6% in fiscal 2000 and 49.9% in fiscal 1999. The cost of system sales as a percentage of system sales revenue decreased to 67.7% in fiscal 2000 from 70.5% in fiscal 1999 due to the decreased percentage of lower margin hardware sales. The cost of service revenue as a percentage of service revenue decreased to 24.4% in fiscal 2000 from 25.9% in fiscal 1999 due primarily to a decrease in related costs. Software amortization costs of $1.2 million in fiscal 2000 and $1.7 million in fiscal 1999 represented 16.2% and 20.5%, respectively, of total costs of products and services sold for fiscal years 2000 and 1999.

      Due to the foregoing factors, gross profit, as a percentage of total revenues, was 51.4% and 50.1% in fiscal years 2000 and 1999, respectively.

Research and Development Expenses


                                                                     Fiscal Year Ended March 31,
                                                                            (In thousands)
Software Development Expense                                              2000          1999
----------------------------                                              ----          ----
Research and development spending....................................   $ 3,350       $ 3,177
Less - software development capitalized..............................       851           808
                                                                        -------       -------
Total research and development expense...............................     2,499         2,369
Amortization of software development costs...........................     1,184         1,650
                                                                        -------       -------
Total software development expenses..................................   $ 3,683       $ 4,019
                                                                        =======       =======

Capitalized Software Development Cost, Net                                 2000          1999
------------------------------------------                                 ----          ----
Beginning of period..................................................   $ 1,775       $ 2,880
Research and development capitalized per above.......................       851           808
Software acquired (C-RIS)*...........................................         -           250
                                                                        -------       -------
                                                                          2,626         3,938
Write-off - Financial products capitalized software development costs**       -          (539)
Amortization of software development costs...........................    (1,184)       (1,650)
Other adjustments....................................................        13            26
                                                                        -------       -------
End of period........................................................   $ 1,455       $ 1,775
                                                                        =======       =======


*     Software  acquired  related to the purchase  of  the  radiology
system.  See Note 4 of the Consolidated Financial      Statements for
further information.
**   See Note 2 of the Consolidated Financial Statements for further information.

Selling and Administrative Expenses

      Selling and administrative expenses as a percentage of total revenues decreased to 32.2% in fiscal 2000 from 32.3% in fiscal 1999. Total selling and administrative expenses decreased $0.4 million to $4.8 million. This decrease was primarily due to lower selling and marketing costs and lower administrative costs to support operations.

Other Operating Expenses

       See previous discussion of other non-recurring charges, including sale of the financial software line of business, under caption "- Other non-recurring charges, including sale of the financial software line of business."

Operating Income (Loss)

      CITATION recorded operating income of $0.4 million in fiscal 2000 compared to $0.5 million in fiscal 1999, excluding the $0.7 million loss on the sale of financial systems line of business. The change primarily reflected the factors described above. Including the above non-recurring charges, the operating loss was $0.2 million in fiscal 1999.

Income Taxes

     The Company's effective income tax rate was 40.0% in fiscal 2000 and the effective income tax benefit rate was 38.0% in fiscal 1999.

Net Income (Loss) and Income (Loss) Per Share

      Net income increased to $0.2 million in fiscal 2000 from a loss of $0.4 million in fiscal 1999 as a result of the factors noted above. Basic and diluted income per share increased to $0.05 in fiscal 2000 from a loss per share of $0.11 in fiscal 1999.

Comparison of Fiscal Year Ended March 31, 1999 to Fiscal Year Ended March 31, 1998.

Revenue

      Total revenues decreased 3.1% to $16.1 million in fiscal 1999 from $16.6 million in fiscal 1998 which reflects a 5.5% increase in system sales and an 11.5% decrease in service revenue. Results for fiscal 1999 and 1998 included $0.3 million and $1.8 million, respectively, of revenues from the financial software line of business, which was sold in June 1998.

      Clinical system sales increased to $8.4 million in fiscal 1999 from $6.4 million in fiscal 1998. The 31.3% increase in clinical system sales was primarily attributable to the increase in systems orders of the Company's new NT products and the increase in hardware sales in anticipation of Y2K upgrades. Clinical system sales represented 51.9% and 38.5% of total revenues in fiscal years 1999 and 1998, respectively.

      Service revenue decreased to $7.5 million in fiscal 1999 from $8.4 million in fiscal 1998. The 11.5% decrease was primarily due to the sale of the financial software line of business in June 1998. Service revenue represented 46.2% and 50.6% of total revenues in fiscal years 1999 and 1998, respectively.

Cost of Products and Services Sold and Gross Profit

      For fiscal 1999 and 1998, total cost of products and services sold were $8.0 million and $8.3 million, respectively, representing a 3.1% decrease in fiscal 1999. The total cost of products and services sold as a percentage of total revenues was 49.9% in both fiscal 1999 and 1998. The cost of system sales as a percentage of system sales revenue decreased to 70.5% in fiscal 1999 from 76.1% in fiscal 1998 due to the increase in higher margin software and services revenue in fiscal 1999. The cost of service revenue as a percentage of service revenue increased to 25.9% in fiscal 1999 from 24.3% in fiscal 1998. Software amortization costs of $1.7 million in fiscal 1999 and $2.1 million in fiscal 1998 represented 20.5% and 25.1%, respectively, of total costs of products and services sold for fiscal years 1999 and 1998.

      Gross profit as a percentage of total revenues was 50.1% in fiscal years 1999 and 1998.

Research and Development Expenses


                                                                        Fiscal Year Ended March 31,
                                                                             (In thousands)
Software Development Expense                                              1999              1998
----------------------------                                            -------           -------
Research and development spending....................................   $ 3,177           $ 4,288
Less - software development capitalized..............................       808             1,089
                                                                        -------           -------
Total research and development expense...............................     2,369             3,199
Amortization of software development costs...........................     1,650             2,085
                                                                        -------           -------
Total software development expenses..................................   $ 4,019           $ 5,284
                                                                        =======           =======

Capitalized Software Development Cost, Net                                1999              1998
------------------------------------------                              -------           -------
Beginning of period..................................................   $ 2,880           $ 3,876
Research and development capitalized per above.......................       808             1,089
Software acquired (C-RIS)*...........................................       250                 -
                                                                        -------           -------
                                                                          3,938             4,965
Write-off - Financial products capitalized software development costs**    (539)                -
Amortization of software development costs...........................    (1,650)           (2,085)
Other adjustments....................................................        26                 -
                                                                        -------           -------
End of period........................................................   $ 1,775           $ 2,880
                                                                        =======           =======


* Software acquired related to the purchase of the radiology system. See Note 4 of the Consolidated Financial Statements for further information.
**    See Note 2 of the Consolidated Financial Statements for further information.

     The decrease in research and development spending in fiscal 1999 compared to fiscal 1998 was the result of the completion of the development of several Windows NT-based products during fiscal 1998.

Selling and Administrative Expenses

      Selling and administrative expenses as a percentage of total revenues decreased to 32.3% in fiscal 1999 from 40.2% in fiscal 1998. Total selling and administrative expenses decreased $1.5 million to $5.2 million. This decrease was primarily due to lower personnel costs and lower administrative costs to support operations.

Other Operating Expenses

       See previous discussion of other non-recurring charges, including sale of the financial software line of business, under caption "- Other non-recurring charges, including sale of financial software line of business."

Operating Loss

      CITATION recorded operating income of $0.5 million in fiscal 1999, excluding the $0.7 million loss on the sale of financial systems line of business. The operating loss for fiscal 1998 was $1.6 million, excluding the $0.8 non-recurring costs. The change primarily reflects the factors described above. Including the above non-recurring charges, the operating loss was $0.2 million in fiscal 1999 compared to an operating loss of $2.4 million in fiscal 1998.

Income Taxes

      CITATION's effective income tax benefit rate was 38.0% in both fiscal 1999 and fiscal 1998.

Net Loss and Loss Per Share

      Net loss decreased $1.3 million to $0.4 million in fiscal 1999 from $1.7 million in fiscal 1998 as a result of the factors noted above. Basic and diluted loss per share decreased to $0.11 in fiscal 1999 from $0.43 in fiscal 1998.

Liquidity and Capital Resources

      CITATION's primary sources of liquidity are cash flows from operations and borrowing under its line of credit with a bank. At March 31, 2000, CITATION had cash and cash equivalents of $0.3 million compared to $0.2 million at March 31, 1999.

      Cash generated by operations was $2.1 million, $1.1 million and $2.6 million in fiscal years 2000, 1999, and 1998, respectively. Net income (loss) plus depreciation, amortization and other non-cash charges was $2.2 million, $2.3 million and $1.3 million in fiscal years 2000, 1999 and 1998, respectively. Changes in operating assets and liabilities (used) generated cash of ($0.1) million, ($1.2) million and $1.3 million in fiscal years 2000, 1999 and 1998, respectively. For the year ended March 31, 2000, CITATION used $1.1 million in investing activities (including $0.9 million for capitalized software development and $0.2 million for capital expenditures). Cash used by financing activities was $0.9 million, which included $0.2 million of principal payments and $0.7 million repayments on the line of credit.

      Cash decreased $0.2 million in fiscal 1999. The decrease was primarily due to $1.5 million used in investing activities (for capitalized software, capital expenditures and purchase of the C-RIS system) offset by cash provided by financing activities (approximately $0.1 million of net proceeds from bank borrowings) and operating activities.

      Cash decreased $0.1 million in fiscal 1998. The decrease was primarily due to $1.5 million used in investing activities (for capital expenditures and software development costs) and $1.1 million of principal payments on long-term debt offset substantially by cash provided by operations.

      At March 31, 2000, CITATION had a line of credit agreement with a bank. The line of credit allows CITATION to borrow up to $4.0 million through June 1, 2001 with interest at the bank's prime rate (9.0% at March 31, 2000). The line of credit and term notes (approximately $0.8 million outstanding at March 31, 2000) are secured by CITATION's accounts receivable, inventory and general intangible assets. The respective agreements require that certain minimum net worth and leverage ratio requirements be maintained by CITATION. CITATION was in compliance with these requirements or has obtained waivers as of March 31, 2000. There were borrowings of $0.5 million outstanding under the line of credit agreement as of March 31, 2000 ($3.5 million of additional borrowings were available), which have been classified as long-term in the March 31, 2000 Consolidated Balance Sheet.

      CITATION has provided extended payment terms for software sold to its distributor in Singapore. Collection of the receivable is ultimately dependent on the distributor's cash flows. CITATION believes that this receivable, which is classified as long-term, is fully collectible.

      CITATION's current commitments consist primarily of operating lease obligations aggregating $2.2 million over the next five years. The operating leases consist primarily of CITATION's office lease in St. Louis, Missouri, which expires in May 2004.

      CITATION believes that its cash and cash equivalents, together with its current borrowing facilities and cash generated from operations, will be sufficient to fund its anticipated cash requirements for at least the next 12 months. CITATION's ability to meet its cash requirements on a long-term basis will depend on profitable operations and consistent and timely collections of its accounts receivable.

Inflation and Changing Prices

      CITATION believes inflation has not had a material effect on CITATION's operations or its financial condition.

New Accounting Standards

      During fiscal 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997. SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." SOP 97-2 did not materially impact the financial position or results of operations of CITATION.

      In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 established accounting and reporting standards for derivative instruments and for hedging activities and requires recognition of all derivatives on the balance sheet measured at fair value. FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. CITATION is continuing to evaluate the provisions of FAS 133 to determine its impact on CITATION's financial position and results of operations, although CITATION does not generally enter into transactions involving derivative instruments.

     In December 1999, the Securities Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 is effective for transactions entered into in fiscal years beginning after March 15, 2000. SAB 101 provides a summary of the general application of generally accepted accounting principles to revenue recognition in the financial statements along with interpretations of applying generally accepted accounting principles to selected revenue recognition issues. CITATION is currently evaluating the provisions of SAB 101 to determine any impact on financial position and results of operations.

Year 2000 Issue

      To date, CITATION is not aware of any significant problems regarding Year 2000 issues. However, there is no assurance that, in the future, problems will not develop in CITATION's systems or products.

      Prior to December 31, 1999, CITATION identified, corrected, reprogrammed, and tested both its systems used internally as well as the products it sells for Year 2000 compliance. As part of CITATION's Year 2000 compliance program CITATION has: (i) identified all critical software sold and used by CITATION that requires modification for the Year 2000; (ii) received written or oral confirmation from its telecommunications vendors that the equipment supplied by such vendors is or will be Year 2000 compliant; (iii) instituted a formal communication process to keep senior management apprised of significant Year 2000 issues; and (iv) completed necessary Year 2000 modifications.

     CITATION does not expect that any future Year 2000 related costs will have a material adverse effect on CITATION's financial position, results of operations or cash flow and that additional costs to be incurred by CITATION with respect to Year 2000 issues will be funded from operating cash flows and/or CITATION's line of credit. However, if all Year 2000 issues were not properly identified, or assessment, remediation and testing were not effected timely with respect to Year 2000 problems that are identified, there can be no assurance that the Year 2000 issue will not materially adversely impact CITATION's results of operations or adversely affect CITATION's relationships with customers, vendors or others. Additionally, there can be no assurance that the Year 2000 issues of other entities will not have a material adverse impact on CITATION's systems, financial position, cash flows or results of operations.

Market Risk

      In the ordinary course of business, CITATION is exposed to interest rate risks for borrowings under its bank line of credit. CITATION currently has elected not to hedge its risks relating to this floating rate debt. CITATION does not enter into derivative financial instruments for trading purposes.


                 COMPARATIVE RIGHTS OF SHAREHOLDERS

      The rights of CITATION shareholders are currently governed by The General and Business Corporation Law of Missouri and CITATION's articles of incorporation and bylaws. As a result of the merger, the shareholders of CITATION will become shareholders of Cerner, whose rights are governed by the Delaware General Corporation Law and Cerner's certificate of incorporation and bylaws. The following discussion is intended only to highlight certain differences between the rights of corporate shareholders under Missouri law and Delaware law generally and specifically with respect to the shareholders of CITATION and Cerner. The discussion is not intended as a complete statement of all such differences, and CITATION shareholders are referred to those laws and governing documents for a definitive treatment of the subject matter.

Certain   Differences  Between  Missouri  and  Delaware   Corporation
Statutes

     Shareholder Approval of Certain Corporate Transactions. The Delaware law requires that a merger, consolidation, disposition of all or substantially all the assets or voluntary dissolution of a corporation be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon (except
as   indicated   below).   The

Missouri law requires that such transactions be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote thereon. Both the Delaware law and the Missouri law require that mergers be approved by the board of directors, but only the Delaware law requires board of director approval of dispositions of all or substantially all of the corporation's assets. Under the Delaware law, shareholder approval is not required for mergers in which:

          the   certificate   of  incorporation  of   the   surviving
          corporation is not amended,

          shares of the surviving corporation outstanding before the merger are unchanged, and new shares to be issued in the merger do not exceed twenty percent of the shares outstanding before the merger.

     Amendment of Charter. Under the Missouri law, proposed amendments to the articles of incorporation may be submitted directly to the shareholders for approval without the prior approval of the board of directors. Amendments to the articles of incorporation must be approved by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

      The Delaware law requires that an amendment to a Delaware corporation's certificate of incorporation first be adopted by the board of directors before the amendment is submitted to the shareholders for approval by the affirmative vote of holders of a majority of the outstanding shares entitled to vote thereon.

     Dissenters' Appraisal Rights. The Missouri law grants appraisal rights to dissenting shareholders in connection with mergers, consolidations and dispositions of all or substantially all of the assets of the corporation. The Delaware law grants appraisal rights only in connection with mergers and consolidations, and grants no appraisal rights with respect to mergers in which:

          dissenting shares are

          (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

          (b)  held of record by more than 2,000 shareholders, or

          the corporation is the surviving corporation in the merger and no vote of its shareholders is required under the Delaware law, with certain exceptions.

     Anti-takeover Statutes. The Missouri law contains a control share acquisition statute and a business combination "moratorium" statute. Both statutes apply only to Missouri corporations that meet certain tests with respect to their presence in Missouri. The Delaware law contains a business combination "moratorium" statute that generally prohibits a Delaware corporation from engaging in mergers or other business combinations with any person who is an "interested shareholder" for a period of three years after the person becomes an "interested shareholder," unless certain conditions are satisfied.

     Other   Constituency  Statute.   The  Missouri   law   expressly
authorizes directors to consider "non-monetary factors" when analyzing takeover bids. The board of directors is authorized to consider a number of factors in exercising its business judgment concerning an acquisition proposal, including without limitation the following:

          the adequacy of the consideration offered in relation to the board's estimate of the current value of the corporation in a freely-negotiated sale, the liquidation value of the corporation, and the future value of the corporation over a period of years as an independent entity, discounted to current value;

          existing political, economic and other factors bearing on security prices;

          whether the acquisition proposal might violate federal, state or local laws;

          social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and on the communities in which the corporation conducts its business;

          the financial condition and earnings prospects of the bidder; and

          the competence, experience and integrity of the bidder.

The Delaware law does not contain a similar provision.

     Shareholder Action by Written Consent. The Delaware law permits shareholders to act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote with respect to the subject matter thereof were present and voted. The Missouri law permits such action without a meeting only if written consents setting forth the action so taken are signed by all of the shareholders entitled to vote on the matter. Neither Cerner nor CITATION shareholders may act by written consent.

     Amendment of Bylaws. Under the Missouri law, the power to make, alter, amend or repeal the bylaws of the corporation is vested in the shareholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. Under the Delaware law, the shareholders have the power to adopt, amend or repeal bylaws, provided that the corporation may in its certificate of incorporation confer such authority on the directors as well. Under the Delaware law, the fact that such power has been conferred on the directors does not limit the power of the shareholders to adopt, amend or repeal bylaws.

     Inspection of Books and Records. The Missouri law grants shareholders the right to inspect the shareholders' list and books of the corporation under such regulations as may be prescribed by the corporation's bylaws. The Delaware law allows any stockowner to inspect the stockowners' list and books of the corporation for a
purpose   reasonably  related  to  such  person's   interest   as   a
shareholder.

     Payment of Dividends. Under the Missouri law, the board of directors of a corporation may declare and the corporation may pay dividends so long as the net assets of the corporation are not less than its stated capital and the payment of the dividend would not reduce the net assets of the corporation below its stated capital. Under the Delaware law, a corporation generally may pay dividends out of the corporation's surplus or, if the corporation has no available surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

Certain  Differences  Between CITATION's  and  Cerner's  Charter  and
Bylaws

     Removal   of   Directors.   Under  the  Cerner  certificate   of
incorporation and bylaws, any director or the entire board of directors of Cerner may be removed from office only for cause and only by the affirmative vote of the holders of at least eighty percent of the then outstanding shares entitled to vote.

     Under the CITATION articles of incorporation and bylaws, any director may be removed by the shareholders only for cause and then only by the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CITATION stock entitled to vote for directors cast at a meeting of shareholders called for that purpose.

     Amendments to Charter. Cerner's certificate of incorporation requires the affirmative vote of the holders of at least eighty percent of the then outstanding shares entitled to vote, voting together as a single class, to amend or repeal the provisions of
Cerner's certificate of incorporation regarding: (1) the number of shares that Cerner is authorized to issue (unless such amendment is approved by a majority of the disinterested directors, as defined in the certificate of incorporation); (2) the number of directors and the classification of the Cerner board, and the filling of vacancies on the Cerner board, the removal of directors and the process for nominating a candidate for the Cerner board; (3) the amendment of Cerner's bylaws; (4) the required vote to approve any business combination; (5) the amendment of Cerner's certificate of incorporation; and (6) the prohibition of shareholder action by written consent or the calling of special meetings of shareholders.

     CITATION's articles of incorporation require the affirmative vote of the holders of at least two-thirds of the then outstanding shares entitled to vote to amend or repeal the provisions of CITATION's articles of incorporation regarding (1) the prohibition of cumulative voting; (2) the number of directors, the classification of the CITATION board, the filling of vacancies on the CITATION board, the removal of directors and the process for nominating a candidate for the CITATION board; (3) the amendment of CITATION's articles of incorporation; (4) the amendment of CITATION's bylaws; (5) the advance notice requirements for nominations of candidates to the CITATION board of directors; (6) the prohibition of shareholder action by written consent; (7) the election by CITATION to be subject to the business combination statute under Missouri law; and (8) the election of CITATION to opt out of the control share acquisition statute under Missouri law.

     Amendments to Bylaws. The Cerner certificate of incorporation provides that the Cerner board of directors is empowered to make, adopt, alter, amend or repeal the bylaws and the shareholders may make, adopt, alter, amend or repeal the bylaws upon the affirmative vote of the holders of at least eighty percent of the shares entitled to vote, voting together as a single class.

     The CITATION articles of incorporation provide that the CITATION board has the power to make, and from time to time repeal, amend and alter the bylaws, provided, that the shareholders may repeal, amend, and alter the bylaws upon the affirmative vote of holders of at least two-thirds of the shares entitled to vote for the election of directors at any annual or special meeting of shareholders.

     Special Meetings of Shareholders. Special meetings of Cerner's shareholders may be called only by the chairman of the Cerner board of directors, the president of Cerner or the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

     Pursuant  to  CITATION's  bylaws,  a  special  meeting  of   the
shareholders may be called by the chairman of the board, the president or by the board of directors.

     Notice   of  Shareholder  Proposals  and  Director  Nominations.
Cerner's bylaws permit shareholders entitled to vote to nominate candidates for election to Cerner's board of directors and introduce other business that is a proper matter for shareholder action in connection with any annual or special meeting of shareholders with respect to the nomination of a director and in connection with any annual meeting of shareholders with respect to any other proposed matter. In either case, the shareholder must provide timely notice to the secretary of Cerner and the notice must contain specific information as further delineated in Cerner's bylaws. To be timely, notice must be delivered to and received by Cerner not less than 120 days prior to the date of the meeting at which directors are to be elected or the proposed business is to be conducted or, with respect to an election to be held at a special meeting of shareholders, such notice must be delivered not later than the close of business on the seventh day following the day on which notice of such meeting is first given to shareholders.

     Under the CITATION bylaws, a shareholder may nominate a director for election to CITATION's board of directors if the shareholder delivers timely notice in writing to the secretary of CITATION. To be timely, notice must be delivered not less than 120 days nor more than 180 days prior to the anniversary of the previous year's annual meeting of shareholders. In addition, the notice must contain specific information as further delineated in CITATION's bylaws. CITATION's bylaws also permit shareholders to present proposals at the annual meeting of shareholders if such proposal is submitted to the company in the form and in accordance with the time requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Generally, Rule 14a-8 requires a shareholder to submit a proposal to the company not less than 120 calendar days before the date of the company's proxy statement released to shareholders in connection with the previous year's annual meeting.

     Personal Liability of Directors. The Cerner certificate of incorporation limits the personal liability of directors of Cerner for monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted under Delaware law. The CITATION articles of incorporation requires CITATION to indemnify each of the directors to the full extent permitted by laws of Missouri but does not contain any express limitation on personal liability.

     Business Combination Restrictions. Cerner has opted out of the interested stockholder provisions of Delaware law which prohibit a corporation from engaging in any business combination with an interested stockholder (defined as a fifteen percent stockholder) for a period of three years after the date that stockholder became an interested stockholder unless certain conditions are met. Under the Cerner certificate of incorporation, any business combination with an interested stockholder (as defined in the Cerner certificate of incorporation) or an affiliate thereof, must be approved by an affirmative vote of the holders of at least eighty percent of the total outstanding shares of voting stock, treated as one class, except that such business combination shall require only the affirmative vote as is required by law if the business combination has been approved by a majority of the disinterested directors of Cerner. Missouri law contains a similar provision to that of Delaware to which CITATION has expressly chosen to be subject.

     Shareholder Rights Plan. CITATION does not have a shareholder rights plan. Cerner does maintain a shareholder rights plan which is designed to (a) protect shareholders from attempts to acquire control of Cerner without the approval of Cerner's board and (b) prevent abusive tactics from potential acquirors that do not treat all shareholders fairly. The rights issued under the plan are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur. The Cerner rights agreement was not intended to prevent a takeover of Cerner. However, it may cause substantial dilution to certain persons or groups that beneficially acquire ten percent or more of Cerner common stock unless the rights issuable under the plan are first redeemed by the Cerner board of directors. Accordingly, the rights agreement may result in Cerner being less attractive to a potential acquiror and, in the event that the existence of the rights issuable under the plan did deter certain potential acquirors, the plan could result in holders of Cerner common stock receiving less in the event of a takeover.

                               EXPERTS

     The  financial  statements and the related  financial  statement schedule included in the Cerner Annual Report on Form 10-K for the fiscal year ended January 1, 2000, that are incorporated herein by reference, have been audited by KPMG LLP, independent public accountants, as stated in their reports included in the Form 10-K, and have been incorporated by reference herein in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     The audited financial statements of CITATION as of March 31, 2000 and 1999 and for each of the three years in the period ended March 31, 2000, included in this proxy statement/prospectus and registration statement of which this proxy statement/prospectus is a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                            LEGAL MATTERS

      The validity of the Cerner common stock to be issued in connection with the merger will be passed upon for Cerner by Stinson, Mag & Fizzell, P.C. In addition, certain federal income tax matters relating to the merger will be passed upon for Cerner by Stinson, Mag & Fizzell, P.C., and for CITATION by Thompson Coburn LLP.

                    FUTURE SHAREHOLDER PROPOSALS

      CITATION will hold its 2000 annual meeting of shareholders only if the merger is not consummated. In the event that the annual meeting is held, CITATION shareholders may submit proposals to be considered for shareholder action at CITATION's 2000 annual meeting of shareholders if they do so in accordance with applicable regulations of the SEC and applicable provisions of CITATION's by-laws. Any proposals should have been received by the Secretary of CITATION by March 1, 2000 in order to be considered for inclusion in CITATION's 2000 annual meeting proxy materials. Any proposals intended to be presented at the 2000 annual meeting of shareholders but not submitted to CITATION for inclusion in CITATION's 2000 annual meeting proxy materials should have been received by the Secretary of CITATION by May 16, 2000.

                 WHERE YOU CAN FIND MORE INFORMATION

     Cerner has filed with the SEC a registration statement on Form S-4 with respect to the Cerner common stock to be issued to holders of CITATION common stock in connection with the merger. This document is part of the registration statement and constitutes a prospectus of Cerner in addition to being a proxy statement of CITATION for its special meeting of shareholders. This document does not contain all of the information contained in the registration statement or the exhibits to the registration statement as allowed by the rules and
regulations  of  the  SEC.   Copies  of  the  registration  statement
including exhibits, may be inspected, without charge, at the offices of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the SEC at prescribed rates.

     In addition, Cerner and CITATION file annual, quarterly and special reports, proxy statements and other information with the SEC in accordance with the informational requirements of the Securities and Exchange Act of 1934. You may read and copy any reports, statements or other information Cerner or CITATION file at the following locations of the SEC:

Public Reference Room    Regional Office      Regional Office
450 Fifth Street N.W.    500 West Madison   7 World Trade Center
      Room 1024               Street             Suite 1300
   Washington, D.C.         Suite 1400       New York, New York
        20549           Chicago, Illinois          10048
                              60661

     Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information regarding issuers like Cerner and CITATION who file electronically with the SEC at http\\www.sec.gov.

     You can also inspect reports, proxy statements and other information of Cerner and CITATION at the offices of the National
Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC permits Cerner and CITATION to incorporate by reference information that is not contained in this document. This means that Cerner and CITATION can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents listed below that Cerner and CITATION have previously filed with the SEC. They contain important information about our companies and their financial condition.


Cerner SEC Filings                   Period
------------------                   ------

Annual Report on Form 10-K           Year ended December 31, 1999, as
                                     filed on March 29, 2000
Quarterly Report on Form 10-Q        Quarter ended March 31, 2000, as
                                     filed on May 15, 2000 and amended
                                     on May 16, 2000



CITATION SEC Filings                 Period
--------------------                 ------
Annual Report on Form 10-KSB         Year ended March 31, 2000, as filed
                                     on June 2, 2000


     All documents and reports filed by Cerner with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of CITATION shareholders are incorporated by reference into this document. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Cerner has supplied all information contained or incorporated in this document relating to Cerner. CITATION has supplied all such information relating to CITATION.

     You can obtain any of the documents incorporated by reference in this document through Cerner or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:


                    Cerner Corporation, Inc.
                     2800 Rockcreek Parkway
                  Kansas City, Missouri  64117
                Telephone Number: (816) 221-1024
                    Attention:  Randy D. Sims

                 CITATION Computer Systems, Inc.
              424 South Woods Mill Road, Suite 200
                  Chesterfield, Missouri  63017
                         (314) 579-7900
                  Attention:  Maureen Gallagher

     If you would like to request documents from us, please do so by ________________, 2000 in order to receive them before the CITATION shareholder meeting. Documents will be sent first class mail within one day upon receipt of a request.

     We have not authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that information contained in this proxy statement/prospectus or in any of the materials that Cerner and/or CITATION have incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

     This document is dated ____________, 2000. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of CITATION nor the issuance of Cerner common stock in the merger shall create any implication to the contrary.

                  INDEX TO FINANCIAL STATEMENTS OF
                   CITATION COMPUTER SYSTEMS, INC.


                                                             Page

Report of Independent Accountants...................          F-1

Consolidated Balance Sheet..........................          F-2

Consolidated Statement of Operations................          F-4

Consolidated Statement of Shareholders' Equity......          F-5

Consolidated Statement of Cash Flows................          F-6

Notes to Consolidated Financial Statements..........          F-8


Report of Independent Accountants

To  the  Shareholders  and Board of Directors  of  CITATION  Computer
Systems, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the consolidated financial position of CITATION Computer Systems, Inc. and its subsidiaries at March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. CITATION conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that CITATION plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and
evaluating  the  overall financial statement presentation.         We
believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
St. Louis, Missouri
May 10, 2000

CITATION Computer Systems, Inc.
Consolidated Balance Sheet
(Thousands, except share amounts)


                                                                         March 31,
                                                                   2000           1999

ASSETS
Current Assets:
   Cash and cash equivalents..................................  $    295       $    204
   Accounts receivable:
     Trade, net of allowance for doubtful accounts of $186 and
       $212, respectively.....................................     5,900          6,857
     Other (Note 2)...........................................       456            445
   Inventories (Note 8).......................................       327            348
   Prepaid expenses and other current assets..................       423            369
   Deferred tax assets (Note 10)..............................        80            142
                                                                --------       --------

     Total current assets.....................................     7,481          8,365
                                                                --------       --------
Software development costs, net of accumulated amortization of
    $13,551 and $12,367 respectively (Note 1).................     1,455          1,775
                                                                --------       --------
Property and equipment:
   Furniture and fixtures.....................................       843            843
   Hardware and shop equipment................................     3,322          3,091
   Leasehold improvements.....................................       120            120
   Vehicles...................................................        37             37
                                                                --------       --------
                                                                   4,322          4,091

   Less - accumulated depreciation and amortization...........    (3,801)        (3,392)
                                                                --------       --------

     Net property and equipment...............................       521            699
                                                                --------       --------

Long-term deferred tax assets (Note 10).......................       910          1,104
Other assets (Note 6).........................................     1,704          1,935
                                                                --------       --------
                                                                   2,614          3,039
                                                                --------       --------

Total assets..................................................  $ 12,071       $ 13,878
                                                                ========       ========


The accompanying notes are an integral part of the consolidated financial statements.

CITATION Computer Systems, Inc.
Consolidated Balance Sheet - continued
(Thousands, except share amounts)

                                                                                     March 31,
                                                                                2000           1999

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Current portion of long-term debt (Note 9)...........................  $    197       $    239
     Accounts payable.....................................................       271          1,223
     Customer deposits....................................................       149            236
     Accrued commissions..................................................        66            139
     Other accrued liabilities............................................       181            211
     Deferred service revenue.............................................     2,502          2,521
                                                                            --------       --------

       Total current liabilities..........................................     3,366          4,569

Long-term debt (Note 9)...................................................       622          1,491
                                                                            --------       --------
                                                                               3,988          6,060
                                                                            --------       --------

Commitments and contingencies (Notes 7, 13 and 14).......................
Shareholders' Equity (Notes 1 and 11):...................................
  Preferred stock; par value $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding.........................
  Common stock; par value $.10 per share; 10,000,000 shares
    authorized; 3,876,655 and 3,838,344 shares issued and outstanding,
    respectively.........................................................       388            384
  Paid-in capital........................................................     6,668          6,596
  Retained earnings......................................................     1,027            838
                                                                           --------       --------

                                                                              8,083          7,818
                                                                           --------       --------

Total liabilities and shareholders' equity...............................  $ 12,071       $ 13,878
                                                                           ========       ========


The accompanying notes are an integral part of the consolidated financial statements.

CITATION Computer Systems, Inc.
Consolidated Statement of Operations
(Thousands, except per share amounts)


                                                                       Year Ended March 31,
                                                                2000          1999           1998

Net system sales and service revenue:
   System sales                                                $ 8,387       $ 8,669       $  8,214
   Service revenue                                               6,609         7,459          8,426
                                                               -------       -------       --------
                                                                14,996        16,128         16,640
                                                               -------       -------       --------
   Cost of products and services sold
   System sales                                                  5,679         6,110          6,252
   Service revenue                                               1,615         1,934          2,048
                                                               -------       -------       --------
                                                                 7,294         8,044          8,300
                                                               -------       -------       --------

   Gross profit                                                  7,702         8,084          8,340

   Research and development expense                              2,500         2,369          3,199
   Selling and administrative expenses                           4,829         5,207          6,686
   Loss on sale of financial systems business and other
   non-recurring charges(Notes 2 and 5)                              -           663            832
                                                               -------       -------       --------

   Operating income (loss)                                         373          (155)        (2,377)
                                                               -------       -------       --------
   Other income (expense)
   Interest income                                                  29            65             78
   Interest expense                                               (102)         (126)          (168)
   MEDASYS merger-related expenses (Note 3)                          -          (495)             -
   Other non-operating expenses (Note 5)                             -             -           (158)
   Other, net                                                       15            42            (42)
                                                               -------       -------       --------
                                                                   (58)         (514)          (290)
                                                               -------       -------       --------

   Income (loss) before income taxes                               315          (669)        (2,667)
   Provision (benefit) for income taxes (Note 10)                  126          (254)        (1,014)
                                                               -------       -------       --------

   Net income (loss)                                           $   189       $  (415)      $ (1,653)
                                                               =======       =======       ========
   Earnings per common and common equivalent share (Note 10):
   Basic and diluted
   Income (loss) per share                                     $  0.05       $ (0.11)      $  (0.43)
                                                               =======       =======       ========


The accompanying notes are an integral part of the consolidated financial statements.

CITATION Computer Systems, Inc.
Consolidated Statement of Shareholders' Equity
(Thousands)

                                                               Equity
                                                               Adjustment
                                  Common Stock                 From Foreign
                                  Par     Paid-In   Retained   Currency
                                 Value    Capital   Earnings   Translation    Total

Balance, March 31, 1997          $ 380    $ 6,449   $  2,906       $   74     $ 9,809
  Sale of common stock
    pursuant to exercise of
    stock options and warrants       -          2          -            -           2
  Issuance of common stock
    to Directors (Note 1)            -         12          -            -          12
  Issuance of common stock
    for 401K company-matching
    contributions                    1         50          -            -          51
  Foreign currency translation
    adjustment                       -          -          -          (74)        (74)
  Net loss                           -          -     (1,653)           -      (1,653)
                                 -----    -------   --------       ------     -------

Balance, March 31, 1998            381      6,513      1,253            -       8,147
  Issuance of common stock
    to Directors (Note 1)            2         46          -            -          48
  Issuance of common stock
    for 401K company-matching
    contributions                    1         37          -            -          38
  Net loss                           -          -       (415)           -        (415)
                                 -----    -------   --------       ------     -------

Balance, March 31, 1999            384      6,596        838            -       7,818
  Issuance of common stock
    to Directors (Note 1)            2         34          -            -          36
  Issuance of common stock for
    401K company-matching
    contributions                    2         38          -            -          40
  Net income                         -          -        189            -         189
                                 -----    -------   --------       ------     -------

Balance March 31, 2000           $ 388    $ 6,668   $  1,027       $    -     $ 8,083
                                 =====    =======   ========       ======     =======



The accompanying notes are an integral part of the consolidated financial statements.

CITATION Computer Systems, Inc.
Consolidated Statement of Cash Flows
(Thousands)


                                                                    Year Ended March 31,
                                                             2000          1999            1998

Cash flows from operating activities:
   Net income (loss)                                      $   189      $   (415)       $ (1,653)
Adjustments to reconcile net income(loss)to net cash
    Provided by operating activities:
  Depreciation and amortization of property and equipment     410           590             657
  Amortization of software development costs                1,184         1,650           2,085
  Amortization of other assets                                103           180             181
  Deferred income taxes                                       256          (254)         (1,014)
  Non-cash write off of financial products software and
    other non-recurring charges                                 -           539             943
  Non-cash 401K matching contribution                          40            38              51
  Non-cash issuance of common stock to Directors               36            48              12
Changes in current assets and liabilities:
  Decrease (increase)in accounts receivable, net              946          (838)             64
  Decrease (increase) in inventories                           21            88             (19)
  Decrease (increase) in prepaid expenses and other assets    (54)         (370)          1,331
  Decrease in accounts payable                               (952)         (200)           (238)
  Increase (decrease) in customer deposits                    (87)         (177)             78
  Increase (decrease) in other accrued liabilities           (103)           16              (6)
  Increase (decrease) in deferred service revenues            (19)          143              92
Other                                                         128            88               -
                                                          -------       -------         -------

Net cash provided by operating activities                 $ 2,098       $ 1,126         $ 2,564
                                                          -------       -------         -------


The accompanying notes are an integral part of the consolidated financial statements.

CITATION Computer Systems, Inc.
Consolidated Statement of Cash Flows - continued
(Thousands)


                                                                        Year ended March 31,
                                                          2000          1999           1998

Cash flows from investing activities:
  Capital expenditures                                  $  (232)      $  (371)      $   (345)
  Software development costs                               (864)         (834)        (1,089)
  Purchase of C-RIS system                                    -          (250)             -
                                                        -------       -------       --------

    Net cash used in investing activities                (1,096)       (1,455)        (1,434)
                                                        -------       -------       --------
Cash flows from financing activities:
  Principal payments on long-term debt                     (911)         (421)        (1,149)
  Proceeds from long-term debt                                -           534              -
  Proceeds from sale of common stock pursuant
    to exercise of stock options and warrants                 -             -              2
                                                        -------       -------       --------

     Net cash provided (used) by financing activities      (911)          113         (1,147)
                                                        -------       -------       --------

Effect of exchange rate changes on cash                       -             -            (74)
                                                        -------       -------       --------

Net increase (decrease) in cash and cash equivalents         91          (216)           (91)
Cash and cash equivalents, beginning of year                204           420            511
                                                        -------       -------       --------

Cash and cash equivalents, end of year                   $  295        $  204        $   420
                                                        =======       =======       ========


For the years ended March 31, 2000, 1999, and 1998 the Company paid interest of $102, $126, and $168, respectively, and received refunds of income taxes of $0, $59, and $646, respectively.


The accompanying notes are an integral part of the consolidated financial statements.

CITATION Computer Systems, Inc.
Notes to Consolidated Financial Statements
(Thousands unless otherwise indicated, except shares and per share amounts)

1.   Summary of Significant Accounting Policies
The policies utilized by CITATION Computer Systems, Inc. ("Company") in the preparation of the consolidated financial statements conform to United States generally accepted accounting principles, and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

The significant accounting policies followed by the Company are described below:

Operations

CITATION designs, develops, markets and supports clinical information systems for hospitals, clinics, physicians' groups and emerging Integrated Delivery Networks ("IDN's"). The Company offers a comprehensive suite of products designed using open client/server architecture that meets a broad range of the information systems needs of the healthcare industry.

Inventories

Inventories are valued at the lower of cost, determined on the first in, first out basis, or market.

Property and Equipment

Property  and  equipment  is recorded at cost.   Major  renewals  and
betterments are capitalized while maintenance and repairs are expensed currently. When property is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss on disposition is credited or charged to income.

The Company provides for depreciation of property and equipment by charging against earnings amounts sufficient to amortize the cost of the properties over the estimated useful lives generally using straight line methods. The estimated useful life of the assets are as follows:

     Vehicles, furniture, fixtures and equipment .. 3 to 10 years
     Leasehold improvements ... Remaining life of the lease

Revenue Recognition

Clinical information system sales contracts are negotiated separately and generally include the licensing of the Company's clinical information system software, project-related services associated with the installation of the systems and the sale of computer hardware. Clinical information system sales contracts are noncancelable and provide for a right of return only in the event the system fails to meet the performance criteria set forth in the contracts.

Revenue from the sale of computer systems is recognized upon shipment to the customer. Revenue related to the installation of computer systems is recognized as the work is performed. Costs and expenses related to installation of the computer equipment and software system, training customer personnel, and provision for warranties offered are recorded as cost of sales when the related revenue is recognized.

Revenue from the sale of additional hardware and additional software is recognized upon shipment. Costs and expenses associated with the sale of additional hardware and software are recorded when the related revenue is recognized. Revenue related to sales of product warranties and maintenance service contracts is recognized ratably over the term of the contract period. Sales returns are treated as reductions to net system sales and service revenues.

Cost of Sales

For purposes of estimating the cost of sales related to service revenue, the Company includes all of its customer service expenses plus an allocation of certain other overhead expenses based upon estimates made by management.

Software Development Costs

Certain   costs   incurred  in  developing  software   products   are
capitalized and amortized on a product-by-product basis using the greater of the ratio that current gross revenues for a product bear to the current and anticipated future gross revenues for that product or the straight-line method over the estimated three to five-year economic life of the products. The costs consist of salaries, computer expenses and other overhead costs directly related to the development and/or major enhancement of software products. Such costs are capitalized, to the extent they are recoverable through future sales, from the time the product's technological feasibility is established up to its general release to customers. Costs incurred before or after this period are expensed as incurred.

Impairment of Assets

The Company reviews long-lived assets to assess recoverability from future operations using expected undiscounted future cash flows whenever events and circumstances indicate that the carrying values may not be recoverable. Impairment losses are recognized in operating results when expected undiscounted future cash flows are less than the carrying value of the asset.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Such temporary differences result primarily from using different methods to accrue certain expenses and to calculate capitalization of software development costs for financial and tax reporting purposes. Deferred tax (benefit) expense represents the change in the deferred tax asset or liability for the reporting period.

Earnings (Loss) Per Common and Common Equivalent Share

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which requires public entities to present both basic and diluted earnings per share amounts on the face of their financial statements, replacing the former calculations of primary and fully diluted earnings per share. Basic earnings per share is based on the weighted average number of outstanding common shares during the period but does not consider dilution for potentially dilutive securities. Diluted earnings per share reflect potential dilutive common shares subject to stock options. The dilutive potential common share arising from the effect of outstanding stock options are computed using the treasury stock method, if dilutive. The Company adopted FAS 128 effective with the beginning of its fiscal 1998 third quarter, and retroactively restated all prior years' earnings per share information.

Reconciliation of the number of shares used in computing basic and dilutive earnings (loss) per common and common equivalent share is as follows:


                                              Year ended March 31,
                               2000                  1999                 1998

Basic                     3,858,303             3,823,361            3,806,536
Effect of dilutive
securities-stock options     30,997                     -                    -
                          ---------             ---------            ---------
Diluted                   3,889,300             3,823,361            3,806,536
                          =========             =========            =========


Fair Value of Financial Instruments

For purposes of financial reporting, the Company has determined that the fair value of financial instruments approximate book value at March 31, 2000, based on terms currently available to the Company in financial markets.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments, such as money-market accounts with an original maturity of 3 months or less.

Principles of Consolidation

The  consolidated financial statements include the  accounts  of  the
Company   and   its   wholly-owned  subsidiaries.   All   significant
intercompany transactions and balances have been eliminated.

Directors' Fees

During the year ended March 31, 1995, the Company adopted the Directors Common Share Plan (Directors' Plan) whereby certain non-employee members of the Board of Directors (Directors) may receive all or a portion of the Directors' fees in the form of Company common stock in lieu of cash. During the years ended March 31, 2000, 1999, and 1998, 18,000, 15,672, and 1,600 shares of common stock valued at approximately $36, $48, and $12, respectively, were issued to such Directors under the Directors Plan.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), establishes standards for the reporting and presentation of comprehensive income and its components in a complete set of general-purpose financial statements. Comprehensive income represents net income (loss) plus certain items that are charged directly to shareholders' equity. The Company adopted FAS 130 for the year ended March 31, 1999. Given the sale of the Company's foreign operations in fiscal 1997, the Company has no other comprehensive income items and the adoption of FAS 130 had no effect on the accompanying financial statement presentation.

New Accounting Standards

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 established accounting and reporting standards for derivative instruments and for hedging activities and requires recognition of all derivatives on the balance sheet measured at fair value. FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company is continuing to evaluate the provisions of FAS 133 to determine its impact on the Company's financial position and results of operations, although the Company does not generally enter into transactions involving derivative instruments.

In December 1999, the Securities Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 is effective for transactions entered into in fiscal years beginning after March 15, 2000. SAB 101 provides a summary of the general application of generally accepted accounting principles to revenue recognition in the financial statements along with interpretations of applying generally accepted accounting principles to selected revenue recognition issues. The Company is currently evaluating the provisions of SAB 101 to determine any impact on financial position and results of operations.

2.   Sale of Financial Software Line Of Business
In June 1998, the Company sold the financial software line of business, including its accounts receivable, patient billing, general ledger, accounts payable, fixed assets, inventory control, medical records abstracting and registration software modules to Sterling Systems based in Downey, Idaho. This line of business accounted for approximately $1.8 million of revenue and contributed a pretax loss of $0.2 million in fiscal 1998. Revenues from this line of business in fiscal 1999 were $0.3 million through the date of its sale. The transaction resulted in an aggregate pretax loss of $0.7 million and an after tax loss of approximately $0.4 million, or $0.11 per share. The loss included the write-off of approximately $0.5 million of capitalized software development costs associated with this software and an additional charge of $0.6 million based on management's estimates of the collectibility of certain accounts receivable related to its former financial software line of business, which were retained by the Company. Approximately $0.4 million of the sales price for this line of business is reflected in other accounts receivable on the March 31, 2000 Consolidated Balance Sheet; payment thereof is expected in fiscal year 2001.

3.   Termination of Possible Business Combination
On September 15, 1998, the Company, MEDASYS Digital Systems, S.A., certain shareholders of the Company and certain shareholders of MEDASYS entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement"). On December 9, 1998, the Reorganization Agreement was terminated by the parties. However, the companies continued to explore other strategic opportunities and entered a joint marketing agreement related to clinical information systems in the fourth quarter of fiscal 1999. During the fourth quarter of fiscal 1999, a non-operating charge of $495 was recorded related to costs (primarily legal, accounting and investment advisory in nature) associated with the MEDASYS business combination discussions.

4.   Acquired C-RIS Radiology Information System Software
During the fourth quarter of fiscal 1999, the Company agreed to purchase its C-RIS radiology information system software from Irish Medical Systems ("IMS") for $250. The Company previously held the exclusive North American distribution rights for C-RIS, which was developed by IMS under CITATION's specifications and first introduced to the market in 1997. The Company financed this purchase with proceeds from bank debt.

5.   Other Non-recurring Charges
During the fourth quarter of fiscal 1998, the Company recorded non-recurring, pretax charges of $832 for costs primarily related to customer matters regarding discontinued products and $158 for non-operating costs related to the strategic review of alternatives following an unsolicited expression of interest in the Company. Cash payments during fiscal 1998 with respect to such charges were approximately $60. Remaining additional payments totaling approximately $62 were paid in fiscal 1999.

6.   Long-term Accounts Receivable
The Company has provided extended payment terms for software sold to its distributor in Singapore. Collection of the receivable is ultimately dependent on the distributor's cash flows. The Company believes that this receivable, which approximated $1.4 million and $1.6 million at March 31, 2000 and March 31, 1999 respectively, and is classified as long-term, is fully collectible.

7.   Concentration of Credit Risk
The Company generates revenue primarily through sales to the healthcare industry located throughout the United States. Due to this concentration, substantially all receivables at March 31, 2000 and 1999 are from healthcare institutions in the United States, and a healthcare information systems integrator based in Singapore, which may be similarly affected by changes in economic, regulatory or other conditions.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations.

8.   Inventories
Inventories consist of the following:


                                              March 31,
                                         2000          1999

Hardware and third party software       $ 129         $ 143
Field service equipment                   198           205
                                        -----         -----
                                        $ 327         $ 348
                                        =====         =====



9.   Long-term Debt
Long-term debt consists of the following:


                                                                              March 31,
                                                                          2000        1999

Bank notes payable due in monthly payments of principal and interest
  through March, 2002; interest payable at 8% to 8.5%                    $  319     $  563

   Borrowings under bank line of credit, interest payable at prime
     (9.0% at March 31, 2000)                                               500      1,167
                                                                         ------     ------
Total debt                                                                  819      1,730
Less - current portion                                                      197        239
                                                                         ------     ------

Total long-term debt                                                     $  622     $1,491
                                                                         ======     ======


The line of credit with a bank allows the Company to borrow up to $4,000 through June 1, 2001. At March 31, 2000, $3,500 was available under the line of credit.

The line of credit and the notes payable to banks are secured by the Company's accounts receivable, inventory, equipment, and general intangible assets. The respective agreements require that certain minimum net worth and leverage ratio requirements be maintained by the Company. The Company was in compliance with these requirements or has obtained waivers at March 31, 2000.

The aggregate maturities of long-term debt are as follows:

                          Year Ended
                           March 31,

                     2001             197
                     2002             622
                                     ----
                                     $819
                                     ====


10.  Income Taxes
The components of the provision (benefit) for income taxes are as follows:


                                    Year ended March 31,
                           2000            1999              1998

Current:
     Federal             $    -          $    -           $     -
     State                    -               -                 -
                         ------          ------           -------
                              -               -                 -
                         ------          ------           -------
Deferred:
     Federal                 94           (217)             (857)
     State                   32            (37)             (157)
                         ------          ------           -------
                            126           (254)           (1,014)
                         ------          ------           -------
                         $  126          $(254)          $(1,014)
                         ======          ======           =======


The provision (benefit) for income taxes differs from the amount computed using the statutory federal income tax rate (34%) as follows:

                                              Year ended March 31,
                                      2000              1999           1998

Income tax provision (benefit)
     at the statutory rate           $ 107           $ (227)       $  (907)
Increases:
    State income taxes, net             21              (24)          (103)
     Other, net                         (2)              (3)            (4)
                                     -----           -------       --------

                                     $ 126           $ (254)       $(1,014)
                                     =====           =======       ========


Deferred tax assets and liabilities at March 31, 2000 and 1999, are comprised of the following temporary differences:

                                                               March 31,
                                                         2000           1999
Current deferred tax assets (liabilities):
     Accrued liabilities                                 $  46          $ 71
     Allowance for doubtful accounts                        74            85
     Other, net                                            (40)          (14)
                                                         -----          ----
     Net current deferred tax asset                      $  80          $142
                                                         =====          ====


                                                               March 31,
                                                          2000          1999

Long-term deferred tax assets (liabilities):
   Capitalized software development costs             $  (259)       $  (387)
   Depreciation                                            41             85
   State taxes                                            (42)           (53)
   Tax credit carry forward                                90             90
   Net operating loss carry forward                     1,080          1,369
                                                      -------        -------
Net long-term deferred tax asset                      $   910        $ 1,104
                                                      =======        =======


At March 31, 2000, the Company had Federal net operating loss carryforwards of approximately $2,735, which expire between 2012 and 2013. Company management has determined that based on expected future operating plans and tax planning strategies available to the Company, the net operating loss carryforwards at March 31, 2000 will be utilized to offset future taxes. Therefore, no valuation allowance related to the net operating loss carryforwards has been recorded at March 31, 2000.

11.  Stock Options and Warrants
The Company has an Employee Incentive Stock Option Plan which provides for the issuance of up to 348,347 stock options to executive officers or other key employees of the Company.

The Company's incentive stock option plan allows participation, with certain restrictions, by all full-time employees with at least one year of service. Options granted allow employees to purchase shares of the Company's common stock at prices not less than the fair market value of the stock at the date of the grant. Options which have been granted under the plan are exercisable during the employment of the grantee at specified time intervals. Outstanding options expire between 2004 and 2009.

In addition, the Company in August 1999 approved a Directors Stock Option Plan as amended, which provides for the issuance of up to 400,000 stock options to members of the Company's Board of Directors. Stock options to purchase up to 60,000 shares have been granted to directors.

Stock option transactions (number of shares) are summarized below:

                                                  Year Ended March 31,
                                               2000       1999       1998

Shares under option,
    beginning of period                     330,333    346,333    300,333
Stock options granted at an exercise price
    of $1.00                                      -      9,000          -
Stock options granted at an exercise price
    of $3.0625                                    -      1,000          -
Stock options granted at an exercise price
    of $1.875                                25,000          -          -
Stock options granted at an exercise price
    of $7.00                                      -          -      7,000
Stock options forfeited                      (3,500)   (15,000)    (1,500)
Non-qualified stock options granted at
    an exercise price of $1.625             100,000          -          -
Non-qualified stock options granted at
    an exercise price of $1.938              60,000          -          -
Non-qualified stock options granted at
    an exercise price of $7.24 to $9.125          -          -     41,000
Non-qualified stock options forfeited       (31,333)   (11,000)         -
Stock options exercised at $4.50                  -          -       (500)
                                           --------   --------    -------
Shares under option, end of period          480,500    330,333    346,333
                                           ========   ========    =======



The following table summarizes information for options currently outstanding at March 31, 2000:


                                                Weighted Average
 Exercise                          Number           Remaining
   Price                         Outstanding    Contractual Life
   -----                         -----------    ----------------

   $1.00 - $3.0625                 195,000        10    years
    4.50  - 5.00                   168,500         5
    6.13  - 7.00                    25,000         7
    8.88  - 9.13                    12,000         8
           14.25                    80,000         6
                                   -------
                                   480,500
                                   =======


The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock
Issued to Employees" (APB 25). Under APB 25, the "intrinsic value based method" specifies that no compensation expense is recognized if employee stock options are granted with an exercise price equal to or higher than the market value of the stock price on the date of the grant.

At March 31, 2000, options to purchase 381,898 shares were exercisable. During the years ended March 31, 2001 and 2002, options to purchase an additional 41,936 and 28,335 shares, respectively, will become exercisable. Options to purchase 220,681 shares were available for grant under the 1992 Employee Incentive Stock Option Plan at March 31, 2000.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 prescribes the recognition  of  compensation expense based  on  the  fair  value  of options or stock awards determined on the date of the grant. However, FAS 123 allows companies to continue to apply the "intrinsic value based method" set forth in APB 25 for employee stock option grants. Had compensation costs for the Company's employee stock option plan been determined based on the fair value of the options on the grant dates consistent with the methodology prescribed by FAS 123, the Company's net income (loss) and net income (loss) per share would have decreased (increased) as shown below. In accordance with the adoption methodology prescribed by FAS 123, the pro forma results shown below reflect only the impact of employee stock options granted during the years ended March 31, 2000 and 1999. Because future employee stock options may be granted, the pro forma impact for fiscal 2000 and fiscal 1999 is not necessarily indicative of the impact in future years.

                                                  2000           1999

Net income (loss)
     As reported                                 $ 189        $ (415)
     Pro forma                                      56          (426)
Income (loss) per share
     As reported                                 $0.05        $(0.11)
     Pro forma                                    0.01         (0.11)


The fair value of the options granted is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:


                                                 2000            1999

Risk-free interest rate                   5.8% - 6.0%     4.4% - 5.3%
Expected volatility                               80%             77%
Estimated lives of options (in years)             5.0             5.0
Expected dividend yield                            0%              0%


The  weighted average fair value of options granted during the fiscal
years   ended  March  31,  2000  and  1999  was  $1.20   and   $1.89,
respectively.

12.  Profit and Savings Incentive Plans
CITATION maintains a Retirement Savings Plan for the benefit of substantially all CITATION employees. Employee contributions may range from one percent to fifteen percent of compensation, subject to limits prescribed by the Internal Revenue Code. CITATION matches a discretionary percentage of an employee's contribution, up to six percent of the employee's compensation.

For the plan year ended December 31, 1999 and 1998, the matching contribution was twenty-five percent of employee contributions, and was paid in the form of Company stock. It is the Company's current intention to continue to make the matching contribution in the form of Company stock. Employees are immediately one hundred percent vested as to employee contributions and are vested as to employer contributions at the rate of twenty percent per year, beginning in the second year of service.

For the years ended March 31, 2000, 1999, and 1998, the Company recorded expense of approximately $37, $38, and $51, respectively, relating to this plan.

13.  Leases
The Company leases its office and warehouse facilities and certain office equipment. The lease terms are generally for two to five years. Rental expense under operating leases for the years ended March 31, 2000, 1999, and 1998, was approximately $555, $549, and
$551, respectively.

Future minimum lease payments under non-cancelable operating leases are as follows:


     Year Ended March 31,

            2001                                 $   517
            2002                                     516
            2003                                     516
            2004                                     516
            2005                                     159
            Thereafter                                 7
                                                 -------
                                                 $ 2,231
                                                 =======


14.  Commitments and Contingencies
The Company from time to time is a party to certain lawsuits in the ordinary course of business. Management does not expect the outcome of any litigation to have a material adverse effect on the Company's financial position, results of operations, or cash flows.

15.  Quarterly Financial Data (Unaudited)

                                                                 Basic and diluted
                                                                  earnings (loss)
                  Net sales     Gross profit   Net income (loss)    per share2
                2000     1999   2000    1999   2000     1999       2000     1999

1st quarter  $ 4,328  $ 3,414  $2,128  $1,701   $144  $ (130)1     $ .04  $(.03)1
2nd quarter    4,322    4,106   1,995   2,290    101     172         .03    .05
3rd quarter    3,709    3,976   2,090   2,145     66     194         .02    .05
4th quarter    2,637    4,632   1,489   1,948   (122)   (651)1      (.03)  (.17)1
             -------  -------  ------  ------  -----   ------
Total        $14,996  $16,128  $7,702  $8,084   $189   $(415)
             =======  =======  ======  ======  =====   ======


(1) See Notes 2 and 3 regarding the sale of the financial products and termination of proposed business combination in the first and fourth quarters of fiscal 1999.
(2) The annual earnings per share amount does not agree to the sum of the quarters as a result of changes in the market prices of the Company's common stock and the application of the treasury stock method.

16.  Subsequent Event
In May 2000, the Company announced that it had entered a definitive agreement for a business combination with Cerner Corporation ("Cerner"). Under terms of the agreement, CITATION shareholders will receive 0.153 shares of Cerner stock and $0.51 in cash for each share of CITATION, resulting in the issuance of 598,000 shares of Cerner stock for ninety percent of CITATION and payment of approximately $2 million for the remaining ten percent of the Company. The transaction, which as to the stock portion will be tax-free to CITATION shareholders and which will be accounted for as a purchase by Cerner, is expected to close in the third quarter this calendar year pending CITATION shareholder approval and regulatory approval.

                                                    APPENDIX A


                 AGREEMENT AND PLAN OF MERGER

                           dated as of

                          May 15, 2000

                              among

                       CERNER CORPORATION,

               CERNER PERFORMANCE LOGISTICS, INC.

                               and

                 CITATION COMPUTER SYSTEMS, INC.

ARTICLE I  DEFINITIONS..................................................A-1

ARTICLE II  THE MERGER..................................................A-2
     Section 2.1........................................................A-2
     Section 2.2.Dissenting Shares......................................A-5
     Section 2.3.Surrender of Certificates..............................A-6
     Section 2.4.Affiliates.............................................A-7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF CERNER...................A-8
     Section 3.1.Corporate Existence and Power..........................A-8
     Section 3.2.Corporate Authorization................................A-8
     Section 3.3.Governmental Authorization.............................A-8
     Section 3.4.Non-Contravention......................................A-8
     Section 3.5.Cerner SEC Documents...................................A-9
     Section 3.6.Information to be Supplied.............................A-9
     Section 3.7.Absence of Certain Changes............................A-10
     Section 3.8.Litigation............................................A-10
     Section 3.9.Finders' Fees.........................................A-10
     Section 3.10.Capitalization.......................................A-10
     Section 3.11.Financial Statements; No Material Undisclosed
          Liabilities..................................................A-11
     Section 3.12.Taxes................................................A-11

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF CITATION.................A-12
     Section 4.1.Corporate Existence and Power.........................A-12
     Section 4.2.Corporate Authorization...............................A-12
     Section 4.3.Governmental Authorization............................A-12
     Section 4.4.Non-Contravention.....................................A-12
     Section 4.5.Capitalization........................................A-13
     Section 4.6.Subsidiaries..........................................A-14
     Section 4.7.Financial Statements; No Material Undisclosed
          Liabilities..................................................A-14
     Section 4.8.CITATION SEC Documents................................A-14
     Section 4.9.Information to be Supplied............................A-15
     Section 4.10.Absence of Certain Changes...........................A-15
     Section 4.11.Litigation...........................................A-16
     Section 4.12.Taxes................................................A-16
     Section 4.13.Employee Benefits....................................A-17
     Section 4.14.Compliance with Laws; Licenses, Permits and
          Registrations................................................A-18
     Section 4.15.Title to Properties..................................A-19
     Section 4.16.Intellectual Property................................A-19
     Section 4.17.Environmental Matters................................A-20
     Section 4.18.Finders' Fees; Opinions of Financial Advisor.........A-20
     Section 4.19.Required Vote and Waiver; Board Approval.............A-21
     Section 4.20.State Takeover Statutes..............................A-21
     Section 4.21.Tax Treatment........................................A-21
     Section 4.22.Certain Agreements...................................A-21
     Section 4.23.Employment Agreements................................A-22

     Section 4.24.Transactions With Directors, Officers and Affiliates.A-22
     Section 4.25.Material Contracts...................................A-22
     Section 4.26.Certain Business Practices...........................A-23
     Section 4.27.Insurance............................................A-23

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF MERGER SUB................A-24
     Section 5.1.Organization..........................................A-24
     Section 5.2.Corporate Authorization...............................A-24
     Section 5.3.Non-Contravention.....................................A-24
     Section 5.4.No Business Activities................................A-24
     Section 5.5.Taxes.................................................A-24

ARTICLE VI  COVENANTS OF CITATION......................................A-24
     Section 6.1.CITATION Interim Operations...........................A-24
     Section 6.2.Acquisition Proposals; Board Recommendation...........A-27
     Section 6.3.Employment Agreements.................................A-29
     Section 6.4.Shareholder Agreement.................................A-29

ARTICLE VII  COVENANTS OF CITATION AND CERNER..........................A-29
     Section 7.1.Reasonable Best Efforts...............................A-29
     Section 7.2.Certain Filings; Cooperation in Receipt of Consents;
          Listing......................................................A-29
     Section 7.3.Public Announcements..................................A-31
     Section 7.4.Access to Information; Notification of Certain
          Matters......................................................A-31
     Section 7.5.Further Assurances....................................A-32
     Section 7.6.Tax Treatment.........................................A-32
     Section 7.7.Affiliates............................................A-33
     Section 7.8.Benefit Matters.......................................A-33
     Section 7.9.Antitrust Matters.....................................A-33
     Section 7.10.Exemption From Liability Under Section 16(b).........A-33
     Section 7.11.Indemnification and Insurance........................A-34

ARTICLE VIII  CONDITIONS TO THE MERGER.................................A-35
     Section 8.1.Conditions to the Obligations of Each Party...........A-35
     Section 8.2.Conditions to the Obligations of Cerner and Merger
          Sub..........................................................A-36
     Section 8.3.Conditions to the Obligations of CITATION.............A-37

ARTICLE IX  TERMINATION................................................A-38
     Section 9.1.Termination...........................................A-38
     Section 9.2.Effect of Termination.................................A-39
     Section 9.3.Termination Fees; Other Fees..........................A-40

ARTICLE X  MISCELLANEOUS...............................................A-40
     Section 10.1.Notices..............................................A-40
     Section 10.2.Amendments; No Waivers...............................A-41
     Section 10.3.Assignment...........................................A-41
     Section 10.4.Governing Law........................................A-42
     Section 10.5.Counterparts; Effectiveness..........................A-42

     Section 10.6.No Third Party Beneficiaries.........................A-42
     Section 10.7.Interpretation.......................................A-42
     Section 10.8.Enforcement..........................................A-42
     Section 10.9.Entire Agreement.....................................A-42
     Section 10.10. Severability.......................................A-42

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2000 (the "Agreement"), by and among Cerner Corporation, a Delaware corporation ("Cerner"), Cerner Performance Logistics, Inc., a Delaware corporation and a wholly-owned subsidiary of Cerner ("Merger Sub"), and CITATION Computer Systems, Inc., a Missouri corporation ("CITATION").

                            RECITALS:

     WHEREAS, the respective Boards of Directors of Cerner, CITATION and Merger Sub have determined that the merger of CITATION with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, pursuant to which each issued and outstanding share of common stock, par value $.10 per share ("Common Stock"), of CITATION (the "Shares") (other than (a) Shares owned, directly or indirectly, by Cerner or any Subsidiary of Cerner and
(b) dissenting shares) will be converted into the right to receive cash and shares of Cerner Common Stock as provided herein; and

     WHEREAS, the Merger and this Agreement require the affirmative vote, in accordance with applicable law and the Articles of Incorporation and By-laws of CITATION, of holders of at least two-thirds of the outstanding Shares entitled to vote thereon for the approval thereof (the "CITATION Shareholder Approval"); and

     WHEREAS, Cerner is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain directors and executive officers of CITATION who are shareholders of CITATION enter into an agreement (the "Shareholder Agreement") granting to Cerner irrevocable proxies to vote all Shares beneficially owned by such shareholders "For" the merger in connection with the CITATION Shareholder Approval and an option to purchase all Shares beneficially owned by such shareholders under certain circumstances; and

     WHEREAS, Cerner, CITATION and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                            ARTICLE I

                           DEFINITIONS

     For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings specified or referred to in Appendix I hereto which is incorporated herein by reference.

                           ARTICLE II

                           THE MERGER

     Section 2.1.

          (a)  The Merger.
               ---------- Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law") and The General and Business Corporation Law of Missouri (the "Missouri Law"), at the Effective Time CITATION shall be merged with and into Merger Sub.
     As a result of the Merger, the separate corporate existence of CITATION shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving
     Corporation").

          (b)  Effective Time.
               -------------- As soon as practicable after the Closing of the Merger, (i) the Certificate of Merger for the Merger ("Certificate of Merger"), in substantially the form attached hereto as Exhibit A, prepared and executed in accordance with the relevant provisions of the Delaware Law, shall be filed with the Secretary of State of Delaware and (ii) the Articles of Merger for the Merger ("Articles of Merger") in substantially the form attached hereto as Exhibit B, prepared and executed in accordance with the relevant provisions of the Missouri Law shall be filed with the Secretary of State of Missouri. The parties hereto agree to take all such further actions as may be required by law to make the Merger effective. The Merger shall become effective in accordance with the terms of this Agreement, the Certificate of Merger and the Articles of Merger at the time and date contemplated therein (such time and date being referred to herein as the "Effective Time").

          (c)  The Closing.
               ----------- The Closing of the Merger and transactions contemplated by this Agreement will take place at 10:00 a.m. on a date mutually agreed upon by the parties hereto, which shall be no later than the third Business Day following the date on which all of the conditions to the obligations of the parties hereunder set forth in Article VIII hereof have been satisfied or waived. The Closing shall take place at the offices of Stinson, Mag & Fizzell, P.C., at 1201 Walnut Street, Suite 2800, Kansas City, Missouri, or such other place as may be mutually agreed upon by the parties hereto.

          (d)  Effects of the Merger.
               --------------------- At and after the Effective Time, the Merger will have the effects set forth in the Delaware Law and the Missouri Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and CITATION shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and CITATION shall become the debts, liabilities and duties of the Surviving Corporation. In addition, the Merger shall have the following effects:
               (i)  Certificate of Incorporation.
                    ----------------------------  The Certificate of
          Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided that Article First thereof shall be amended, effective as of the Effective Time, to read in its entirety as follows: The name of the corporation is "Cerner CITATION, Inc."

              (ii) Bylaws.
                   ------ The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

             (iii) Board of Directors.
                    ------------------ The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

             (iv) Officers.
                  -------- The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

          (e)  Effect on Capital Stock.
               ----------------------- At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or their respective stockholders:

          	   (i)  Common Stock.
                    ------------ With respect to each holder of record of Common Stock outstanding immediately prior to the Effective Time (except for persons who object to the Merger and comply with all provisions of Section 351.455 of the Missouri Law concerning the right of such holders to dissent from the Merger and demand fair value for their shares), (A) 90% of the shares of CITATION Common Stock held by such holder shall be converted into that number of shares of Cerner Common Stock determined by multiplying the number of such shares of CITATION Common Stock times the Exchange Ratio (together with any cash in lieu of fractional shares of Cerner Common Stock to be paid pursuant to Section 2.1(e)(iv)), and (B) 10% of the shares of CITATION Common Stock held by such holder shall be converted into the right to receive $5.10 in cash per share of CITATION Common Stock (collectively, the "Merger Consideration").

          	  (ii) CITATION Stock held by Cerner, Merger Sub and CITATION.
                   ------------------------------------------------------
          Each share of Common Stock held by CITATION as treasury stock or owned by Cerner, Merger Sub or any Cerner or CITATION
          Subsidiaries immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

          	 (iii) Merger Sub Common Stock.
                   ----------------------- Each share of common stock of Merger Sub outstanding and each share held in treasury immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger.

         	  (iv) Fractional Shares.
                   ----------------- No fraction of a share of Cerner Common Stock shall be issued in connection with the conversion of Common Stock in the Merger and the distribution of Cerner Common Stock in respect thereof, but in lieu of such fraction, the Exchange
         Agent shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to the same fraction of the market value of a full share of Cerner
         Common Stock,
         computed on the basis of the Average Cerner Stock
         Price determined as of the Closing Date.

         (f)  Stock Options and Other Stock Compensation.
              ------------------------------------------

               (i) On or prior to the Effective Time, CITATION will take all action necessary such that each stock option or other stock related right or other form of stock related incentive or deferred compensation that was granted pursuant to the CITATION Employee Plans (other than CITATION's 401(k) Plan, which will receive the consideration set forth in Section 2.1(e)(i)) (as defined in Section 4.13(a)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time (collectively, the "Stock Rights") shall cease to represent a right with respect to shares of Common Stock and shall be converted, at the Effective Time, into a right, on the same terms and conditions as were applicable under such Stock Right (but taking into account any changes thereto (except that there shall be no acceleration in the vesting or exercisability of such option, right or incentive compensation by reason of this Agreement, the Merger or the other matters contemplated by this Agreement other than existing agreements which by their terms provide for acceleration, which agreements are set forth on
          Schedule 2.1(f) indicating the optionees thereof), provided for in the CITATION Employee Plans or in the terms of such right by reason of this Agreement or the transactions contemplated hereby), with respect to that number of shares of Cerner Common Stock determined by multiplying the number of shares of Common Stock subject to such Stock Right, times the Exchange Ratio, rounded, if necessary, to the nearest whole share of Cerner
          Common Stock, at (in the case of a stock option or stock appreciation right) a price per share (rounded to the nearest one-hundredth of a cent) determined by dividing the per-share exercise price specified in such stock option or stock appreciation right, as applicable, by the Exchange Ratio;
          provided, however, that in the case of any stock option to which
          Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          	  (ii) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of Stock
          Rights appropriate notices setting forth such holders' rights pursuant to the CITATION Employee Plans (except that there shall be no acceleration in the vesting or exercisability of such option, right or incentive compensation by reason of this Agreement, the Merger or the other matters contemplated by this Agreement, other than pursuant to those agreements set forth on
          Schedule 2.1(f)) and the agreements evidencing the grants of such Stock Rights shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.1(f)(ii) after giving effect to the Merger and the terms of the CITATION Employee Plans (except that there shall be no acceleration in the vesting or exercisability of such option, right or incentive compensation by reason of this Agreement, the Merger or the other matters contemplated by this Agreement other than existing agreements which by their terms provide for acceleration)). To the extent permitted by law, Cerner and the Surviving Corporation shall comply with the terms of the CITATION Employee Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such CITATION Employee Plans, to have the stock options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Cerner after the Effective Time.

          	 (iii) Cerner shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Cerner Common Stock for delivery upon exercise of Stock Rights in accordance with this Section 2.1(f). Promptly after the Effective Time, Cerner shall file a registration statement(s) on Form S-8 with respect to the shares of Cerner Common Stock subject to such stock options or other stock related rights or other forms of stock related incentive or deferred compensation, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such stock options or other stock related rights or other forms of stock related incentive or deferred compensation remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Cerner shall administer the CITATION Employee Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

          (g)  Certain Adjustments.
               ------------------- If, between the date of this Agreement and the Effective Time, the outstanding Common Stock or Cerner
     Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration and Exchange Ratio shall each be appropriately adjusted to provide to the holders of Common Stock or participants in the CITATION Employee Plans the same economic effect as contemplated by this Agreement prior to such event.

     Section 2.2.   Dissenting Shares.
                    -----------------  Notwithstanding Section
2.1(e), shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares of Common Stock in accordance with Section 351.455 of the Missouri Law shall not be converted into the Merger Consideration and such holder shall be entitled only to such rights to appraisal and payment under the Missouri Law, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective
Time such holder fails to perfect or withdraws or loses his right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into the Merger
Consideration. CITATION shall give the Surviving Corporation prompt notice of any demands received by CITATION for appraisal of shares of Common Stock, and the Surviving Corporation shall have the right to participate in all negotiations and proceedings with respect to such demands. CITATION shall not, except with the prior written consent of the Surviving Corporation, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 2.3.   Surrender of Certificates.
                    -------------------------

          (a) Cerner, CITATION and Merger Sub hereby appoint the Exchange Agent to act as the exchange agent in connection with the Merger. Except as otherwise provided in this Article II, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock (collectively, the "Certificates") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, (i) a certificate or certificates representing the number of whole shares of Cerner Common Stock into which such holder's shares were converted in the Merger pursuant to Section 2.1(e)(i)(A) and (ii) cash in an amount equal to the cash consideration to which such holder is entitled to receive pursuant to Section 2.1(e)(i)(B). Prior to the Effective Time, the Surviving Corporation will deliver to the Exchange Agent, in trust for the benefit of the holders of Common Stock and Cerner Common Stock, (i) certificates representing all of the shares of Cerner Common Stock to be issued in connection with the Merger pursuant to Section 2.1(e)(i)(A), (ii) cash in an amount sufficient for payment in lieu of fractional shares necessary to make the exchanges contemplated by this Article II on a timely basis, and (iii) cash in an amount equal to the cash portion of the Merger Consideration pursuant to Section 2.1(e)(i)(B) (such shares of Cerner Common Stock and cash together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     	    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Common Stock as of the Effective
     Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates in exchange for the Merger
     Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor, certificates representing shares of Cerner Common Stock as set forth in this Article II and the cash portion of the Merger
     Consideration, and such Certificate shall forthwith be canceled.
     No holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from Cerner until the surrender of such holder's Certificate for a certificate or certificates representing shares of Cerner Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable with record dates after the Effective
     Time, but that were not paid by reason of the foregoing, with respect to the number of whole shares of Cerner Common Stock represented by the certificates issued upon surrender, which amount shall be delivered to the Exchange Agent by Cerner from time to time as such dividends or other distributions are declared. If delivery of certificates representing shares of Cerner Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered or if any certificate for shares of Cerner Common Stock as the case may be, is to be issued in a name other than that in which the Certificate surrendered therefor is registered, it shall be a condition of such delivery or issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or issuance shall pay any transfer or other Taxes required by reason of such delivery or issuance to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Cerner that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes only the right to receive shares of Cerner Common Stock
     (and cash in lieu of fractional shares) and the cash portion of the Merger Consideration as provided in this Article II without any interest thereon.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding prior to the Effective
     Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for shares of Cerner Common Stock (and cash in lieu of fractional shares) as provided in this Article II, in accordance with the procedures set forth in this Section 2.3.

          (d) Any portion of the Exchange Fund made available to the Exchange Agent which remains undistributed to the former shareholders of CITATION for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of CITATION who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration and any dividends or distributions with respect to Cerner Common Stock.

          (e) None of CITATION, Cerner, or the Surviving Corporation shall be liable to any holder of shares of Common Stock for the Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     Section 2.4.   Affiliates.
                    ---------- Notwithstanding anything to the contrary herein, to the full extent permitted by law, no certificates representing shares of Cerner Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of CITATION in accordance with Section 7.7 hereof, until such Person has executed and delivered an Affiliate Agreement pursuant to Section 7.7.

                          ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF CERNER

     Except as disclosed in the Cerner Disclosure Schedule delivered to CITATION separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), Cerner represents and warrants to CITATION that:

     Section 3.1. Corporate Existence and Power. ----------------------------- Cerner is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Cerner is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a Cerner Material Adverse Effect.

     Section 3.2.   Corporate Authorization.
                    -----------------------  The execution, delivery
and performance by Cerner of this Agreement and the consummation by Cerner of the transactions contemplated hereby are within Cerner's corporate powers and have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of CITATION, this Agreement constitutes a valid and binding agreement of Cerner, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      Section 3.3.   Governmental Authorization.
                     --------------------------  The execution,
delivery and performance by Cerner of this Agreement and the consummation by Cerner of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) Articles of Merger in accordance with the Missouri Law, (ii) a Certificate of Merger in accordance with the Delaware Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which Cerner or any Cerner Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") by Cerner and CITATION; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a Cerner Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Surviving Corporation Material Adverse Effect, or (y) prevent or materially impair the ability of Cerner to consummate the transactions contemplated by this Agreement.

      Section 3.4.   Non-Contravention.
                     ----------------- The execution, delivery and performance by Cerner of this Agreement and the consummation by Cerner of the transactions contemplated hereby do not and will not (a) contravene or conflict with Cerner's Certificate of Incorporation or

Bylaws, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Cerner or any Cerner Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Cerner or any Cerner
Subsidiary or to a loss of any benefit or status to which Cerner or any Cerner Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Cerner or any Cerner Subsidiary or any license, franchise, permit or other similar authorization held by Cerner or any Cerner Subsidiary, or
(d) result in the creation or imposition of any Lien on any asset of Cerner or any Cerner Subsidiary other than, in the case of each of clauses (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a Cerner Material Adverse Effect or (y) prevent or materially impair the ability of Cerner to consummate the transactions contemplated by this Agreement.

     Section 3.5.   Cerner SEC Documents.
                    --------------------

          (a) Cerner has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since January 1, 1995. No Cerner Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

         (b) As of its filing date, each Cerner SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

         (c) No Cerner SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Cerner SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (d) Cerner and the Cerner Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of Cerner and the Cerner Subsidiaries are recorded in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis. No part of Cerner's or any Cerner Subsidiary's accounting system or records, or access thereto, is under the control of a Person who is not an employee of Cerner or such Subsidiary.

     	Section 3.6.   Information to be Supplied.
                     --------------------------

          (a) The information to be supplied by Cerner expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and
     (ii) in the case of the remainder of the Joint Proxy Statement/ Prospectus, at the time of the mailing thereof, and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
     Joint Proxy Statement/Prospectus will comply (with respect to information relating to Cerner) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

          (b) Notwithstanding the foregoing, Cerner makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on and in accordance with information supplied by CITATION.

     Section 3.7.   Absence of Certain Changes.
                    --------------------------  Since January 1,
2000, except as otherwise expressly contemplated by this Agreement, Cerner and the Cerner Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Cerner or any Cerner Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a Cerner Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Cerner Material Adverse Effect or (c) any incurrence, assumption or guarantee by Cerner of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

	Section 3.8.   Litigation.
               	   ---------- Section 3.8 of the Cerner Disclosure Schedule contains a list and description of each action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of Cerner threatened against, Cerner or any Cerner Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity. None of such actions, suits, investigations, arbitrations or proceedings, individually or in the aggregate, is reasonably likely to have, a Cerner Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Cerner that are reasonably likely to have, individually or in the aggregate, a Cerner Material Adverse Effect.

     Section 3.9.   Finders' Fees.
                    ------------- There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Cerner or any Cerner
Subsidiary who might be entitled to any fee or commission from CITATION or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

	Section 3.10.  Capitalization.
                     -------------- The authorized capital stock of Cerner consists of 150,000,000 shares of Cerner Common Stock and 1,000,000 shares of preferred stock. At the close of business on April 1, 2000, (i) 33,802,391 shares of Cerner Common Stock were issued and outstanding, (ii) stock options and warrants to purchase an aggregate 14,031,988 shares of Cerner Common
Stock were issued and outstanding (of which options and warrants to purchase an aggregate of 5,421,303 shares of Cerner
Common Stock were exercisable), (iii) no shares of Cerner Common Stock were held in its treasury, except as disclosed in the Cerner Financial

Statements, (iv) no shares of preferred stock of Cerner were issued and outstanding, and (v) no stock options and warrants to purchase preferred stock of Cerner were issued and outstanding, other than the rights issued in connection with the Amended and Restated Rights Agreement, dated March 12, 1999, by and between Cerner and Exchange Agent. All outstanding shares of capital stock of Cerner have been duly authorized and validly issued and are fully paid and nonassessable.

     Section 3.11.  Financial Statements; No Material Undisclosed
                    ---------------------------------------------
Liabilities.
-----------
          (a) The audited consolidated balance sheets of Cerner as of January 3, 1998, January 2, 1999 and January 1, 2000, together with the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal years then ended and the notes thereto (the "Cerner Financial Statements") fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), the financial position of Cerner as of the dates thereof and its results of operations, stockholders' equity and consolidated cash flows for the periods then ended.

         (b) There are no liabilities of Cerner of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of Cerner, other than:

              (i) liabilities or obligations disclosed or provided for in the Cerner Balance Sheet or disclosed in the notes thereto;

              (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

              (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have a Cerner Material Adverse Effect.

     Section 3.12.  Taxes.
                    -----

         (a)  All Tax returns, statements, reports and forms
     (collectively, the "Cerner Returns") required to be filed with any taxing authority by, or with respect to, Cerner and the Cerner Subsidiaries have been filed in substantial compliance with all applicable laws.

         (b) Cerner has timely paid all Taxes shown as due and payable on the Cerner Returns that have been so filed, and all other Taxes not subject to reporting obligations, and as of the time of filing, the Cerner Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Cerner and the Cerner Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the Cerner Balance Sheet).

         (c) Cerner has made provision for all Taxes payable by them for which no Cerner Return has yet been filed.

         (d) The charges, accruals and reserves for Taxes with respect to Cerner reflected on the Cerner Balance Sheet are materially adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

         (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Cerner in respect of any Tax that is reasonably likely to have a Cerner Material Adverse Effect.

         (f) Cerner has not been a member of an affiliated, consolidated, combined or unitary group other than one of which Cerner was the common parent.

         (g)  Cerner does not hold any asset subject to a consent under
     Section 341(f) of the Code.

                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF CITATION

     Except as disclosed in the CITATION Disclosure Schedule delivered to Cerner separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), CITATION represents and warrants to Cerner that:

     Section 4.1. Corporate Existence and Power. ----------------------------- CITATION is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri, and has all corporate powers required to carry on its business as now conducted. CITATION is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a CITATION Material Adverse Effect. CITATION has heretofore made available to Cerner true and complete copies of CITATION's Articles of Incorporation and Bylaws as currently in effect.

	Section 4.2.   Corporate Authorization.
                     -----------------------  The execution, delivery
and performance by CITATION of this Agreement and the consummation by CITATION of the transactions contemplated hereby are within CITATION's corporate powers and, except for the CITATION Shareholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Cerner and Merger Sub, this Agreement constitutes a valid and binding agreement of CITATION, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

	Section 4.3.   Governmental Authorization.
                     --------------------------  The execution,
delivery and performance by CITATION of this Agreement and the consummation by CITATION of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) the Articles of Merger in accordance with the

Missouri Law, (ii) the Certificate of Merger in accordance with the Delaware Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which CITATION or any CITATION
Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange
Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a CITATION Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Surviving
Corporation Material Adverse Effect, or (y) prevent or materially impair the ability of CITATION to consummate the transactions contemplated by this Agreement.

	Section 4.4.   Non-Contravention.
                     ----------------- The execution, delivery and performance by CITATION of this Agreement and the consummation by CITATION of the transactions contemplated hereby do not and will not (a) contravene or conflict with CITATION's Articles of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 4.3 and the CITATION Shareholder Approval, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CITATION, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CITATION or any CITATION Subsidiary or to a loss of any benefit or status to which CITATION is entitled under any provision of any agreement, contract or other instrument binding upon CITATION or any CITATION Subsidiary or any license, franchise, permit or other similar authorization held by CITATION, or (d) result in the creation or imposition of any Lien on any asset of CITATION other than, in the case of each of clauses (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a CITATION Material Adverse Effect or (y) prevent or materially impair the ability of CITATION to consummate the transactions contemplated by this Agreement.

     Section 4.5.   Capitalization.
                    --------------

          (a) The authorized capital stock of CITATION consists of 10,000,000 shares of Common Stock and 5,000,000 shares of CITATION Preferred Stock. At the close of business on May 12, 2000, (i) 3,876,655 shares of Common Stock were issued and outstanding, (ii) stock options ("CITATION Stock Options") and warrants ("CITATION Warrants") to purchase an aggregate of 471,500 shares of Common Stock were issued and outstanding (of which options and warrants to purchase an aggregate of 381,898 shares of Common Stock were exercisable), (iii) no shares of Common Stock were held in its treasury, (iv) no shares of CITATION Preferred Stock were issued and outstanding, and (v) no stock options and warrants to purchase CITATION Preferred Stock were issued and outstanding. All outstanding shares of capital stock of CITATION have been duly authorized and validly issued and are fully paid and nonassessable.

           (b)  As of the date hereof, except (i) as set forth in this
     Section 4.5, and (ii) for changes since March 31, 2000, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of CITATION, (y) securities of CITATION convertible into or exchangeable for shares of capital stock or voting securities of CITATION, or (z) options or other rights to acquire from CITATION, and no obligation of CITATION to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CITATION (the items in clauses (x), (y) and (z) being referred to collectively as the "CITATION Securities"). There are no outstanding obligations of CITATION or any CITATION Subsidiary to repurchase, redeem or otherwise acquire any CITATION Securities.

     There are no outstanding contractual obligations of CITATION to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no stockholder agreements, voting trusts or other agreements or understandings to which CITATION is a party, or of which CITATION is aware, relating to voting, registration or disposition of any shares of capital stock of CITATION or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of CITATION.

     Section 4.6.   Subsidiaries.
                    ------------ Except as set forth on the CITATION Disclosure Statement, CITATION does not have any subsidiaries and does not own or control, directly or indirectly, any stock or equity interest in any corporation or other Person.

     Section 4.7.   Financial Statements; No Material Undisclosed
                    ---------------------------------------------
Liabilities.
-----------

          (a) The audited consolidated balance sheets of CITATION as of March 31, 1998 and 1999 and the draft audited consolidated balance sheet as of March 31, 2000, together with the related audited consolidated statements of operations, shareholders' equity and cash flows for the fiscal years then ended in the case of fiscal 1998 and 1999 and the draft audited financial statements in the case of fiscal 2000, and the notes thereto (the "CITATION Financial Statements") fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), the financial position of CITATION as of the dates thereof and its results of operations, shareholders' equity and consolidated cash flows for the periods then ended.

          (b) There are no liabilities of CITATION of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of CITATION, other than:

               (i) liabilities or obligations disclosed or provided for in the CITATION Balance Sheet or disclosed in the notes thereto;

               (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

               (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have a CITATION Material Adverse Effect.

     Section 4.8.   CITATION SEC Documents.
                    ----------------------

          (a) CITATION has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since March 31, 1995. No CITATION

     Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

          (b) As of its filing date, each CITATION SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

          (c) No CITATION SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No CITATION SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (d) CITATION and the CITATION Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of CITATION and the CITATION Subsidiaries are recorded in conformity with GAAP applied on a consistent basis. No part of CITATION's or any CITATION Subsidiary's accounting system or records, or access thereto, is under the control of a Person who is not an employee of CITATION or such Subsidiary.

     Section 4.9.   Information to be Supplied.
                    --------------------------

          (a) The information to be supplied by CITATION expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to CITATION) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

           (b) Notwithstanding the foregoing, CITATION makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on and in accordance with information supplied by Cerner.

     Section 4.10.  Absence of Certain Changes.
                    --------------------------  Since March 31, 2000,
except as otherwise expressly contemplated by this Agreement, CITATION has conducted its business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of CITATION that, individually or in the aggregate, has had or would be reasonably likely to have a CITATION Material Adverse Effect,
(b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a CITATION Material
Adverse Effect or (c) any incurrence, assumption or guarantee by CITATION of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

	Section 4.11.  Litigation.
                     ----------  Section 4.11 of the CITATION
Disclosure Schedule contains a list of each action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of CITATION threatened against, CITATION or any of its respective assets or properties before any arbitrator or Governmental Entity. None of such actions, suits, investigations, arbitrations or proceedings, individually or in the aggregate, is reasonably likely to have a CITATION Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against CITATION that are reasonably likely to have, individually or in the aggregate, a CITATION Material Adverse Effect.

     Section 4.12.  Taxes.
                    -----

          (a)  All Tax returns, statements, reports and forms
     (collectively, the "CITATION Returns") required to be filed with any taxing authority by, or with respect to, CITATION and the CITATION Subsidiaries have been filed in substantial compliance with all applicable laws.

          (b) CITATION has timely paid all Taxes shown as due and payable on the CITATION Returns that have been so filed, and all other
     Taxes not subject to reporting obligations, and as of the time of filing, the CITATION Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of CITATION and the CITATION Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the CITATION Balance Sheet).

         (c) CITATION has made provision for all Taxes payable by them for which no CITATION Return has yet been filed.

         (d) The charges, accruals and reserves for Taxes with respect to CITATION reflected on the CITATION Balance Sheet are materially adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

         (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to CITATION in respect of any Tax that is reasonably likely to have a CITATION Material Adverse Effect.

         (f) CITATION has not been a member of an affiliated, consolidated, combined or unitary group other than one of which CITATION was the common parent.

         (g)  CITATION does not hold any asset subject to a consent under
     Section 341(f) of the Code.

     Section 4.13.  Employee Benefits.
                    -----------------

          (a) Section 4.13(a) of the CITATION Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan,", as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by CITATION or any of its ERISA Affiliates and covers any employee or former employee of CITATION or any CITATION Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Cerner together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the "CITATION
     Employee Plans."  For purposes of this Section 4.13, "ERISA
     Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under
     Section 414 of the Code.

          (b) No CITATION Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has CITATION or any of its ERISA Affiliates contributed to, or been required to contribute to, any "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or any other plan subject to Title IV of ERISA (a "Retirement Plan"), and neither CITATION nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Knowledge of CITATION, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any CITATION Employee Plan that is a Retirement Plan or, with respect to any CITATION Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither CITATION nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a CITATION Material Adverse Effect. To the Knowledge of CITATION, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any CITATION Employee Plan has occurred that will make CITATION or any CITATION Subsidiary, or any officer or director of CITATION or any CITATION Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a CITATION Material Adverse Effect.

          (c) Each CITATION Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception have met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received a determination letter from the Internal
     Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. CITATION has furnished, or will make available upon request, to Cerner copies of the most recent Internal Revenue Service determination letters with respect to each such CITATION Employee Plan. Each CITATION Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any CITATION Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such CITATION Employee Plan. All material reports, returns and similar documents with respect to each CITATION Employee Plan required to be filed with any governmental agency or distributed to any CITATION Employee Plan participant have been duly timely filed and distributed.

         (d) There is no contract, agreement, plan or arrangement that, as a result of the Merger, would be reasonably likely to obligate CITATION to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section
     280G of the Code.

         (e) Except as disclosed in writing to Cerner prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any CITATION Employee Plan that would increase materially the expense of maintaining such CITATION Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2000.

         (f) No CITATION Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of CITATION or any Subsidiary.

     Section 4.14.  Compliance with Laws; Licenses, Permits and
                    -------------------------------------------
Registrations.
-------------

          (a) CITATION is not in violation of, nor has CITATION violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a CITATION
     Material Adverse Effect.

          (b) CITATION has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all

     Governmental Entities required by CITATION to carry on its business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a CITATION Material Adverse Effect.

     Section 4.15.  Title to Properties.
                    -------------------

          (a) CITATION has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that do not materially interfere with the ability of CITATION to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which CITATION has leasehold interests, are free and clear of all Liens, except for Liens that do not and will not materially interfere with the ability of CITATION to conduct its business as currently conducted.

          (b) CITATION (i) is in substantial compliance with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect and
     (ii) enjoys peaceful and undisturbed possession under all such leases.

     Section 4.16.  Intellectual Property.
                    ---------------------

          (a)  CITATION owns or has a valid license to use:  (i) all Marks;
     (ii) all Patents; (iii) all Copyrights; and (iv) all Trade
     Secrets; necessary to (x) carry on the business of CITATION as currently conducted or as proposed to be conducted by the Surviving Corporation, to (y) make, have made, use, distribute and sell all products currently sold by CITATION and all products in development, in each case, reasonably necessary to conduct CITATION's business in the manner conducted on the date hereof.

          (b) There are no outstanding and, to CITATION's Knowledge, no threatened disputes or disagreements with respect to any agreement to which CITATION is a party, relating to any of CITATION's Marks, Patents, Copyrights, or Trade Secrets
     (collectively, "CITATION Intellectual Property").

          (c) CITATION is the owner of all right, title, and interest in and to the CITATION Intellectual Property, free and clear of all Liens and other adverse claims.

          (d) All former and current employees of CITATION have executed written contracts with CITATION that assign to CITATION all rights to any inventions, improvements, discoveries, or information relating to the business of CITATION. To CITATION's Knowledge, no employee of CITATION has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than CITATION.

         (e) All of the Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions.

         (f) CITATION uses reasonable procedures to keep its Trade Secrets confidential, and CITATION's Trade Secrets have been disclosed only under written agreements that require the recipient to hold such Trade Secrets confidential.

         (g) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To CITATION's Knowledge, there is no potentially interfering patent or patent application of any third party.

         (h) To CITATION's Knowledge, no CITATION Intellectual Property is infringed or, to CITATION's Knowledge, has been challenged or threatened in any way. To CITATION's Knowledge, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by CITATION infringes or is alleged to infringe any Patent or other proprietary right of any other
    Person.

         (i) Other than the software licenses set forth in the CITATION Disclosure Schedules, CITATION is not required to make any payments to any third parties in connection with third party technology embedded in the CITATION Intellectual Property.

         (j) All products made, used, or sold under the Patents have been marked with the proper patent notice.

     Section 4.17.  Environmental Matters.
                    ---------------------

          (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a CITATION Material
     Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or to the Knowledge of CITATION, threatened by any Person against, CITATION with respect to any applicable Environmental Law and (ii) to the Knowledge of CITATION, CITATION is and has been in compliance with all applicable Environmental Laws.

          (b) The term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals, hazardous substances, hazardous materials or hazardous wastes as any of those terms is regulated or defined by Environmental Laws.

     Section 4.18.  Finders' Fees; Opinions of Financial Advisor.
                    --------------------------------------------

          (a) Except for A.G. Edward & Sons, Inc. and AristaQuest, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, CITATION or who might be entitled to any fee or commission from CITATION or Cerner or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          (b) CITATION has received the oral opinion of A.G. Edwards & Sons, Inc., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Common Stock (other than Cerner and any Cerner Subsidiary).

     Section 4.19.  Required Vote and Waiver; Board Approval.
                    ----------------------------------------

          (a) The only vote or waiver of rights of the holders of any class or series of capital stock of CITATION required by law, rule or regulation to approve and adopt this Agreement and/or any of the other transactions contemplated hereby, including the Merger, is the affirmative vote of the holders of more than two-thirds of the outstanding shares of Common Stock in favor of the approval and adoption of this Agreement and approval of the CITATION Merger and the transactions contemplated hereby.

          (b) CITATION's Board of Directors has unanimously (i) determined and declared that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of CITATION and its shareholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof at a special meeting of the shareholders of CITATION duly held for such purpose (the "CITATION Shareholders Meeting").

     Section 4.20.  State Takeover Statutes.
                    -----------------------  CITATION has taken all
actions required to be taken by it in order to exempt this Agreement, the Shareholder Agreement and the transactions contemplated by each of them, including the exercise of the options granted in the Shareholder Agreement, from the provisions of Section 351.459 of the Missouri Law, and accordingly, such Sections do not apply to the Merger or any of such transactions.
No other "control share acquisition," "business combination,"
"fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement, the Merger or any of the transactions contemplated hereby.

	Section 4.21.  Tax Treatment.
                     ------------- Neither CITATION nor any of its Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a 368 Reorganization.

	Section 4.22.  Certain Agreements.
                     ------------------ Neither CITATION nor any of its Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts CITATION, the Surviving Corporation or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of CITATION or would be material to the business of the Surviving Corporation (assuming the Merger has taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of CITATION or any CITATION Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of CITATION or any CITATION Subsidiary thereunder.

	Section 4.23.  Employment Agreements.
                     ---------------------  There exists (i) no union,
guild or collective bargaining agreement to which CITATION is a party, (ii) no employment, consulting or severance agreement between CITATION and any Person (except for consulting agreements that individually, and in the aggregate, are not material to CITATION), and (iii) no employment, consulting, severance or indemnification agreement or other agreement or plan to which CITATION is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or as a result of the Merger or the other transactions contemplated hereby.

	Section 4.24.  Transactions With Directors, Officers and
                     -----------------------------------------
Affiliates.
----------

Except for any of the following matters which would not be required to be disclosed pursuant to Item 404 of Regulation S-K of the Commission (assuming CITATION were subject to such Item), since March 31, 1999, there have been no transactions between CITATION or any of its Subsidiaries and any director, officer, employee, shareholder or "Affiliate" (as identified pursuant to Section 7.7 hereof) of CITATION, including, without limitation, loans, guarantees or pledges to, by or for CITATION, from, to, by or for any of such Persons. Except for any of the following matters which would not be required to be disclosed pursuant to Item 404 of Regulation S-K of the Commission (assuming that CITATION was subject to such Item), since March 31, 1999, none of the officers or directors of CITATION, and no spouse or relative of any of such Persons, has been a director or officer of, or has had any material direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of CITATION or has competed with or been engaged in any business of the kind being conducted by CITATION. Since March 31, 1999, none of the compensation that would be required to be disclosed pursuant to
Item 402 of Regulation S-K of the Commission (assuming CITATION were subject to such Item) to all directors, officers, employees, shareholders or "Affiliates" of CITATION has been increased in a manner that is inconsistent with the past practices of CITATION.

	Section 4.25.  Material Contracts.
                     ------------------  Schedule 4.25 of the
CITATION Disclosure Schedule lists all material contracts and agreements to which, as of the date hereof, CITATION is a party or by which is bound or under which CITATION has or may acquire any rights, which involve or relate to (i) obligations of CITATION for borrowed money or other indebtedness where the amount of such obligations exceeds $75,000 individually, (ii) the lease by CITATION, as lessee or lessor, of real property for rent of more than $75,000 per annum, (iii) the purchase or sale of goods
(other than raw material to be purchased by CITATION on terms that are customary and consistent with the past practice of CITATION and in amounts and at prices substantially consistent with past practices of CITATION) or services with an aggregate minimum purchase price of more than $75,000 per annum, (iv) rights to manufacture and/or distribute any product which accounted for more than $75,000 of the consolidated revenues of CITATION during the fiscal year ended March 31, 2000 or under which CITATION received or paid license or other fees in excess of $75,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $75,000, (vi) the right (whether or not currently exercisable) to use, license (including any "in-license" or

"outlicense"), sublicense or otherwise exploit any intellectual property right or other proprietary asset of CITATION or any other Person which; (vii) any collaboration or joint venture or similar arrangement; (viii) the restriction on the right or ability of CITATION (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) any currency hedging; (x) individual capital expenditures or commitments in excess of $75,000; or (xi) powers of attorney. All such contracts and agreements are duly and validly executed by CITATION and are in full force and effect in all material respects. CITATION has not materially violated or breached, or committed any material default under, any contract or agreement, and, to the Knowledge of CITATION, no other Person has materially violated or breached, or committed any material default under, any contract or agreement. No event has occurred which, after notice or the passage of time or both, would constitute a default by CITATION under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have a CITATION Material Adverse Effect. All such contracts and agreements will continue, after the Effective Time, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

	Section 4.26.  Certain Business Practices.
                     --------------------------  Neither CITATION
norto the Knowledge of CITATION any director, officer, agent or employee of CITATION has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (assuming for purposes of this Section 4.26 that CITATION is subject to Section 30A of the Exchange Act) or (iii) made any other unlawful payment.

	Section 4.27.  Insurance.
                     --------- CITATION has made available to Cerner a summary of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of CITATION . Each of such insurance policies is in full force and effect. Since January 1, 1995, CITATION has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or
(iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers' compensation or other claim under or based upon any insurance policy of CITATION other than claims incurred in the ordinary course of business.

                            ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub represents and warrants to CITATION as follows:

     Section 5.1.   Organization.
                    ------------ Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Cerner.

	Section 5.2.   Corporate Authorization.
                     -----------------------  Merger Sub has all
requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and assuming this Agreement constitutes a valid and binding agreement of CITATION, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles.

	Section 5.3.   Non-Contravention.
                     ----------------- The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement do not and will not contravene or conflict with its certificate of incorporation or bylaws.

	Section 5.4.   No Business Activities.
                     ----------------------  Merger Sub has not
conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement. Merger Sub has no subsidiaries.

	Section 5.5.   Taxes.
                     ----- Merger Sub has not taken or agreed to take, will not take, and is not aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a 368
Reorganization.

                           ARTICLE VI

                      COVENANTS OF CITATION

     CITATION agrees that:

     Section 6.1.   CITATION Interim Operations.
                    ---------------------------  Except as set forth
in the CITATION Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of Cerner, from the date hereof until the Effective Time, CITATION shall conduct its business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for CITATION to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental
Entity of competent jurisdiction, from the date hereof until the Effective Time, without the prior consent of Cerner, CITATION shall not:

          (a)  amend its Articles of Incorporation or By-laws;

          (b) split, combine or reclassify any shares of capital stock of CITATION or declare, set aside or pay any dividend;

          (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) a number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former CITATION employees, pursuant to the CITATION Employee Plans, or (B) Common Stock upon the exercise of stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause (A) of this Section 6.1(c)(i); or (ii) amend in any respect any term of any outstanding security of CITATION;

          (d)  other than in connection with transactions not prohibited by
     Section 6.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for CITATION made available to Cerner, or (ii) incurred in the ordinary course of business of CITATION and consistent with past practice;

          (e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $75,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $75,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by CITATION pursuant to Sections 6.1(d) and 6.1(e) exceed $250,000 in the aggregate;

          (f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of CITATION's business and (iii) assets related to discontinued operations of CITATION or any CITATION Subsidiary;

         (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of CITATION,
     (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others in any case in an amount in excess of $50,000, except, in each case, in the ordinary course of business consistent with past practice (which exception shall include, without limitation, borrowings under CITATION's existing credit agreements and overnight borrowings);

         (h) (i) enter into any agreement or arrangement that limits or otherwise restricts CITATION or any of its Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict CITATION or the Surviving Corporation, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of CITATION or otherwise waive, release or assign any material rights, claims or benefits of CITATION thereunder; provided, however, that this Section 6.1(h) shall not prevent CITATION from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with CITATION's prior practice;

         (i) (i) except as required by law or a written agreement existing on or prior to the date hereof, or as consistent with past practice and routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, a written agreement existing on or prior to the date hereof, or a CITATION severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of CITATION or, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, or make any contribution to any existing such plan or (iv) except as may be required by law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any CITATION Employee Plan, employment agreement, option, license agreement or retirement agreements, or
     (v) hire any employee with an annual base salary in excess of $75,000;

         (j) change (x) CITATION's methods of accounting in effect at March 31, 2000 except as required by changes in GAAP, as concurred with by its independent public accountants, or (y)
     CITATION's fiscal year;

         (k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of CITATION, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the CITATION Financial Statements (or the notes thereto) or (y) incurred since the date of such Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any material Tax election or enter into any settlement or compromise of any Tax liability other than in the ordinary course of business consistent with past practices and containing only normal and customary terms;

         (l)  enter into any new material line of business;

         (m) except to the extent required to comply with its obligations hereunder or required by law, CITATION shall not amend or propose to so amend its Articles of Incorporation, Bylaws or other governing documents; or

         (n)  agree, resolve or commit to do any of the foregoing.

     Section 6.2.   Acquisition Proposals; Board Recommendation.
                    -------------------------------------------

          (a) CITATION agrees that it shall not, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of CITATION, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for CITATION, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for CITATION, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of CITATION equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal for CITATION; provided, however, that if, at any time prior to receipt of the CITATION Shareholder Approval, CITATION's Board of Directors reasonably determines in good faith, after receipt of written advice from outside counsel and independent financial advisor of CITATION, that failing to take such action could reasonably be expected to be a breach of its fiduciary duties to CITATION's shareholders under applicable law, CITATION may, in response to an Acquisition Proposal for CITATION made after the date of this Agreement which was not solicited by CITATION or its representatives or agents and which did not otherwise result from a breach of this Section
     6.2, and which is reasonably likely to lead to a Superior
     Proposal, and subject to compliance with Section 6.2(c)
     (x) furnish information with respect to CITATION to any person pursuant to a customary confidentiality agreement including customary standstill provisions (as determined by CITATION after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal for CITATION.

          (b) Neither the Board of Directors of CITATION nor any committee thereof shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to Cerner, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to Section 6.2(d), modify, or propose publicly to modify, in a manner adverse to Cerner, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition
     Proposal for CITATION or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal for CITATION. Notwithstanding the foregoing, if at any time prior to receipt of CITATION
     Shareholder Approval the Board of Directors of CITATION determines in good faith, after receipt of written opinions from outside counsel and independent financial advisor of CITATION, that it has received an Acquisition Proposal for CITATION that constitutes a Superior

     Proposal which did not result from a breach of this Section 6.2 and that failure to do one of the following could reasonably be expected to be a breach of its fiduciary duties to CITATION's shareholders under applicable Law, the Board of Directors of CITATION may (subject to this and the following sentences), after paying to Cerner the Termination Fee,
     (x) withdraw or modify its approval or recommendation of the Merger and this Agreement, (y) approve or recommend the Superior
     Proposal (as defined below), or (z) or terminate this Agreement
     (and concurrently with or after such termination, if it so chooses, cause CITATION to enter into any Acquisition Agreement with respect to the Superior Proposal), but in each of the cases set forth in clause (x), (y) or (z), only at a time prior to receipt of the CITATION Shareholder Approval and only at a time that is after the tenth business day following Cerner's receipt of written notice advising Cerner that the Board of Directors of CITATION has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Any such withdrawal or modification of the recommendation of the Merger and this Agreement and the transactions contemplated hereby shall not change the approval of the Board of Directors of CITATION for purposes of causing Section 351.459 of the Missouri Law to be inapplicable to the Merger and this Agreement, the transactions contemplated hereby and Cerner's entering into the Shareholder
     Agreement and acquiring shares of Common Stock upon exercise of the options granted therein. For all purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the CITATION
     Securities then outstanding (whether pursuant to a tender or exchange offer, merger, consolidation, share exchange, or other business combination) or all or substantially all the assets of CITATION and otherwise on terms which the Board of Directors of CITATION determines in its good faith judgment (based on a written opinion of CITATION's financial advisor) to be materially more favorable to CITATION and its shareholders than the Merger
     (taking into account any changes to the financial and other contractual terms of this Agreement proposed by Cerner in response to such proposal, the Person making the proposal, any legal or regulatory considerations and all other relevant financial and strategic considerations, including the timing of the consummation of such transactions) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CITATION, is reasonably capable of being obtained by such third party.

         (c) In addition to the obligations of CITATION set forth in paragraphs (a) and (b) of this Section 6.2, CITATION shall immediately advise Cerner orally and in writing of any request for information or of any Acquisition Proposal for CITATION, the material terms and conditions of such request or Acquisition Proposal for CITATION and the identity of the person making such request or Acquisition Proposal for CITATION. CITATION will keep Cerner fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal for CITATION. If, after CITATION receives a Superior Proposal, Cerner desires to continue negotiations with CITATION with respect to the Merger, CITATION agrees to negotiate in good faith with Cerner.

         (d) Nothing contained in this Section 6.2 shall prohibit CITATION from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to CITATION's shareholders if, in the good faith judgment of the Board of Directors of CITATION, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to CITATION's shareholders under applicable Law; provided, however, neither CITATION nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal for CITATION.

     Section 6.3.   Employment Agreements.
                    --------------------- CITATION agrees to use its reasonable best efforts to cause each of the employees of CITATION identified in Exhibit F hereto to execute and deliver to Cerner employment agreements in the form attached hereto as Exhibit G. CITATION agrees that it will not terminate the employment of J. Robert Copper, Richard D. Neece, or any of the employees of CITATION identified on Exhibit F hereto, without the prior written consent of Cerner.

	Section 6.4.   Shareholder Agreement.
                     --------------------- CITATION agrees to use its reasonable best efforts to cause each of the shareholders of CITATION who is a party to the Shareholders Agreement to comply with the covenants set forth in Article IV of the Shareholders
Agreement.

                             ARTICLE VII

                COVENANTS OF CITATION AND CERNER

     The parties hereto agree that:

     Section 7.1.   Reasonable Best Efforts.
                    -----------------------  Subject to the terms and
conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

	Section 7.2.   Certain Filings; Cooperation in Receipt of
                     ------------------------------------------
Consents; Listing.
-----------------

As promptly as reasonably practicable after the date hereof, CITATION and Cerner shall prepare and Cerner shall file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as Cerner's prospectus. Each of CITATION and Cerner shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. CITATION shall mail the Joint Proxy Statement/Prospectus to its shareholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. On or before the effectiveness of the Registration Statement, CITATION shall file the Joint Proxy/Prospectus with the SEC. Cerner and CITATION shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of shares of Cerner Common Stock in the Merger.

          (a) No amendment or supplement to the Joint Proxy Statement/Prospectus will be made by CITATION or Cerner without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order,
     (iii) the suspension of the qualification of the shares of Cerner Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (iv) any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information, in each case, whether orally or in writing. If at any time prior to the Effective Time, CITATION or Cerner discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with respect thereto, and with respect to the Registration Statement, as the case may be, with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of CITATION.

          (b) CITATION and Cerner shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers, (iii) setting a mutually acceptable date for the CITATION Shareholders Meeting, and
     (iv) taking all lawful action to call, give notice of, convene and hold the CITATION Shareholders Meeting for the purpose of obtaining the requisite votes to approve and adopt this Agreement, the Merger and the other matters contemplated by this Agreement. The Board of Directors of CITATION shall, subject to its fiduciary duties under applicable law, declare the advisability of and recommend adoption and approval of this Agreement, the Merger and the other matters contemplated by this Agreement by the shareholders of CITATION, and shall not, subject to its fiduciary duties under applicable law, withdraw, modify or materially qualify in any manner adverse to Cerner to such recommendation or take any action or make any statement in connection with the CITATION Shareholder Meeting materially inconsistent with such recommendation (any such withdrawal, modification, qualification or statement (whether or not required), an "Adverse Change in the CITATION Recommendation").

          (c) Each party shall afford the other party reasonable opportunities to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

          (d) Cerner and CITATION agree to use their respective reasonable best efforts to cause the shares of Cerner Common Stock to be issued to CITATION Shareholders upon conversion of shares of Common Stock in accordance with this Agreement, the Articles of Merger and the Certificate of Merger to be approved for listing upon issuance on the Nasdaq National Market.

     Section 7.3.   Public Announcements.
                    -------------------- Cerner and CITATION shall use their reasonable best efforts to develop a joint communications plan and each party shall use its reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(ii) unless otherwise required by applicable law or by obligations pursuant to any rules of the Nasdaq National Market, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     Section 7.4.   Access to Information; Notification of Certain
                    ----------------------------------------------
Matters.
-------
        (a) From the date hereof until the Effective Time and subject to applicable law, CITATION shall (i) give to Cerner, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects of such party, (ii) consistent with its legal obligations, furnish or make available to Cerner, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of Cerner in its investigation. Any investigation pursuant to this
     Section 7.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of Cerner and CITATION will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

          (b) Each party hereto shall give prompt notice to each other party hereto of:

               (i) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (ii) the receipt by such party or any of such party's Subsidiaries of any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement;

              (iii) such party's obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced, threatened against, relating to or involving or otherwise affecting either CITATION or Cerner, as the case may be, or any Subsidiary of either of them which relate to the consummation of the transactions contemplated by this Agreement; or

              (iv) such party's obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall limit or otherwise affect the representations, warranties, obligations or remedies of the parties to the conditions to the obligations of the parties hereunder.

     Section 7.5.   Further Assurances.
                    ------------------ At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CITATION or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CITATION or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of CITATION or Merger Sub acquired or to be acquired by the Surviving
Corporation as a result of, or in connection with the Merger.

     Section 7.6.   Tax Treatment.
                    -------------

          (a) Prior to the Effective Time, each party shall cooperate with the other party and shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify. The Surviving Corporation shall not take any action after the Effective Time that would cause the Merger not to qualify a 368 Reorganization.

         (b)  Each party shall cooperate with the other party and shall use its reasonable best efforts to obtain the opinions referred to in Sections 8.2(b) and 8.3(b) and in connection therewith, each of Cerner and CITATION shall deliver to such counsel customary representation letters substantially in the forms attached hereto as Exhibit C and Exhibit D (the "Cerner Representation Letter" and the "CITATION Representation Letter", respectively) or otherwise in form and substance reasonably satisfactory to such counsel.

     Section 7.7.   Affiliates.
                    ---------- Not less than 45 days prior to the Effective Time, CITATION shall deliver to Cerner a letter identifying all persons who, in the reasonable judgment of CITATION, may be deemed at the time this Agreement is submitted for adoption by the shareholders of CITATION, "affiliates" of CITATION for purposes of Rule 145 under the Securities Act and such list shall be updated as necessary to reflect changes from the date hereof. CITATION shall use reasonable best efforts to cause each Person identified on such list to deliver to Cerner not less than 10 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit E hereto (an "Affiliate Agreement"), which Affiliate Agreements shall require compliance with Rule 145 under the Securities Act.

     Section 7.8.   Benefit Matters.
                    --------------- Cerner and CITATION will work together to transition CITATION employees to Cerner employee benefit plans, as appropriate.

	Section 7.9.   Antitrust Matters.
                     ----------------- The parties hereto promptly will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to permit the Merger and the transactions contemplated by this Agreement and, together with the Persons who are required to join in such filings, will file the same with the appropriate Governmental Entities. The parties hereto promptly will furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings and will take all reasonable actions and file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act for the consummation of the Merger.

     Section 7.10.  Exemption From Liability Under Section 16(b).
                    --------------------------------------------

          (a) Provided that CITATION delivers to Cerner the Section 16 Information with respect to CITATION prior to the Effective Time, the Board of Directors of Cerner, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the CITATION Insiders of Cerner Common Stock in exchange for shares of Common Stock, and of options to purchase Cerner Common Stock upon assumption and conversion by the Surviving Corporation of options to purchase Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

          (b) "Section 16 Information" shall mean information accurate in all respects regarding the CITATION Insiders, the number of shares of Common Stock, or other CITATION equity securities, deemed to be beneficially owned by each such CITATION Insider and expected to be exchanged for Cerner Common Stock in connection with the Merger.

          (c) "CITATION Insiders" shall mean those officers and directors of CITATION who are subject to the reporting requirements of
     Section 16(a) of the Exchange Act who are listed in the Section
     16 Information.

     Section 7.11.  Indemnification and Insurance.
                    -----------------------------

          (a) The Certificate of Incorporation and By-Laws of Merger Sub shall contain provisions with respect to indemnification and exculpation similar to those set forth in the Articles of Incorporation and By-Laws of CITATION, which provisions Cerner shall not and shall cause Merger Sub not to amend, repeal or otherwise modify for a period of five (5) years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of CITATION, unless such amendment, repeal or other modification is required by applicable law.

          (b) From and after the Effective Time, Cerner and Merger Sub agree that they will indemnify and hold harmless each present director and officer of CITATION (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that CITATION would have been permitted under Missouri Law and its Articles of Incorporation or By-Laws in effect on the date of this Agreement to indemnify such person (and Cerner and Merger Sub shall also advance expenses as incurred to the fullest extent permitted under applicable Missouri Law and the Articles of Incorporation and the By-Laws of CITATION, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (b) of this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Cerner thereof in writing, but the failure to so notify shall not relieve Cerner of any liability it may have to such Indemnified Party if such failure does not materially prejudice
     Cerner. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
     Time), (i) Cerner or Merger Sub shall have the right to assume the defense thereof, and Cerner shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified
     Parties in connection with the defense thereof, except that if Cerner or Merger Sub elects not to assume such defense, or if there are any issues which raise material conflicts of interest between Cerner or Merger Sub and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Cerner, and Cerner or Merger Sub shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties;
     provided, however, that Cerner shall be obligated pursuant to this paragraph (c) to pay for only one firm or counsel for all Indemnified Parties and, as applicable, for local counsel, and provided, however, the costs of more than one firm or counsel shall be paid if the Indemnified Parties cannot be represented by one firm or counsel because of a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Cerner shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

          (d) For a period of five (5) years after the Effective Time and to the extent available, Cerner or Merger Sub shall maintain in effect policies of directors' and officers' liability insurance covering those persons who are currently covered by CITATION's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under CITATION's current insurance policies; provided that Cerner and Merger Sub shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (e) If Cerner or Merger Sub or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Cerner or Merger Sub, as the case may be, shall assume all of the obligations set forth in this Section 7.11; provided, that the failure to make such provisions shall not affect the validity of any such consolidation, merger or transfer.

          (f) The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

          (g) Notwithstanding the foregoing, neither Cerner nor Merger Sub shall have any obligation to indemnify or exculpate any officer or director or CITATION from liability to Cerner, Merger Sub or Cerner's stockholders for any acts related to or arising out of the Merger, this Agreement or the transactions contemplated hereby if and to the extent such person's conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

                          ARTICLE VIII

                    CONDITIONS TO THE MERGER

     Section 8.1.   Conditions to the Obligations of Each Party.
                    -------------------------------------------  The
respective obligations of CITATION, Cerner and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)  Shareholder Approval.
               -------------------- The CITATION Shareholder Approval shall have been obtained;

          (b)  Securities Laws.
               --------------- (i) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn, (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect, and (iii) the Nasdaq National Market shall have approved the listing of the Cerner Common Stock portion of the Merger Consideration, subject to notice of issuance;

          (c)  Antitrust.
               --------- Any applicable waiting period under the HSR Act contemplated by Section 7.9 hereof shall have expired or been earlier terminated;

          (d)  Other Regulatory Approvals.
               -------------------------- Other than the filings provided for by Article II, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would have a CITATION Material Adverse Effect, a Cerner Material Adverse Effect or a Surviving Corporation
     Material Adverse Effect, shall have been filed, occurred or been obtained; and

          (e) No Injunctions or Restraints; Illegality. ---------------------------------------- No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting, enjoining or restraining consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Surviving Corporation Material Adverse Effect after giving effect to the Merger; provided, however, that the provisions of this Section 8.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 7.1 and 7.2 shall have been the cause of, or shall have resulted in, such order or injunction.

     Section 8.2.   Conditions to the Obligations of Cerner and Merger
                    --------------------------------------------------
Sub.
---

The obligations of Cerner and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Cerner and Merger Sub, on or prior to the Closing Date, of the following further conditions:

          (a)  Representations and Covenants.
               -----------------------------  (i) CITATION shall have
     performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger and the Certificate of Merger; (ii) the representations and warranties of CITATION in this Agreement that are qualified as to materiality, CITATION
     Material Adverse Effect or Surviving Corporation Material Adverse
     Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality, CITATION Material Adverse Effect or Surviving Corporation
     Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) Cerner shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of CITATION to the foregoing effect;

          (b)  Tax Opinion.
               ----------- Cerner shall have received an opinion of Stinson, Mag & Fizzell, P.C. in form and substance reasonably satisfactory to Cerner, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Articles of Merger and the Certificate of Merger, to the effect that the Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of Cerner, CITATION and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Cerner, CITATION and Merger Sub;

          (c)  Employment Agreements.
               --------------------- J. Robert Copper and Richard D. Neece shall have executed and delivered to Cerner employment agreements in a form mutually agreeable to such parties;

          (d)  Affiliate Agreements.
               -------------------- Cerner shall have received from each Person named in the letter referred to in Section 7.7 an executed copy of an Affiliate Agreement;

          (e)  Opinion of Counsel.
               ------------------ Cerner shall have received an opinion of Thompson Coburn LLP in substantially the form attached hereto as Exhibit H; and

          (f)  No Material Adverse Change.
               --------------------------  There shall have been no
     material adverse change in the financial condition, results of operations or cash flows or assets, liabilities, business or prospects of CITATION from March 31, 2000 through the Closing Date.

     Section 8.3.   Conditions to the Obligations of CITATION.
                    -----------------------------------------  The
obligations of CITATION to consummate the Merger are subject to the satisfaction, or waiver by CITATION, on or prior to the Closing Date, of the following further conditions:

          (a)  Representations and Covenants.
               -----------------------------  (i) Cerner shall have
     performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger and the Certificate of Merger; (ii) the representations and warranties of Cerner and Merger Sub in this Agreement that are qualified as to materiality, Cerner Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties which address matters only as of a specific date, in which case such representations and warranties qualified as to materiality, Cerner Material Adverse Effect or Surviving Corporation Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and
     (iii) CITATION shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Cerner and Merger Sub to the foregoing effect;

          (b)  Tax Opinion.
               ----------- CITATION shall have received an opinion of Thompson Coburn LLP in form and substance reasonably satisfactory to CITATION, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Articles of Merger and the Certificate of Merger, to the effect that the Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of Cerner, Merger Sub and CITATION will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Cerner, Merger Sub and CITATION;

          (c)  Employment Agreements.
               --------------------- Cerner shall have executed and delivered employment agreements to J. Robert Copper and Richard
     D. Neece, in a form mutually agreeable to such parties;

          (d)  Opinion of Counsel.
               ------------------ CITATION shall have received an opinion of Stinson, Mag & Fizzell and/or the General Counsel of Cerner, in substantially the form attached hereto as Exhibit I; and

          (e)  No Material Adverse Change.
               --------------------------  There shall have been no
     material adverse change in the financial condition, results of operations or cash flows or assets, liabilities, business or prospects of Cerner from the date of the Cerner Balance Sheet through the Closing Date.

                           ARTICLE IX

                           TERMINATION

     Section 9.1.   Termination.
                    ----------- This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 9.1(a)), notwithstanding approval thereof by the shareholders of CITATION:

          (a)  by mutual written agreement of Cerner and CITATION;

          (b)  by either CITATION or Cerner, if

               (i) the Merger shall not have been consummated by December 30, 2000 (the "Expiration Date") unless the holders of Common Stock do not approve this Agreement by the Expiration Date, in which case this Agreement is terminable under Section 9.1(b)(iii); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the Expiration
          Date;

               (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Cerner, CITATION or the Merger Sub from consummating the Merger is entered and such judgment, injunction,judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree; or

               (iii) the holders of Common Stock do not approve this Agreement on or before the Expiration Date.

          (c) by Cerner, (i) if there shall have occurred an Adverse Change in the CITATION Recommendation (or the Board of Directors of CITATION have resolved to take such action); (ii) if there shall have occurred a willful and material breach of Section 6.2 by CITATION or any of its officers, directors, employees, advisors or agents; (iii) if a breach of any representation, warranty, covenant or agreement on the part of CITATION set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the Expiration Date; (iv) CITATION shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of CITATION in favor of the adoption and approval of this Agreement and the approval of the Merger;
     (v) the Board of Directors of CITATION shall have approved, endorsed or recommended any Acquisition Proposal of CITATION;
     (vi) a tender or exchange offer relating to securities of CITATION shall have been commenced and CITATION shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that CITATION recommends rejection of such tender or exchange offer; or (vii) CITATION or CITATION's Board of Directors or any committee thereof shall have resolved to do or permit any of the foregoing;

          (d) by CITATION, if a breach of any representation, warranty, covenant or agreement on the part of Cerner set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.3(a) not to be satisfied, and such condition is incapable of being satisfied by the Expiration Date;

          (e)  by CITATION, pursuant to the provisions of Section 6.2(b);
     or

          (f) automatically if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond 90 days.

     Section 9.2.   Effect of Termination.
                    ---------------------  If this Agreement is
terminated pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Cerner or CITATION or their respective officers or directors except with respect to the provisions of Sections 9.2, 10.1, 10.4, 10.5, and 10.10 of this Agreement which provisions shall remain in full force and effect and survive any termination of this Agreement, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Cerner nor CITATION shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement.

	Section 9.3.   Termination Fees; Other Fees.
                     ----------------------------

          (a) CITATION agrees to pay to Cerner upon demand a termination fee of Six Hundred Thousand Dollars ($600,000) (the "Termination Fee") (i) if this Agreement is terminated pursuant to Section 9.1(b)(iii) and the closing sale price per share of Cerner Common Stock, as reported by Nasdaq, is greater than $24.00 on at least
     10 of the last 20 trading days immediately preceding the date for the CITATION Shareholder Meeting as set forth in the definitive Joint Proxy Statement/Prospectus, or (ii) pursuant to Section 6.2(b). In the event of a termination of this Agreement pursuant to Section 6.2(b) or 9.1(b)(iii) of this Agreement, the payments provided under this Section 9.3(a) shall be the sole and exclusive remedy available to Cerner.

          (b) Except as set forth in this Section 9.3, all Expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. All CITATION Expenses will be recorded prior to the Closing Date. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of shareholder approval.

                            ARTICLE X

                          MISCELLANEOUS
                          -------------

     Section 10.1.  Notices.
                    ------- All notices and other communications hereunder shall be in writing and shall be deemed duly given
(a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the first service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) the second Business Day if delivered by nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          if to the Surviving Corporation, to the address set forth below for Cerner and CITATION, including copies;

               if to Cerner and/or Merger Sub, to:

                    Cerner Corporation
                    2800 Rockcreek Parkway
                    Kansas City, Missouri 64117
                    Attention:  President
               with copies to:

                    Cerner Corporation
                    2800 Rockcreek Parkway
                    Kansas City, Missouri 64117
                    Attention:  General Counsel

                    Stinson, Mag & Fizzell, P.C.
                    1201 Walnut Street, Suite 2800
                    Kansas City, MO 64106
                    Attention:  Craig L. Evans

               if to CITATION to:

                    CITATION Computer Systems, Inc.
                    424 South Woods Mill Road
                    Suite 200
                    Chesterfield, Missouri 63017
                    Attention:  President

               with a copy to:

                    Thompson Coburn LLP
                    One Firstar Plaza
                    St. Louis, Missouri 63101
                    Attention:  Thomas A. Litz

     Section 10.2.  Amendments; No Waivers.
                    ----------------------

          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Cerner and CITATION or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the CITATION Shareholder Approval, no such amendment or waiver shall, without the further approval of such shareholders, be made that would require such approval under any applicable law, rule or regulation.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 10.3.  Assignment.
                    ---------- Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

	Section 10.4.  Governing Law.
                     ------------- This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts or choice of law.

	Section 10.5.  Counterparts; Effectiveness.
                     ---------------------------  This Agreement may
be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This
Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

	Section 10.6.  No Third Party Beneficiaries.
                     ----------------------------  This Agreement
shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

	Section 10.7.  Interpretation.
                     -------------- When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or
"including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

	Section 10.8.  Enforcement.
                     ----------- The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

	Section 10.9.  Entire Agreement.
                     ---------------- This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

	Section 10.10. Severability.
                     ------------ If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              CERNER CORPORATION


                              By:_/s/Marc G. Naughton________________
                                 Marc G. Naughton, Vice President and
					   Chief Financial Officer


                              CITATION COMPUTER SYSTEMS, INC.


                              By:_/s/J. Robert Copper_________________
                                 J. Robert Copper, Chairman and Chief
                                 Executive Officer


                              CERNER PERFORMANCE LOGISTICS, INC.


                              By:_/s/Marc G. Naughton__________________
                                 Name: Marc G. Naughton, Vice President and
                                 Chief Financial Officer

                                                          APPENDIX B

                [LETTERHEAD OF A.G. EDWARDS & SONS, INC.]




                              May 15, 2000




The Board of Directors
CITATION Computer Systems, Inc.
424 South Woods Mill Road
Suite 200
Chesterfield, MO  63017


Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (the "Shareholders") of the stock of CITATION Computer Systems, Inc. ("CCS" or the "Company") of the consideration to be received by the Shareholders from Cerner Corporation ("Cerner") pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of May 15, 2000 between the Company, Cerner and a wholly-owned subsidiary of Cerner ("Merger Sub"). Pursuant to the Agreement, 90% of the shares of CCS will be exchanged for shares of Cerner at an exchange rate of 5.9 CCS shares for one share of Cerner common stock. The remaining 10% of the CCS shares will be exchanged for $5.10 per share. After the exchange CCS shall be merged with and into Merger Sub (the "Merger"). As a result of the Merger, the separate corporate existence of CCS shall cease and Merger Sub shall continue as a wholly-owned subsidiary of Cerner. The sum of such transactions pursuant to the Agreement is referred to as the "Transaction".

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated under writings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. We are not aware of any present or contemplated relationship between A.G. Edwards, the Company, or the Company's directors and officers or its shareholders, or Cerner, its directors, officers and shareholders, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

CITATION Computer Systems, Inc.
May 15, 2000
Page 2

In connection with this opinion, we have, among other things:

  i. reviewed the draft Agreement dated May 10, 2000 and related documents;

  ii. reviewed certain historical financial statements and financial projections for the Company and Cerner;

  iii. discussed with the Company's management the nature of the negotiations of the terms of the Transaction;

  iv.   compared the relative value of the consideration  to
        be received   by   the   Company's  shareholders  to
        the historical public market value relationship between CCS and Cerner stock;

  v. held discussions with management of the Company and Cerner regarding the past and current business operations, financial condition and future prospects of the Company and Cerner, including information relating to the strategic, financial and operational benefits anticipated from the Transaction;

  vi. reviewed the industries in which the Company and Cerner operate;

  vii.  reviewed    the  Company's  and  Cerner's   relative
        contributions   to   the  historical  and  projected
        combined revenue, EBITDA, EBIT, net income and book value;

  viii. reviewed the pro forma financial impact to the Company's shareholders of the Transaction giving effect to certain cost saving synergies as estimated by the management of the Company and Cerner;

  ix. compared certain financial information for the Company and Cerner, including the valuation in the Transaction, with similar information and stock market information for certain other companies, the securities of which are publicly traded;

  x. compared certain financial information for CCS, including the valuation in the Transaction, with similar information for certain recent selected business combinations in the healthcare information technology ("IT") sector;

  xi.   compared the premium above current market value that
        the  consideration  represents  to  that   of  other
        premiums received in other, selected transactions which we deemed similar; and

  xii. completed such other studies an analyses that we considered appropriate.

CITATION Computer Systems, Inc.
May 15, 2000
Page 3

In preparing our opinion, A.G. Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or that was supplied or otherwise made available to us by the Company and Cerner. We have not been engaged to, and therefore we have not, verified the accuracy or completeness of any of such information. A.G. Edwards has been informed and assumed that the financial projections supplied to, discussed with or otherwise made available to us reflect the best currently available estimates and judgments of the managements of the Company and Cerner as to the expected future financial performance of the Company and Cerner, in each case on a stand-alone basis and after giving effect to the Transaction, including, without limitation, the projected cost savings and other operating synergies resulting from the Transaction as projected by the managements of the Company and Cerner. A.G. Edwards has not independently verified such information or assumptions, nor do we express any opinion with respect thereto. We have not made ay independent valuation or appraisal of the assets or liabilities of the Company or Cerner, nor have we been furnished with any such appraisals. A.G. Edwards has relied upon the assurances of the management of the Company and Cerner that they are not aware of any facts that would make such information inaccurate or misleading. A.G. Edwards is not capable of independently assessing the probability of success of new technology applications being pursued by the Company or Cerner.

In performing its analyses, A.G. Edwards made numerous assumptions with respect to the healthcare IT sector in which the Company and Cerner operate, general business and economic conditions and government regulations, which are beyond the control of the Company and Cerner. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to the Shareholders, of the consideration to be received pursuant to the Agreement and are being provided to the Board of Directors of the Company in connection with the delivery of this fairness opinion.

In rendering our opinion, A.G. Edwards has also assumed that the Transaction will be accounted for as a "purchase" business combination in accordance with Generally Accepted Accounting Principles and that the Transaction will be consummated on the terms contained in the Agreement, without any waiver of any material terms or conditions by the Company.

A.G. Edwards' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the Shareholders, of the consideration to be received by the Shareholders pursuant to the Agreement.

CITATION Computer Systems, Inc.
May 15, 2000
Page 4

It is understood that this letter is solely for the confidential use of the Board of Directors of the Company. This opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without the prior written consent except that this opinion may be included in its entirety and the procedures followed in rendering the opinion may be summarized (each summary to be reviewed and approved by A.G. Edwards) in any proxy materials to be distributed to the Company's shareholders regarding a Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Shareholders pursuant to the Agreement is fair, from a financial point of view.

                       Very truly yours,

                       A.G. EDWARDS & SONS, INC.




                       By:_/s/Douglas E. Reynolds__________
                       Douglas E. Reynolds
                       Managing Director-Investment Banking

                                                 APPENDIX C

                      SHAREHOLDER AGREEMENT
                      ---------------------

          SHAREHOLDER AGREEMENT (this "Agreement"), dated as of May 15, 2000 among Cerner Corporation, a Delaware corporation ("Cerner"), and the shareholders of CITATION Computer Systems, Inc., a Missouri corporation ("CITATION"), named on Schedule I hereto (individually, a "Shareholder" and collectively, the "Shareholders").

          WHEREAS, CITATION and Cerner Performance Logistics, Inc., a Delaware corporation and a wholly-owned subsidiary of Cerner ("Merger Sub"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) with Cerner which provides, among other things, that CITATION will merge with and into Merger Sub (the "Merger"); and

          WHEREAS, as of the date hereof, each Shareholder owns of record or beneficially the respective number of shares of Common Stock set opposite such Shareholder's name on Schedule I hereto; and

          WHEREAS, as an essential condition to the willingness of Cerner to enter into the Merger Agreement, Cerner has requested that each Shareholder agree, and in order to induce Cerner to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement with respect to (i) all the shares of Common Stock owned beneficially and of record by such Shareholder as of the date hereof or of which such Shareholder may hereafter acquire record or beneficial ownership (the "Shares") and (ii) any other securities owned of record or beneficially by such Shareholder as of the date hereof or of which such Shareholder may hereafter acquire ownership of record or beneficially which may be voted by or at the direction or on behalf of the Shareholder at any meeting of CITATION shareholders or with respect to which action taken without a meeting may be authorized by or at the direction or on behalf of such Shareholder by written consent (the "Other Securities").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                            ARTICLE I

                        VOTING AGREEMENT

          SECTION 1.1    Voting Agreement.
                         ----------------  Each Shareholder hereby
agrees that, with respect to the CITATION Shareholders Meeting and any other meeting of CITATION shareholders or any action to be taken by written consent, the Shareholder shall:

          (a) appear in person or by proxy (or use its reasonable best efforts to cause the holder of record on any applicable record date to appear in person or by proxy) for the purpose of obtaining a quorum at the CITATION Shareholders Meeting and at any adjournment or postponement thereof;

          (b) vote (or cause to be voted) the Shares and the Other Securities (or, as applicable, shall execute or cause to be executed written consents in respect of the Shares and the Other Securities) in favor of the approval and adoption of the Merger Agreement, the Merger and, any other transactions or matters contemplated by the Merger Agreement, and any actions required in furtherance thereof and hereof; and

          (c) not encourage any holder of securities of CITATION to vote against the approval and adoption of the Merger Agreement, the Merger or any other transactions or matters contemplated by the Merger Agreement, and not take any action, or permit any action to be taken, that would reasonably be expected to impede, interfere, or be inconsistent with, delay, postpone, discourage, disparage or otherwise adversely affect, the Merger Agreement, the Merger, this Agreement and any other transactions or matters contemplated by the Merger Agreement, or a Shareholder's obligations hereunder, including, but not limited to, the obligations of each Shareholder to vote for the approval and adoption of the Merger Agreement, the Merger and any other transactions or matters contemplated by the Merger Agreement, and to use its reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement, provided that nothing in this Section 1.1 shall limit any individual Shareholder who is a director of CITATION from exercising or performing any of such Shareholder's rights or duties solely in such Shareholder's capacity as a director of CITATION.

          SECTION 1.2    Irrevocable Proxy.
                         -----------------  In order to ensure that the
voting agreement set forth in Section 1.1 and the other obligations of each Shareholder hereunder will be carried out, each Shareholder hereby grants an irrevocable proxy, coupled with an interest, in the form attached hereto as Exhibit A (the
"Irrevocable Proxy"). Such Shareholder hereby revokes all other proxies and powers of attorney with respect to the Shares and the Other Securities that such Shareholder may have heretofore appointed or granted that would prevent such Shareholder from performing its obligations hereunder, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by such Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Shareholder and any obligation of such Shareholder under this Agreement shall be binding upon the transferees, heirs, personal representatives, successors and assigns of such Shareholder.

          SECTION 1.3    Evaluation of Investment.
                         ------------------------  Each Shareholder,
by reason of such Shareholder's knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the investment in the Cerner Common Stock following the Merger, contemplated by the Merger Agreement.

          SECTION 1.4    Documents Delivered.
                         -------------------  Each Shareholder
acknowledges receipt of copies of the following documents:

          (a) the Merger Agreement and all schedules and exhibits thereto;

          (b) Cerner's Annual report on Form 10-K for the fiscal year ended January 1, 2000;

          (c)  Cerner's Proxy Statement dated April 17, 2000;

          (d)  each report filed with the Securities and Exchange
     Commission by Cerner on Forms 8-K and 10-Q since January 1,
     2000; and

          (e) any other information requested by any Shareholder concerning an evaluation of an investment in Cerner Common Stock.

Each Shareholder also acknowledges that it possesses the information relating to Cerner which such Shareholder deems relevant to its investment in the Cerner Common Stock should the Merger be consummated.

                           ARTICLE II

                       OPTION TO PURCHASE

          SECTION 2.1    Grant of Option.
                         ---------------  Each Shareholder hereby grants
to Cerner the right and option (the "Option") to purchase from such Shareholder, at the times and on the terms and conditions hereinafter set forth, all or part of the shares of Common Stock set opposite such Shareholder's name on Schedule I hereto at the purchase price determined as follows: (a) with respect to 90% of such shares for which Cerner is exercising this Option, the Merger Consideration set forth in Section 2.1(e)(i)(A) of the Merger Agreement, and (b) with respect to 10% of such shares for which Cerner is exercising this Option, the Merger Consideration set forth in Section 2.1(e)(i)(B) of the Merger Agreement.

          SECTION 2.2    Exercise of Option.
                         ------------------  The Option granted
hereunder shall be exercisable in whole or in part from time to time by delivery of the following by Cerner to the a Shareholder of:

          (a) Written notice of exercise signed by Cerner which specifies the number of shares to be purchased; and

          (b) Full payment for the shares, determined in accordance with Section 2.1, with respect to which such Option or portion thereof is thereby exercised.

          SECTION 2.3    Deliver of Shares.
                         -----------------  Exercises of this Option
shall be honored by the Shareholder delivering to Cerner, upon receipt of the foregoing written notice and consideration, stock certificates evidencing such shares, together with stock powers executed by the Shareholder in blank.

                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

          SECTION 3.1    Representations and Warranties of Each
                         --------------------------------------
Shareholder.
----------- Except as set forth on the disclosure letter attached hereto, each Shareholder represents and warrants to Cerner as follows:

          (a) Each Shareholder (if it is a corporation, general or limited partnership, limited liability company or other legal entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Shareholder has the requisite power and authority (and if a natural person, the legal capacity) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming that this Agreement constitutes a valid and binding agreement of Cerner, is a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting the rights and remedies of creditors generally, and to general principles of equity
     (regardless of whether such enforceability is considered in a proceeding in equity or a law) and to general principles governing the duties of fiduciaries.

           (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrances (as defined below) on any of the assets of such Shareholder pursuant to any contract or other instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets are bound, except for any thereof that would not reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby.

          (c) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement by such Shareholder will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order (collectively, "Laws") of any Governmental Entity, except
     (i) pursuant to the Exchange Act, the Securities Act and the HSR Act; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby.

          (d) There is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder at law or in equity before or by any Governmental Entity that would reasonably be expected to materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby.

          (e) Such Shareholder owns beneficially and of record the shares of Common Stock set forth opposite such Shareholder's name on
     Schedule I hereto (the "Existing Shares"). Except as set forth on Schedule I, the Existing Shares constitute all the shares of Common Stock owned of record or beneficially by such Shareholder. Except as set forth on Schedule I, such Shareholder has sole voting power, sole power of disposition and all other Shareholder rights with respect to all the Existing Shares, with no restrictions, other than pursuant to applicable securities laws, on such Shareholder's rights of disposition pertaining thereto.
     Such Shareholder owns options or warrants to purchase or other securities convertible or exchangeable into or exercisable for the number of shares of such Common Stock set forth opposite such Shareholder's name on Schedule I hereto (collectively, the "Derivative Securities"). None of the Existing Shares or
     Derivative Securities is subject to (i) any right of first refusal or first offer, (ii) right to purchase, acquire or vote, or (iii) proxy or power of attorney, except in the case of clause
     (ii) or (iii) any rights created by this Agreement.  Such
     Shareholder has good and valid title to all the Existing Shares, free and clear of all Encumbrances (other than any Encumbrance created by this Agreement).

          (f) Such Shareholder (i) is not a party to any agreement, arrangement or understanding with respect to voting, holding or disposing of any Shares, Other Securities, shares of Common Stock or the shares of Cerner Common Stock, either as of the date hereof or at any time in the future, and (ii) is not a member of a "group" within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder, with respect to Shares, Other Securities, shares of Cerner Common Stock, except for this Agreement.

                           ARTICLE IV

                  COVENANTS OF THE SHAREHOLDER

          SECTION 4.1    No Solicitation.
                         ---------------  Each Shareholder and its
Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations to which the Shareholder or its officers, directors, employees, agents, accountants, counsel, advisors or consultants (collectively, "Representatives") are a part relating to an Acquisition Proposal for CITATION with any parties conducted heretofore. From the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement pursuant to Article IX thereof, each Shareholder shall not, whether directly or indirectly through Representatives or other intermediaries, and will instruct such Shareholder's Representatives not to, whether directly or indirectly through Representatives or other intermediaries, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal regarding a potential Acquisition Proposal for CITATION or any transaction referred to in Section 6.2, or enter into or maintain discussions or negotiate with any person regarding, in furtherance of or relating to such inquiries or the making of a proposal regarding or consummation of an Acquisition Proposal for CITATION, or agree to or endorse any Acquisition Proposal for CITATION, or disclose any non-public information relating to CITATION to any person that has made or may reasonably be expected to make a proposal regarding an Acquisition Proposal for CITATION or that has advised CITATION that it is or may be interested in making a proposal regarding an Acquisition Proposal for

CITATION, or authorize or permit any of such Shareholder's Representatives to take any such action, and each Shareholder shall use such Shareholder's reasonable best efforts to cause such Shareholder's Representatives not to take any such action, and each Shareholder shall promptly notify Cerner if any such inquiries or proposals are made regarding a potential Acquisition Proposal for CITATION, and each Shareholder shall promptly inform Cerner as to the terms and details of any such inquiry or proposal (including the identity of the true party in interest making such inquiry or proposal) and, if in writing, promptly deliver or cause to be delivered to Cerner a copy of such inquiry or proposal, and each Shareholder shall keep Cerner informed, on a current basis, of the status, terms and details of any such inquiries or such proposals. Anything in this Section 4.1 to the contrary notwithstanding, nothing in this Section 4.1 shall limit any individual Shareholder who is also a director of the CITATION, from exercising or performing any of such Shareholder's rights or duties solely in such Shareholder's capacity as a director of the CITATION.

     Further Assurances.
     ------------------ Each Shareholder agrees to use such Shareholder's reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the Merger or the transactions contemplated by the Merger Agreement. If any further action is necessary or desirable to carry out the purposes of this Agreement, such Shareholder shall use such Shareholder's reasonable best efforts to take all such action as promptly as practicable.

                               ARTICLE V

                               SURVIVAL

          SECTION 5.1    Survival.
                         --------  All provisions of this Agreement shall
survive any termination of the Merger Agreement and shall remain in full force and effect, except as otherwise provided in Sections 5.2 and 5.3.

          SECTION 5.2    Termination.
                         -----------  Articles I, II, III and IV shall
terminate upon any termination of the Merger Agreement in accordance with Article IX thereof.

          SECTION 5.3    Effect of Termination.
                         ---------------------  In the event that any part
of this Agreement shall terminate pursuant to this Article V, such part of this Agreement shall thereafter be void and the parties hereto shall have no further rights or obligations with respect thereto, except as a result of any prior breach thereof.

                           ARTICLE VI

                           DEFINITIONS

          SECTION 6.1    Definitions.
                         -----------  For purposes of this Agreement:

          (a) "Beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Securities beneficially owned by one Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b) thereunder.

          (b) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (c) "Encumbrance" means any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, community property right, other marital right, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, shareholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent, and seek appraisal, receipt of income or other exercise of any attribute of ownership, except for those which do not or could not reasonably be expected to, individually or in the aggregate, materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder or to consummate the transactions contemplated hereby.

                           ARTICLE VII

                          MISCELLANEOUS

          SECTION 7.1    Severability.
                         ------------  If any term or other provision of
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          SECTION 7.2    Entire Agreement.
                         ----------------  This Agreement constitutes the
entire agreement between Cerner and each Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Cerner and such Shareholder with respect to the subject matter hereof.

          SECTION 7.3    Counterparts.
                         ------------  This Agreement may be executed and
delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

          SECTION 7.4    Assignment.
                         ----------  Neither this Agreement nor any rights
or interests hereunder shall be assigned by any Shareholder
(whether by operation of law or otherwise) without the prior written consent of Cerner, except that any Shareholder may transfer the Shares or Other Securities subject to the Voting Agreement set forth in Section 1.1 hereof and the Irrevocable Proxy attached hereto as Exhibit A. Cerner may assign, in its sole discretion, its rights hereunder to any direct or indirect wholly owned subsidiary or affiliate of Cerner, but no such assignment shall relieve Cerner of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 7.5    Amendments.
                         ----------  This Agreement may not be amended,
supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          SECTION 7.6    Notices.
                         -------  All notices, requests, claims, demands
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, mail (registered or certified mail, postage prepaid, return receipt requested), or courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

               If to Cerner and/or Merger Sub, to:

                    Cerner Corporation
                    2800 Rockcreek Parkway
                    Kansas City, Missouri 64117
                    Attention:  President

               with copies to:

                    Cerner Corporation
                    2800 Rockcreek Parkway
                    Kansas City, Missouri 64117
                    Attention:  General Counsel

                    Stinson, Mag & Fizzell, P.C.
                    1201 Walnut Street, Suite 2800
                    Kansas City, MO 64106
                    Attention:  Craig L. Evans

               If to Shareholder, in accordance with the information set forth on Schedule I hereto.

               with copies to:

                    CITATION, Inc.
                    424 South Woods Mill Road
                    Suite 200
                    Chesterfield, Missouri 63017
                    Attention:  President

                    Thompson Coburn LLP
                    One Firstar Plaza
                    St. Louis, Missouri 63101
                    Attention:  Thomas A. Litz

or to such other address as the person to whom notice is given may have previously furnished the others in writing in the manner set forth above.

          SECTION 7.7    No Third Party Beneficiaries.
                         ----------------------------  This Agreement is
not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

          SECTION 7.8    Specific Performance.
                         --------------------  Each of the parties hereto
acknowledges that a breach by it of any agreement contained in this Agreement may cause the other party to sustain damage for which it may not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party may be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          SECTION 7.9    Remedies Cumulative.
                         -------------------  All rights, powers and
remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          SECTION 7.10   No Waiver.
                         ---------  The failure of any party hereto to
exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          SECTION 7.11   Governing Law.
                         -------------  This Agreement shall be governed
by, and construed in accordance with, the laws of the State of Missouri, without giving effect to the principles of conflicts of law thereof.

          SECTION 7.12   Waiver of Jury Trial.
                         --------------------  EACH OF CERNER AND EACH
SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY

IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR SUCH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

           SECTION 7.13   Descriptive Headings.
                          --------------------  The descriptive headings
used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    CERNER CORPORATION


                                    By:_/s/Zane Burke_____________
                                       Name:  Zane Burke
                                       Title:  Vice President


                                       _/s/Richard D. Neece_______
                                       Shareholder


                                       _/s/J. Robert Copper_______
                                       Shareholder


                                       _/s/Larry Marcus___________
                                       Shareholder


                                       _/s/David T. Pieroni_______
                                       Shareholder


                                       CFB VENTURE FUND I, INC.
                                       ---------------------------
                                       Shareholder
                                       By:_/s/James F. O'Donnell__
                                       Chairman and CEO

                                       _/s/Fred L. Brown__________
                                       Shareholder

               SCHEDULE 1 - SHAREHOLDER AGREEMENT

                                      Other
  Name of                           Securities
Shareholder          Shares Owned     Owned       Address for Notices
-----------          ------------     -----       -------------------

J. Robert Copper     310,511          205,000     7500 Oxford Drive
                                                  Clayton, MO  63105-2808

Richard D. Neece     107,000          135,000     9966 Old Chatham Road
                                                  St. Louis, MO  63124

James F. O'Donnell   643,229           12,000     12312 Borcherding Lane
                                                  Des Peres, MO 63131

David T. Pieroni      23,968           22,000     25 Briarcliff
                                                  Ladue, MO  63124-1761

Fred L. Brown         36,164           22,000     14319 Manderleigh Woods Drive
                                                  Town & Country, MO  63017

Larry D. Marcus       12,418           15,000     248 Gay Avenue
                                                  Clayton, MO  63105


_______________________________
1 Mr. O'Donnell beneficially owns 636,229 shares of Company
  Common Stock through CFB Venture Fund I, Inc. ("CFB"), a subsidiary of Commerce Bancshares, Inc. ("CBI"). Mr. O'Donnell is the Chairman of CFB. Mr. O'Donnell may be deemed to share voting and investment power over those shares with CBI.

                                                       APPENDIX D



Section 351.455, RSMo

Shareholder who objects to merger may demand value of shares, when.--

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

(L. 1943 p. 410  71)

                               PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     (a) Section 145 of the Delaware General Corporation Law (the "DGCL") (i) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of other enterprises, as well as certain other persons, against expenses, judgments, fines and settlement amounts incurred by such directors, officers or other persons in defense of any action, suit or proceeding to which they are made parties by reason of being or having been a director, officer, employee or agent of the
corporation,  or  of  another  enterprise  at  the  request  of   the
corporation, subject to specified conditions and exclusions, (ii) gives such directors, officers or other persons who are successful in the defense of any action, suit or proceeding the right to be indemnified,  and (iii) authorizes the corporation  to  purchase  and
maintain   directors'   and  officers'  liability   insurance.    The
indemnification authorized by Section 145 of the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.

     (b) Article Tenth of the Registrant's Restated certificate of incorporation authorizes the Registrant to agree to indemnify any of its directors, officers, employees or agents, and any person who serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the state of Delaware; provided that the Registrant is not permitted to indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

     (c) In accordance with Section 102(b)(7) of the DGCL, Article Tenth of the Registrant's Restated certificate of incorporation contains a provision eliminating a director's personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted or authorized by the laws of the state of Delaware.
Section 102(b)(7) of the DGCL prohibits the elimination or limitation of a director's liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (relating to unlawful dividend payments or stock redemptions or repurchases), or (4) for any transaction from which the director derived an improper personal benefit.

     (d)    Section  28  of  the  Registrant's  bylaws  requires  the
Registrant to indemnify any person (1) against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any amounts paid in settlement and expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request; provided that (a) such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person's conduct was unlawful, and (b) the Registrant is not required to indemnify or advance expenses to such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized by the Registrant's Board of Directors. Said Section 28 further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to such indemnity. If any person serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, said Section 28 requires that the Registrant indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Prior to indemnifying a person pursuant to Section 28 of the Registrant's bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court and except as otherwise provided by the immediately preceding sentence. Such determination must be made by
(y) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (or by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable), or (z) the stockholders. If the determination is adverse to the person seeking to be indemnified, such person may cause the determination to be made by a court having jurisdiction over the Registrant. The indemnification provided by Section 28 of the Registrant's bylaws is
not   exclusive   of  any  other  rights
to which those seeking indemnification may be entitled under any statute, the Registrant's Restated certificate of incorporation, the Registrant's bylaws, any agreement, vote of stockholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

     (e) The Registrant has entered into indemnification agreements with the Registrant's directors, Clifford W. Illig, Neal L. Patterson, Michael E. Herman, Jeff Goldsmith, Gerald E. Bisbee, Jr., and John C. Danforth, which, among other things, (a) confirm the present indemnity permitted under the DGCL, (b) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys'
fees), judgments, fines, and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their services as a director of the Registrant or as a director of any subsidiary of the Registrant or as a director, officer, employee or agent of any other company or enterprise when they are serving in such capacities at the request of the Registrant, and (c) provide procedures for notification and defense of a claim. However, no indemnity will be provided to any director on account of conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnification agreements also provide that the Registrant will advance the expenses of defending an action, lawsuit or other proceeding to the indemnified director before the matter is disposed of if the indemnitee agrees to repay any such advances to the Registrant if it is later determined that he or she was not entitled to indemnification.

     (f) Section 28 of the Registrant's bylaws permits the Registrant to insure any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant's request, whether or not the Registrant would have the power to indemnify such person under the provisions described above. The Registrant has obtained directors' and officers' liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

Item 21(a). Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

Exhibit
Number
------
2.1 Agreement and Plan of Merger dated as of May 15, 2000, among the Registrant, Cerner Performance Logistics, Inc. and CITATION Computer Services, Inc. (Included as Appendix A to the Proxy Statement/Prospectus which is part of this Registration Statement).
3.1 Restated certificate of incorporation, as amended through June 29, 1996 (filed as Exhibit 3(i) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996, and incorporated herein by reference).
3.2          Bylaws of Registrant, as amended.
4.1 Amended and Restated Rights Agreement, dated as of March 12, 1999, between Cerner Corporation and UMB Bank, N.A., as Rights Agents, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Preferred Stock of Cerner Corporation, as Exhibit A, and the Form of Rights Certificate, as Exhibit B (filed as an exhibit to Registrant's current report on Form 8-A/A dated March 31, 1999 and incorporated herein by reference).
4.2 Specimen stock certificate (filed as Exhibit 4(a) to Registrant's Registration Statement on Form S-8 (File No. 33-15156) and incorporated herein by reference).
5.1          Opinion of Stinson, Mag & Fizzell, P.C.
8.1 Opinion of Stinson, Mag & Fizzell, P.C. regarding tax matters.
9.1 Shareholders Agreement, dated as of May 15, 2000 (included on Appendix C to the Proxy Statement/ Prospectus which is part of this Registration Statement).
10.1         Employment Agreement between the Registrant and
             Mr. J. Robert Copper, dated May 9, 2000.
10.2         Employment Agreement between the Registrant and
             Mr. Richard D. Neece, dated May 9, 2000.

23.1         Consent of KPMG LLP.
23.2         Consent of PricewaterhouseCoopers LLP.
23.3 Consent of Stinson, Mag & Fizzell, P.C. (included in Exhibits 5.1 and 8.1).
23.4         Consent of A.G. Edwards & Sons, Inc.
24.1 Powers of Attorney (included in signature page to registration statement).
99.1 Opinion of A.G. Edwards & Sons, Inc. (included as Appendix B to the Proxy Statement/Prospectus which is part of this Registration Statement).
99.2         Form of Proxy of CITATION Computer Systems, Inc.


Item 21(b). Financial Statement Schedules

      Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22. Undertakings

     The undersigned registrant hereby undertakes:

           (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
     Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           (3)  That, every prospectus (i) that is filed pursuant  to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

           (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri on June 19, 2000.

                                   CERNER CORPORATION
                                    (Registrant)
                                   By  /s/ Marc G. Naughton
                                     --------------------------------
                                       Marc G. Naughton
                                       Vice President and
                                       Chief Financial Officer

      Know all men by these presents, that we, the undersigned directors of Cerner Corporation hereby severally constitute Neal L. Patterson and Marc G. Naughton, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as directors to enable Cerner Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

        Signature                 Title                   Date
        ---------                 -----                   ----


/s/ Neal L. Patterson       Chairman of the Board,      June 19, 2000
-------------------------   Chief Executive Officer
Neal L. Patterson           (Principal Executive Officer)

/s Clifford W. Illig        Vice Chairman and           June 19, 2000
-------------------------   Director
Clifford W. Illig

/s/ Marc G. Naughton        Vice President and Chief    June 19, 2000
-------------------------   Financial Officer
Marc G. Naughton            (Principal Financial and
                            Accounting Officer)

/s/ Gerald E. Bisbee, Jr.   Director                    June 19, 2000
-------------------------
Gerald E. Bisbee, Jr.

/s/ Michael E. Herman       Director                    June 19, 2000
-------------------------
Michael E. Herman

/s/ Jeff Goldsmith          Director                    June 19, 2000
-------------------------
Jeff Goldsmith

/s/ John C. Danforth        Director                    June 19, 2000
-------------------------
John C. Danforth